KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Independent Auditors’ Report

The Board of Directors

Nationwide Life and Annuity Insurance Company:

We have audited the accompanying financial statements of Nationwide Life and Annuity Insurance Company (the Company), which comprise the statutory statements of admitted assets, liabilities, capital and surplus as of December 31, 2017 and 2016, and the related statutory statements of operations, changes in capital and surplus, and cash flow for each of the years in the three-year period ended December 31, 2017, and the related notes to the statutory financial statements (“financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with statutory accounting practices prescribed or permitted by the Ohio Department of Insurance (the Department). Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 2 to the financial statements, the financial statements are prepared by the Company using statutory accounting practices prescribed or permitted by the Department, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, the financial statements are not intended to be presented in accordance with U.S. generally accepted accounting principles.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

The effects on the financial statements of the variances between the statutory accounting practices described in Note 2 and U.S. generally accepted accounting principles, although not reasonably determinable, are presumed to be material.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the variances between statutory accounting practices and U.S. generally accepted accounting principles discussed in the Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles paragraph, the financial statements referred to above do not present fairly, in accordance with U.S. generally accepted accounting principles, the financial position of the Company as of December 31, 2017 and 2016, or the results of its operations or its cash flows for each of the years in the three year period ended December 31, 2017.

Opinion on Statutory Basis of Accounting

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flow for each of the years in the three year period ended December 31, 2017, in accordance with statutory accounting practices prescribed or permitted by the Department described in Note 2.

Other Matter

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information included in Schedule I Consolidated Summary of Investments – Other Than Investments in Related Parties, Schedule IV Reinsurance and Schedule V Valuation and Qualifying Accounts, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by Regulation S-X to comply with the filing instructions for the Securities and Exchange Commission’s Form N-6. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ KPMG LLP

Columbus, Ohio

April 9, 2018

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus

	December 31,
(in thousands, except share amounts)	2017	2016
Admitted assets
Invested assets
Bonds	$13,184,534	$9,503,446
Stocks	6,757	—
Mortgage loans, net of allowance	3,402,070	2,331,498
Policy loans	84,568	63,898
Derivative assets	803,455	324,722
Cash, cash equivalents and short-term investments	943,406	406,510
Securities lending collateral assets	92,694	29,005
Other invested assets	210,808	162,167

Total invested assets	$18,728,292	$12,821,246
Accrued investment income	146,148	113,459
Current federal income tax recoverable	—	20,304
Other assets	81,012	74,498
Separate account assets	1,652,825	1,436,693

Total admitted assets	$20,608,277	$14,466,200

Liabilities, capital and surplus
Liabilities
Future policy benefits and claims	$15,678,680	$10,831,449
Policyholders dividend accumulation	139	122
Asset valuation reserve	102,882	75,679
Other policyholder funds	1,517	1,561
Funds held under coinsurance	951,259	878,025
Current federal income taxes payable	47,627	—
Securities Lending Payable	92,603	28,995
Other liabilities	872,243	374,051
Accrued transfers from separate accounts	(131,068)	(128,623)
Separate account liabilities	1,652,825	1,436,693

Total liabilities	$19,268,707	$13,497,952

Capital and surplus
Capital shares ($40 par value; authorized, issued and outstanding - 66,000 shares)	$2,640	$2,640
Additional paid-in capital	2,065,625	1,665,625
Unassigned deficit	(728,695)	(700,017)

Total capital and surplus	$1,339,570	$968,248

Total liabilities, capital and surplus	$20,608,277	$14,466,200

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Statutory Statements of Operations

	Year ended December 31,
(in thousands)	2017	2016	2015
Revenues
Premiums and annuity considerations	$5,656,427	$3,565,161	$3,315,961
Net investment income	582,676	439,481	309,606
Amortization of interest maintenance reserve	(3,204)	(1,221)	460
Commissions and expense allowances on reinsurance ceded	45,421	44,313	41,235
Reserve adjustment on reinsurance ceded	(545,998)	(232,194)	(249,644)
Other revenues	159,002	146,046	130,017

Total revenues	$5,894,324	$3,961,586	$3,547,635

Benefits and expenses
Benefits to policyholders and beneficiaries	$404,663	$290,402	$213,327
Increase in reserves for future policy benefits and claims	4,843,748	3,046,064	2,722,243
Net transfers to separate accounts	71,602	74,685	44,442
Commissions	627,187	494,703	466,238
Dividends to policyholders	759	735	896
Other expenses	331,334	294,020	272,206

Total benefits and expenses	$6,279,293	$4,200,609	$3,719,352

Loss before federal income tax (expense) benefit and net realized capital gains on investments	$(384,969)	$(239,023)	$(171,717)
Federal income tax (expense) benefit	(37,877)	8,584	77,250

Loss before net realized capital gains on investments	$(422,846)	$(230,439)	$(94,467)
Net realized capital gains (losses) on investments, net of federal income tax (expense) benefit of $(3,160), $4,176 and $(1,250) in 2017, 2016 and 2015, respectively, and excluding $(3,363), $(10,457) and $(3,722) and of net realized capital losses transferred to the interest maintenance reserve in 2017, 2016 and 2015, respectively	146,583	3,796	(4,985)

Net loss	$(276,263)	$(226,643)	$(99,452)

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Statutory Statements of Changes in Capital and Surplus

(in thousands)	Capital shares	Additional paid-in capital	Unassigned deficit	Capital and surplus
Balance as of December 31, 2014	$2,640	$1,055,625	$(367,642)	$690,623
Capital contribution from Nationwide Life Insurance Company	—	220,000	—	220,000
Net loss	—	—	(99,452)	(99,452)
Change in asset valuation reserve	—	—	(14,492)	(14,492)
Change in deferred income taxes	—	—	(4,842)	(4,842)
Change in nonadmitted assets	—	—	(23,273)	(23,273)
Change in net unrealized capital gains and losses, net tax benefit of $18,312	—	—	(29,310)	(29,310)
Cumulative effect of change in accounting principle	—	—	8,742	8,742
Aggregate write-ins for losses in surplus	—	—	(12,949)	(12,949)

Balance as of December 31, 2015	$2,640	$1,275,625	$(543,218)	$735,047
Capital contribution from Nationwide Life Insurance Company	—	390,000	—	390,000
Net loss	—	—	(226,643)	(226,643)
Change in asset valuation reserve	—	—	(17,068)	(17,068)
Change in deferred income taxes	—	—	(33,748)	(33,748)
Change in nonadmitted assets	—	—	61,478	61,478
Change in liability for reinsurance in unauthorized companies	—	—	(241)	(241)
Change in net unrealized capital gains and losses, net tax expense of $50,645	—	—	94,056	94,056
Correction of errors (Note 2)	—	—	(21,080)	(21,080)
Aggregate write-ins for losses in surplus	—	—	(13,553)	(13,553)

Balance as of December 31, 2016	$2,640	$1,665,625	$(700,017)	$968,248
Capital contribution from Nationwide Life Insurance Company	—	400,000	—	400,000
Net loss	—	—	(276,263)	(276,263)
Change in asset valuation reserve	—	—	(27,203)	(27,203)
Change in deferred income taxes	—	—	50,290	50,290
Change in nonadmitted assets	—	—	(19,635)	(19,635)
Change in liability for reinsurance in unauthorized companies	—	—	241	241
Change in net unrealized capital gains and losses, net tax expense of $50,290	—	—	260,316	260,316
Aggregate write-ins for losses in surplus	—	—	(16,424)	(16,424)

Balance as of December 31, 2017	$2,640	$2,065,625	$(728,695)	$1,339,570

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Statutory Statements of Cash Flow

	Year ended December 31,
(in thousands)	2017	2016	2015
Cash flows from operating activities
Premiums collected, net of reinsurance	$5,653,679	$3,564,764	$3,303,018
Net investment income	564,948	422,416	292,519
Other revenue	204,453	190,350	171,237
Policy benefits and claims paid	(951,220)	(502,145)	(453,979)
Commissions, operating expenses and taxes, other than federal income tax paid	(957,090)	(790,198)	(733,917)
Net transfers to separate accounts	(74,047)	(81,818)	(62,371)
Policyholders’ dividends paid	(780)	(765)	(843)
Federal income taxes recovered	26,894	79,461	67,431

Net cash provided by operating activities	$4,466,837	$2,882,065	$2,583,095

Cash flows from investing activities
Proceeds from investments sold, matured or repaid
Bonds	$721,099	$454,964	$507,100
Mortgage loans	62,987	88,864	105,704
Other invested assets	480,385	308,290	42,865

Investment proceeds	$1,264,471	$852,118	$655,669

Cost of investments acquired
Bonds	$(4,391,688)	$(2,792,417)	$(2,449,081)
Stocks	(3,213)	—	—
Mortgage loans	(1,137,055)	(1,018,785)	(815,978)
Derivative assets	(54,563)	(78,034)	(47,193)
Other invested assets	(128,374)	(74,213)	(69,569)

Investments acquired	$(5,714,893)	$(3,963,449)	$(3,381,821)

Net increase in policy loans	(20,675)	(11,930)	(9,272)

Net cash used in investing activities	$(4,471,097)	$(3,123,261)	$(2,735,424)

Cash flows from financing activities and miscellaneous sources
Capital contribution from Nationwide Life Insurance Company	$400,000	$390,000	$220,000
Net change in deposits on deposit-type contract funds and other insurance liabilities	(372)	7	(241)
Other cash provided	141,528	14,052	51,795

Net cash provided by financing activities and miscellaneous sources	$541,156	$404,059	$271,554

Net increase in cash, cash equivalents and short-term investments	$536,896	$162,863	$119,225
Cash, cash equivalents and short-term investments at beginning of year	406,510	243,647	124,422

Cash, cash equivalents and short-term investments at end of year	$943,406	$406,510	$243,647

Supplemental disclosure of non cash activity
Exchange of bond investment to bond investment	$107,137	$84,946	$159,418
Tax credit commitment liabilities	958	1,280	—
Capitalized interest on mortgage loans	1,332	729	14
Capitalized interest on bonds	—	17	92
Exchange of bond investment to equity investment	4,267	—	—

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

(1)	Nature of Operations

Nationwide Life and Annuity Insurance Company (“NLAIC” or “the Company”) is an Ohio domiciled stock life insurance company and a member of the Nationwide group of companies, which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLAIC’s common stock are owned by Nationwide Life Insurance Company (“NLIC”), an Ohio domiciled stock life insurance company. All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation (“Nationwide Corp.”), a majority-owned subsidiary of NMIC.

The Company is licensed in 49 states and the District of Columbia. The Company offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance and individual annuity contracts on a non-participating basis. The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Financial Network producers, which includes the agency distribution force of the Company’s ultimate majority parent company, NMIC.

The Company’s wholly owned subsidiary, Olentangy Reinsurance, LLC (“Olentangy”), is a Vermont domiciled special purpose financial insurance company established for the purpose of assuming certain universal life and term life insurance policies from NLAIC.

The Company is subject to regulation by the insurance departments of states in which it is domiciled and/or transacts business and undergoes periodic examinations by those departments.

As of December 31, 2017 and 2016, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region in which the Company is overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

(2)	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the statutory financial statements requires the Company to make estimates and assumptions that affect the amounts reported in the statutory financial statements and accompanying notes. Significant estimates include legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

Reconciliation to Annual Statement

In the 2017 Annual Statement, the Company reported $33,484 of intercompany bond acquisitions as a non-cash transaction in the current year statement of cash flow as intercompany transfer of securities in. For the audited statutory statement of cash flow, these acquisitions have been reclassified and appropriately presented to cost of investments acquired - bonds within net cash used in investing activities and other cash provided within net cash provided by financing activities and miscellaneous sources.

In the 2017 Annual Statement, the Company presented certain cash flow activity relating to its net derivative gains in proceeds from other invested assets in investing activities in the current year statement of cash flow. For the audited statutory annual financial statements, these cash flows have been reclassified and presented as cost of derivative assets acquired in investing activities. The amount of the reclassification between investing activities lines was $424,921, which had no impact to net cash used in investing activities in the statutory statements of cash flow.

Accounting Changes and Corrections of Errors

During 2016, the Company identified and corrected an error in its cash surrender value calculation for certain indexed universal life and variable universal life insurance policies that include a specific benefit rider option that reduces surrender charges for the first four policy years in exchange for an extended commission chargeback schedule. The Company reported the inception-to-date change through December 31, 2015, an increase in future policy benefits and claims of $16,300 with a related deferred tax benefit of $5,705, as an adjustment to unassigned deficit as it was deemed a correction of an error.

During 2016, the Company identified and changed an intercompany commission expense allocation with its parent company impacting several life insurance and annuity products. The Company reported the change impacting the years 2013 through 2015, an increase in commission expense of $16,131 with a related current tax benefit of $5,646, as an adjustment to unassigned deficit as it was deemed a correction of an error.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

During 2015, the Company recorded a change related to the classification of certain investments in the asset valuation reserve calculation (“AVR”). The Company revised its practice regarding the classification of investments in affiliated insurers within the AVR calculation, when characteristics in these investments are similar to other subsidiary, controlled, and affiliated company common stocks owned. As a result of this change, the Company recorded a decrease in the AVR and an increase in statutory capital and surplus of $8,742, as of January 1, 2015.

Basis of Presentation

The statutory financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (“the Department”). Prescribed statutory accounting practices are those practices incorporated directly or by reference in state laws, regulations and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state, but allowed by the domiciliary state regulatory authority.

The Company’s subsidiary, Olentangy, was granted a permitted practice from the State of Vermont allowing Olentangy to carry the assets placed into a trust account by Union Hamilton Reinsurance Ltd. (“UHRL”) on its statutory statements of admitted assets, liabilities and surplus at net admitted value which increased the subsidiary’s valuation by $56,000 as of December 31, 2017 and 2016.

There was no difference in the Company’s net income as a result of this permitted practice. A reconciliation of the Company’s capital and surplus between the National Association of Insurance Commissioners Accounting Practices and Procedures manual (“NAIC SAP”) and this permitted practice is shown below:

(in thousands)	SSAP #	F/S Page	State of Domicile	As of December 31, 2017	As of December 31, 2016
Capital and Surplus
Statutory Capital and Surplus			OH	$1,339,570	$968,248
State Permitted Practice:
Subsidiary valuation	20	3	VT	(56,000)	(56,000)

Statutory Capital and Surplus, NAIC SAP				$1,283,570	$912,248

Statutory accounting practices vary in some respects from U.S. generally accepted accounting principles (“GAAP”), including the following practices:

Financial Statements

•	Statutory financial statements are prepared using language and groupings substantially the same as the annual statements of the Company filed with the National Association of Insurance Commissioners (“NAIC”) and state regulatory authorities;

•	assets must be included in the statutory statements of admitted assets, liabilities, capital and surplus at net admitted asset value and nonadmitted assets are excluded through a charge to capital and surplus;

•	an asset valuation reserve is established in accordance with the NAIC Annual Statement Instructions for Life, Accident and Health Insurance Companies and is reported as a liability, and changes in the AVR are reported directly in capital and surplus;

•	an interest maintenance reserve (“IMR”) is established in accordance with the NAIC Annual Statement Instructions for Life, Accident and Health Insurance Companies and is reported as a liability, and the amortization of the IMR is reported as revenue;

•	the expense allowance associated with statutory reserving practices for investment contracts held in the separate accounts is reported in the general account as a negative liability;

•	accounting for contingencies requires recording a liability at the midpoint of a range of estimated possible outcomes when no better estimate in the range exists;

•	policy acquisition costs are charged to operations in the year incurred;

•	negative cash balances are reported as negative assets;

•	certain income and expense items are credited or charged directly to capital and surplus;

•	the statutory statements of cash flows are presented on the basis prescribed by the NAIC; and

•	the statutory financial statements do not include accumulated other comprehensive income.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Future Policy Benefits and Claims

•	Deposits to universal life contracts, investment contracts and limited payment contracts are included in revenue; and

•	future policy benefit reserves are based on statutory mortality and interest requirements without the consideration of withdrawals.

Reinsurance Ceded

•	Certain assets and liabilities are reported net of ceded reinsurance balances; and

•	provision is made for amounts receivable and outstanding for more than 90 days through a charge to capital and surplus.

Investments

•	Investments in bonds are generally stated at amortized cost, except those with an NAIC designation of “3” through “6”, which are stated at the lower of amortized cost or fair value;

•	subsidiary, controlled and affiliated entities are never consolidated; rather, those investments are generally carried at audited statutory capital and surplus or GAAP equity, as appropriate, and are recorded as an equity investment in other invested assets;

•	equity in earnings of subsidiary companies is recognized directly in capital and surplus as net unrealized capital gains or losses, while dividends from unconsolidated companies are recorded in operations as net investment income;

•	undistributed earnings and valuation adjustments from investments in joint ventures, partnerships and limited liability companies are recognized directly in capital and surplus as net unrealized capital gains or losses;

•	changes in non-specific mortgage loan reserves are recorded directly in surplus as net unrealized capital gains or losses;

•	other-than-temporary impairments on bonds, excluding loan-backed and structured securities, are measured based on fair value; and

•	gains on sales of investments between affiliated companies representing economic transactions are deferred at the parent level until the related assets are paid down or an external sale occurs.

Separate Accounts

•	Assets and liabilities of guaranteed separate accounts are reported as separate account assets and separate account liabilities, respectively.

Derivative Instruments

•	Derivatives used in effective hedging transactions are valued in a manner consistent with the hedged asset or liability;

•	unrealized gains and losses on derivatives that are not considered to be effective hedges are charged to surplus;

•	interest earned on derivatives not designated as hedging instruments is charged to net investment income; and

•	embedded derivatives are not separated from the host contract and accounted for separately as a derivative instrument.

Federal Income Taxes

•	Changes in deferred federal income taxes, including impact of changes in tax rates due to enactment of the Tax Cuts and Jobs Act, are recognized directly in capital and surplus with limitations on the amount of deferred tax assets that can be reflected as an admitted asset (15% of the prior reporting period’s adjusted statutory surplus); and

•	unrecognized tax positions are subject to a “more likely than not” standard for federal and foreign income tax loss contingencies only.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Nonadmitted Assets

•	In addition to the nonadmitted assets described above, certain other assets are nonadmitted and charged directly to capital and surplus. These include prepaid assets, certain software, disallowed IMR and other receivables outstanding for more than 90 days.

Revenues and Benefits

Life insurance premiums are recognized as revenue over the premium paying period of the related policies. Annuity considerations are recognized as revenue when received. Policy benefits and claims that are expensed include interest credited to policy account balances, benefits and claims incurred in the period in excess of related policy reserves and other changes in future policy benefits.

Future Policy Benefits and Claims

Future policy benefits for traditional products are based on statutory mortality and interest requirements without consideration of withdrawals. The principal statutory mortality tables and interest assumptions used on policies in force are the 1980 Commissioner’s Standard Ordinary (“CSO”) table at an interest rate of 4.0%, 4.5%, 5.0% and 5.5%, the 2001 CSO table at an interest rate of 4.0% and 3.5% and the 2017 CSO table at an interest rate of 3.5% and 4.5%.

Future policy benefits for universal life and variable universal life contracts have been calculated based on participants’ contributions plus interest credited on any funds in the fixed account less applicable contract charges. These policies have been adjusted for possible future surrender charges in accordance with the Commissioner’s Reserve Valuation Method (“CRVM”). For some variable universal life contracts issued in 2017, the Company has calculated its reserves under Valuation Manual (“VM”) 20: Requirements for Principle-Based Reserves for Life Products.

Future policy benefits for annuity products have been established based on contract term, interest rates and various contract provisions. Individual deferred annuity contracts issued in 1990 and after have been adjusted for possible future surrender charges in accordance with the Commissioner’s Annuity Reserve Valuation Method (“CARVM”). The Company has calculated its reserves for fixed annuity products with indexed crediting options, including those with withdrawal benefits, under Actuarial Guideline XXXIII “Determining CARVM Reserves for Annuity Contracts with Elective Benefits” and Actuarial Guideline XXXV “The Application of the Commissioners Annuity Reserve Method to Equity Indexed Annuities”.

As of December 31, 2017 and 2016, the Company calculated its reserves for variable annuity products with guaranteed minimum death and income benefits and other contracts involving guaranteed benefits similar to those offered with variable annuities under the standard scenario of VM-21: Requirements for Principle-Based Reserves for Variable Annuities, which exceeded the stochastic 70th percentile Conditional Tail Expectations scenario.

Separate Accounts

Separate account assets represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. Separate account assets are comprised of public, privately registered and non-registered mutual funds and investments in securities. Separate account assets are generally recorded at fair value based on the methodology that would be applicable to the underlying assets. The Company also uses market quotations to determine the underlying fair value of mutual funds when available. The value of separate account liabilities is set to equal the fair value for separate account assets.

Separate account liabilities, in conjunction with accrued transfers from separate accounts, represent contractholders’ funds adjusted for possible future surrender charges in accordance with the CARVM and the CRVM, respectively. The difference between full account value and CARVM/CRVM is reflected in accrued transfers to separate accounts, as prescribed by the NAIC, in the statutory statements of admitted assets, liabilities, capital and surplus. The annual change in the difference between full account value and CARVM/CRVM and its applicable federal income tax is reflected in the statutory statements of operations as part of the net transfers to separate accounts and federal income tax, respectively.

Retained Assets

The Company does not retain beneficiary assets. During a death benefit claim, the beneficiary has the option to receive an interest bearing deposit account with an affiliated banking institution, Nationwide Bank. In the case that the interest-bearing deposit account is selected by the beneficiary, the deposits are Federal Deposit Insurance Corporation insured and the Company has disposed of its policyholder liabilities and related assets. Interest earned by the beneficiary is consistent with interest earned on all other Nationwide Bank interest-bearing checking account deposits. While receipt of a deposit account with Nationwide Bank is an option available to the beneficiary during settlement of a death claim, the default death benefit settlement method is payment to the beneficiary in the form of a check.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Investments

Bonds and stocks of unaffiliated companies. Bonds are generally stated at amortized cost, except those with an NAIC designation of “3” through “6”, which are stated at the lower of amortized cost or fair value. Common stocks are stated at fair value. Changes in the fair value of bonds and stocks stated at fair value are charged to capital and surplus.

Loan-backed and structured securities, which are included in bonds in the statutory financial statements, are stated in a manner consistent with the bond guidelines, but with additional consideration given to the special valuation rules implemented by the NAIC applicable to residential mortgage-backed securities that are not backed by U.S. government agencies, commercial mortgage-backed securities and certain other structured securities. Under these guidelines, an initial and adjusted NAIC designation is determined for each security. The initial NAIC designation, which takes into consideration the security’s amortized cost relative to an NAIC-prescribed valuation matrix, is used to determine the reporting basis (i.e., amortized cost or lower of amortized cost or fair value).

Interest income is recognized when earned, while dividends are recognized when declared. The Company nonadmits investment income due and accrued when amounts are over 90 days past due.

For investments in loan-backed and structured securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method based on prepayment assumptions, generally obtained using a model provided by a third-party vendor, and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income in the period the estimates are revised. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

Purchases and sales of bonds and stocks are recorded on the trade date, with the exception of private placement bonds, which are recorded on the funding date. Realized gains and losses are determined on a specific identification method.

Independent pricing services are most often utilized, and compared to pricing from additional sources, to determine the fair value of bonds and stocks for which market quotations or quotations on comparable securities are available. For these bonds and stocks, the Company obtains the pricing services’ methodologies and classifies the investments accordingly in the fair value hierarchy.

A corporate pricing matrix is used in valuing certain corporate bonds. The corporate pricing matrix was developed using publicly available spreads for privately-placed corporate securities with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular bond to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular bond.

Non-binding broker quotes are also utilized to determine the fair value of certain bonds when deemed appropriate or when quotes are not available from independent pricing services or a corporate pricing matrix. These bonds are classified with the lowest priority in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased. Inputs used in the development of prices are not provided to the Company by the brokers as the brokers often do not provide the necessary transparency into their quotes and methodologies. At least annually, the Company performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value. Price movements of broker quotes are subject to validation and require approval from the Company’s management. Management uses its knowledge of the investment and current market conditions to determine if the price is indicative of the investment’s fair value.

For all bonds, the Company considers its ability and intent to hold the security for a period of time sufficient to allow for the anticipated recovery in value, the expected recovery of principal and interest and the duration and extent to which the fair value has been less than amortized cost. If the decline in fair value to below amortized cost is determined to be other-than-temporary, a realized loss is recorded equal to the difference between the amortized cost of the investment and its fair value.

The Company periodically reviews loan-backed and structured securities in an unrealized loss position by comparing the present value of cash flows, including estimated prepayments, expected to be collected from the security to the amortized cost basis of the security. If the present value of cash flows expected to be collected, discounted at the security’s effective interest rate, is less than the amortized cost basis of the security, the impairment is considered other-than-temporary and a realized loss is recorded to realizable value.

All other bonds in an unrealized loss position are periodically reviewed to determine if a decline in fair value to below amortized cost is other-than-temporary. Factors considered during this review include timing and amount of expected cash flows, ability of the issuer to meet its obligations, financial condition and future prospects of the issuer, amount and quality of any underlying collateral and current economic and industry conditions that may impact an issuer.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Investment in subsidiary. The investment in the Company’s wholly owned subsidiary, Olentangy, is recorded using the equity method of accounting applicable to U.S. insurance subsidiary, controlled and affiliated entities. This requires the investment to be recorded based on the value of its underlying audited statutory capital and surplus, adjusted to report investments in surplus notes separately. Furthermore, the equity method of accounting would be discontinued if the investment is reduced to zero, unless the Company has guaranteed obligations of the subsidiary or otherwise committed to provide further financial support. Investments in affiliated companies are included in other invested assets.

Mortgage loans, net of allowance. The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. Mortgage loans are held at unpaid principal balance adjusted for premiums and discounts, less a valuation allowance.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan. Third-party appraisals are obtained to support loaned amounts as the loans are collateral dependent or guaranteed.

The collectability and value of a mortgage loan are based on the ability of the borrower to repay and/or the value of the underlying collateral. The Company’s mortgage loans are typically structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property. Loans are considered delinquent when contractual payments are 90 days past due.

Mortgage loans require a loan-specific reserve when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan requires a loan-specific reserve, a provision for loss is established equal to the difference between the carrying value and the fair value of the collateral less costs to sell. Loan-specific reserve charges are recorded in net realized capital gains and losses. In the event a loan-specific reserve charge is reversed, the recovery is also recorded in net realized capital gains and losses.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve based primarily on loan surveillance categories and property type classes, which reflects management’s best estimates of probable credit losses inherent in the portfolio of loans without specific reserves as of the date of the statutory statements of admitted assets, liabilities, capital and surplus. Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a group of borrowers’ ability to repay in the portfolio, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Non-specific reserve changes are recorded directly in capital and surplus as net unrealized capital gains and losses.

Management evaluates the credit quality of individual mortgage loans and the portfolio as a whole through a number of loan quality measurements, including, but not limited to, loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios. The LTV ratio is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral. DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan. These loan quality measurements contribute to management’s assessment of relative credit risk in the mortgage loan portfolio. Based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible. This process identifies the risk profile and potential for loss individually and in the aggregate for the commercial mortgage loan portfolios. These factors are updated and evaluated at least annually.

Interest income on performing mortgage loans is recognized in net investment income over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Loans are restored to accrual status when the principal and interest is current and it is determined the future principal and interest payments are probable or the loan is modified.

Policy loans. Policy loans, which are collateralized by the related insurance policy, are held at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Short-term investments. Short-term investments consist primarily of government agency discount notes with maturities of twelve months or less at acquisition. The Company carries short-term investments at amortized cost, which approximates fair value. The Company and various affiliates maintain agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the statutory statements of admitted assets, liabilities, capital and surplus.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Other invested assets. Other invested assets consist primarily of investments in partnerships, limited liability companies and joint ventures. These investments are reported using the equity method of accounting. Changes in carrying value as a result of the equity method are reflected as net unrealized capital gains and losses as a direct adjustment to capital and surplus. Gains and losses are generally recognized through income at the time of disposal or when operating distributions are received.

Securities lending. The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income on the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total invested assets of the Company. Additionally, the Company may receive non-cash collateral, which would be recorded off-balance sheet. The Company recognizes loaned securities in bonds. A securities lending payable is recorded in other liabilities for the amount of cash collateral received. If the fair value of the collateral received (cash and/or securities) is less than the fair value of the securities loaned, the shortfall is nonadmitted. Net income received from securities lending activities is included in net investment income. Because the borrower or the Company may terminate a securities lending transaction at any time, if loans are terminated in advance of the reinvested collateral asset maturities, the Company would repay its securities lending obligations from operating cash flows or the proceeds of sales from its investment portfolio, which includes significant liquid securities.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks primarily associated with interest rates, foreign currency and equity markets. These derivative instruments primarily include cross-currency swaps, futures contracts and options.

Derivative instruments used in hedging transactions considered to be effective hedges are reported in a manner consistent with the hedged items. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value with changes in fair value recorded in capital and surplus as unrealized gains or losses.

The fair value of derivative instruments is determined using various valuation techniques relying predominantly on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the forms of cash and marketable securities. Non-cash collateral received is recorded off-balance sheet.

Cash flows and payment accruals on derivatives are recorded in net investment income.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods, including market, income and cost approaches.

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes assets and liabilities held at fair value in the statutory statements of admitted assets, liabilities, capital and surplus as follows:

Level 1. Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Level 2. Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. Primary inputs to this valuation technique may include comparative trades, bid/asks, interest rate movements, U.S. Treasury rates, London Interbank Offered Rate (“LIBOR”), prime rates, cash flows, maturity dates, call ability, estimated prepayments and/or underlying collateral values.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimates of the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs. Primary inputs to this valuation technique include broker quotes and comparative trades.

The Company reviews its fair value hierarchy classifications for assets and liabilities quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Asset Valuation Reserve

The Company maintains an AVR as prescribed by the NAIC for the purpose of offsetting potential credit related investment losses on each invested asset category, excluding cash, policy loans and income receivable. The AVR contains a separate component for each category of invested assets. The change in AVR is charged or credited directly to capital and surplus.

Interest Maintenance Reserve

The Company records an IMR as prescribed by the NAIC, which represents the net deferral for interest-related gains or losses arising from the sale of certain investments, such as bonds, mortgage loans and loan-backed and structured securities sold. The IMR is applied as follows:

•	for bonds, the designation from the NAIC Capital Markets and Investments Analysis Office must not have changed more than one designation between the beginning of the holding period and the date of sale;

•	the bond must never have been classified as a default security;

•	for mortgage loans, during the prior two years, they must not have had interest more than 90 days past due, been in the process of foreclosure or in the course of voluntary conveyance, nor had restructured terms; and

•	for loan-backed and structured securities, all interest-related other-than-temporary impairments and interest-related realized gains or losses on sales of the securities.

The realized gains or losses, net of related federal income tax, from the applicable bonds and mortgage loans sold, have been removed from the net realized gain or loss amounts and established as a net liability. This liability is amortized into income such that the amount of each capital gain or loss amortized in a given year is based on the excess of the amount of income which would have been reported that year, if the asset had not been disposed of over the amount of income which would have been reported had the asset been repurchased at its sale price. In the event the unamortized IMR liability balance is negative, the balance is reclassified as an asset and fully nonadmitted. Effective January 1, 2014, the Company changed its amortization method from the seriatim method to the grouped method on a prospective basis. Under the grouped method, the liability is amortized into income over the remaining period to expected maturity based on the groupings of the individual securities into five-year bands. The IMR liability as of December 31, 2013 continues to be amortized over the remaining life of each bond and mortgage loan under the seriatim basis. Under the seriatim basis, an amortization schedule was calculated for each disposed bond or mortgage loan using the capital gain or loss, net of capital gains tax.

Federal Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets, net of any nonadmitted portion (portion above 15% of the prior reporting period’s stand-alone legal entity adjusted statutory capital and surplus) and statutory valuation allowance, and deferred tax liabilities, are recognized for the expected future tax consequences attributable to differences between the statutory financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. The change in deferred taxes, excluding the impact of taxes on unrealized capital gains or losses and nonadmitted deferred taxes, is charged directly to capital and surplus. Valuation allowances are recorded to reduce a deferred tax asset to the amount expected to be realized.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the statutory financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that the Company believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue. The Company believes its tax reserves reasonably provide for potential assessments that may result from Internal Revenue Service (“IRS”) examinations and other tax-related matters for all open tax years.

On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was signed into law and is effective January 1, 2018. Impacts to the Company include a reduction in the corporate tax rate from 35% to 21%, repeal of the corporate alternative minimum tax and other changes to the corporate tax rules. Upon the enactment of these tax law changes, the Company remeasured deferred tax assets and liabilities. Additional provisions of the Act will apply to taxable years beginning after December 31, 2017, but were not effective as of the enactment date. Certain of these provisions, which include a reduced dividends received deduction, may adversely affect the Company’s future effective tax rate, taxable income and income tax expense.

The valuation of deferred tax assets and liabilities related to life insurance reserves based on tax reserve methodology changes in the Act reflects the Company’s best estimates and assumptions at this time. The Company is in the process of finalizing inputs to these valuations, which includes further analysis on estimates within life insurance reserves; thus, the provisional measurements of deferred tax assets and liabilities are subject to change.

The Company is included in the NMIC consolidated federal income tax return.

Reinsurance Ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. Such agreements do not relieve the Company of its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the statutory statements of admitted assets, liabilities, capital and surplus on a net basis within the related future policy benefits and claims of the Company.

Subsequent Events

On March 26, 2018, after the 2017 Annual Statement was filed, the Company received a capital contribution of $50,000 from NLIC.

The Company evaluated subsequent events through April 9, 2018, the date the statutory financial statements were issued.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

(3)	Analysis of Annuity Actuarial Reserves and Deposit Liabilities by Withdrawal Characteristics

The following table summarizes the analysis of annuity actuarial reserves and deposit fund liabilities by withdrawal characteristics, as of the dates indicated:

(in thousands)	General account	Separate account with guarantees	Separate account non- guaranteed	Total	% of Total
December 31, 2017
Subject to discretionary withdrawal:
With market value adjustment	$8,734,837	$—	$—	$8,734,837	73.95%
At book value less current surrender charge of 5% or more	744,511	—	—	744,511	6.30%
At fair value	6,225	—	431,014	437,239	3.70%

Total with market value adjustment or at fair value	$9,485,573	$—	$431,014	$9,916,587	83.96%
At book value without adjustment (minimal or no charge or adjustment)	1,854,927	—	—	1,854,927	15.70%
Not subject to discretionary withdrawal	38,963	—	893	39,856	0.34%

Total, gross	$11,379,463	$—	$431,907	$11,811,370	100.00%
Less: Reinsurance ceded	105,847	—	—	105,847

Total, net	$11,273,616	$—	$431,907	$11,705,523

December 31, 2016
Subject to discretionary withdrawal:
With market value adjustment	$4,600,453	$—	$—	$4,600,453	58.45%
At book value less current surrender charge of 5% or more	1,072,576	—	—	1,072,576	13.63%
At fair value	6,055	—	425,892	431,947	5.49%

Total with market value adjustment or at fair value	$5,679,084	$—	$425,892	$6,104,976	77.57%
At book value without adjustment (minimal or no charge or adjustment)	1,724,350	—	—	1,724,350	21.91%
Not subject to discretionary withdrawal	40,357	—	935	41,292	0.52%

Total, gross	$7,443,791	$—	$426,827	$7,870,618	100.00%
Less: Reinsurance ceded	118,175	—	—	118,175

Total, net	$7,325,616	$—	$426,827	$7,752,443

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following table is a reconciliation of total annuity actuarial reserves and deposit fund liabilities, as of the dates indicated:

	December 31,
(in thousands)	2017	2016
Life, accident and health annual statement:
Annuities, net (excluding supplemental contracts with life contingencies)	$11,247,866	$7,299,662
Supplemental contracts with life contingencies, net	8,864	8,697
Deposit-type contracts	16,886	17,257

Subtotal	$11,273,616	$7,325,616
Separate accounts annual statement:
Annuities, net (excluding supplemental contracts with life contingencies)	431,678	426,519
Other contract deposit funds	229	308

Subtotal	$431,907	$426,827

Total annuity actuarial reserves and deposit fund liabilities, net	$11,705,523	$7,752,443

(4)	Separate Accounts

The Company’s separate account statement includes assets legally insulated from the general account as of the dates indicated, attributed to the following product lines:

	December 31, 2017		December 31, 2016
(in thousands)	Legally insulated assets	Separate account assets (not legally insulated)	Legally insulated assets	Separate account assets (not legally insulated)
Product / Transaction:
Individual annuities	$432,095	$—	$427,029	$—
Life insurance	1,220,730	—	1,009,664	—

Total	$1,652,825	$—	$1,436,693	$—

The following table summarizes amounts paid towards separate account guarantees by the general account and related risk charges paid by the separate account as of the dates indicated:

(in thousands)	Total paid toward separate account guarantees	Risk charges paid to general account
2017	$355	$434
2016	$108	$430
2015	$67	$492
2014	$199	$535
2013	$91	$557

The Company does not engage in securities lending transactions within its separate accounts.

Most separate accounts held by the Company relate to individual and group variable annuity and variable universal life insurance contracts of a non-guaranteed return nature. The net investment experience of the separate accounts is credited directly to the contract holder and can be positive or negative. The individual variable annuity contracts generally provide an incidental death benefit of the greater of account value or premium paid (net of prior withdrawals). However, many individual variable annuity contracts also provide death benefits equal to (i) the most recent fifth-year anniversary account value, (ii) the highest account value on any previous anniversary, (iii) premiums paid increased 5% or certain combinations of these, all adjusted for prior withdrawals. The death benefit and cash value under the variable universal life policies may vary with the investment performance of the underlying investments in the separate accounts. The assets and liabilities of these separate accounts are carried at fair value and are non-guaranteed.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following tables summarize the separate account reserves of the Company, as of the dates indicated:

(in thousands)	Indexed	Nonindexed guarantee less than or equal to 4%	Nonindexed guarantee more than 4%	Nonguaranteed separate accounts	Total
December 31, 2017
Premiums, considerations or deposits	$—	$—	$—	$150,298	$150,298

Reserves
For accounts with assets at:
Fair value	$—	$—	$—	$1,521,780	$1,521,780

Total reserves	$—	$—	$—	$1,521,780	$1,521,780

By withdrawal characteristics:
At fair value	—	—	—	1,520,887	1,520,887

Subtotal	$—	$—	$—	$1,520,887	$1,520,887
Not subject to discretionary withdrawal	—	—	—	893	893

Total reserves[1]	$—	$—	$—	$1,521,780	$1,521,780

1	The total reserves balance does not equal the liabilities related to separate accounts of $1,652,825 in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus by $131,045, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

(in thousands)	Indexed	Nonindexed guarantee less than or equal to 4%	Nonindexed guarantee more than 4%	Nonguaranteed separate accounts	Total
December 31, 2016
Premiums, considerations or deposits	$—	$—	$—	$160,523	$160,523

Reserves
For accounts with assets at:
Fair value	$—	$—	$—	$1,308,117	$1,308,117

Total reserves	$—	$—	$—	$1,308,117	$1,308,117

By withdrawal characteristics:
At fair value	—	—	—	1,307,182	1,307,182

Subtotal	$—	$—	$—	$1,307,182	$1,307,182
Not subject to discretionary withdrawal	—	—	—	935	935

Total reserves[1]	$—	$—	$—	$1,308,117	$1,308,117

1	The total reserves balance does not equal the liabilities related to separate accounts of $1,436,693 in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus by $128,576, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following table is a reconciliation of net transfers to separate accounts, as of the dates indicated:

	December 31,
(in thousands)	2017	2016	2015
Transfers as reported in the statutory statements of operations of the separate accounts:
Transfers to separate accounts	$150,298	$160,523	$159,515
Transfers from separate accounts	85,756	88,185	120,637

Net transfers to separate accounts	$64,542	$72,338	$38,878
Reconciling adjustments:
Exchange accounts offsetting in the general account	6,911	6,473	5,549
Other miscellaneous adjustments not included in the general account balance	149	193	15
Cash surrender value reserve correction recorded to general account	—	(4,319)	—

Transfers as reported in the statutory statements of operations	$71,602	$74,685	$44,442

(5)	Investments

Bonds

The following table summarizes the carrying value, the excess of fair value over carrying value, the excess of carrying value over fair value and the fair value of bonds, as of the dates indicated:

(in thousands)	Carrying value	Fair value in excess of carrying value	Carrying value in excess of fair value	Fair value
December 31, 2017
Bonds:
U.S. Government	$7,546	$565	$—	$8,111
States, territories and possessions	61,491	8,017	—	69,508
Political subdivisions	79,710	3,463	—	83,173
Special revenues	859,386	72,777	1,672	930,491
Industrial and miscellaneous	11,235,107	481,969	60,101	11,656,975
Loan-backed and structured securities	941,294	19,424	6,911	953,807

Total bonds	$13,184,534	$586,215	$68,684	$13,702,065

Common stocks	6,757	—	—	6,757

Total bonds and stocks	$13,191,291	$586,215	$68,684	$13,708,822

December 31, 2016
Bonds:
U.S. Government	$2,963	$266	$—	$3,229
States, territories and possessions	36,364	5,052	—	41,416
Political subdivisions	37,297	—	1,713	35,584
Special revenues	456,265	38,878	8,314	486,829
Industrial and miscellaneous	8,341,353	210,887	111,992	8,440,248
Loan-backed and structured securities	629,204	23,416	7,581	645,039

Total bonds and stocks	$9,503,446	$278,499	$129,600	$9,652,345

The carrying value of bonds on deposit with various states as required by law or special escrow agreement was $5,374 and $5,390 as of December 31, 2017 and 2016, respectively.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following table summarizes the carrying value and fair value of bonds, by contractual maturity, as of December 31, 2017. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties.

(in thousands)	Carrying value	Fair value
Bonds:
Due in one year or less	$222,842	$224,587
Due after one year through five years	1,195,653	1,225,157
Due after five years through ten years	5,783,419	5,887,294
Due after ten years	5,041,326	5,411,220

Total bonds excluding loan-backed and structured securities	$12,243,240	$12,748,258
Loan-backed and structured securities	941,294	953,807

Total bonds	$13,184,534	$13,702,065

The following table summarizes the fair value and unrealized losses on bonds (amount by which cost or amortized cost exceeds fair value), for which other-than-temporary declines in value have not been recognized, based on the amount of time each type of bond has been in an unrealized loss position, as of the dates indicated:

	Less than or equal to one year		More than one year		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
December 31, 2017
Bonds:
Political subdivisions	$—	$—	$—	$—	$—	$—
Special revenues	38,088	454	56,907	1,220	94,995	1,674
Industrial and miscellaneous	1,214,005	17,196	1,031,948	45,320	2,245,953	62,516
Loan-backed and structured securities	235,740	1,152	82,493	5,996	318,233	7,148

Total bonds	$1,487,833	$18,802	$1,171,348	$52,536	$2,659,181	$71,338

Common stocks	126	33	—	—	126	33

Total bonds and stocks	$1,487,959	$18,835	$1,171,348	$52,536	$2,659,307	$71,371

December 31, 2016
Bonds:
Political subdivisions	$26,518	$780	$9,067	$933	$35,585	$1,713
Special revenues	157,433	8,066	9,252	248	166,685	8,314
Industrial and miscellaneous	2,719,206	98,068	322,152	33,822	3,041,358	131,890
Loan-backed and structured securities	86,143	1,499	40,656	7,988	126,799	9,487

Total bonds and stocks	$2,989,300	$108,413	$381,127	$42,991	$3,370,427	$151,404

As of December 31, 2017, management evaluated securities in an unrealized loss position and all non-marketable securities for impairment. As of the reporting date, the Company does not have the intent to sell and has the intent and ability to hold these securities until the fair value recovers, which may be maturity, and therefore, does not consider the securities to be other-than-temporarily impaired.

There was no intent to sell other-than-temporary impairments on loan-backed and structured securities for the years ended December 31, 2017 and 2016.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

	December 31,
(in thousands)	2017	2016
Amortized cost:
Loans with non-specific reserves	$3,415,120	$2,339,604
Loans with specific reserves	881	996

Total amortized cost	$3,416,001	$2,340,600

Valuation allowance:
Non-specific reserves	$13,721	$8,892
Specific reserves	210	210

Total valuation allowance	$13,931	$9,102

Mortgage loans, net of allowance	$3,402,070	$2,331,498

The following table summarizes activity in the valuation allowance for mortgage loans, for the years ended:

	December 31,
(in thousands)	2017	2016	2015
Balance at beginning of year	$9,102	$5,155	$2,494
Current period provision[1]	4,829	3,947	3,304
Recoveries	—	—	(643)

Balance at end of year	$13,931	$9,102	$5,155

1	Includes specific reserve provisions and all changes in non-specific reserves.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

As of December 31, 2017 and 2016, the Company did not have any mortgage loans classified as delinquent and/or in non-accrual status.

The following table summarizes the LTV and DSC ratios of the mortgage loan portfolio, based on management’s valuation, as of the dates indicated:

	LTV ratio			DSC ratio
(in thousands)	Less than 90%	90% or greater	Total	Greater than 1.00	Less than 1.00	Total
December 31, 2017
Apartment	$1,169,138	$21,973	$1,191,111	$1,169,138	$21,973	$1,191,111
Industrial	620,892	—	620,892	620,892	—	620,892
Office	550,951	—	550,951	550,280	671	550,951
Retail	874,993	—	874,993	874,922	71	874,993
Other	178,054	—	178,054	178,054	—	178,054

Total	$3,394,028	$21,973	$3,416,001	$3,393,286	$22,715	$3,416,001

Weighted average DSC ratio	2.11	0.91	2.10	n/a	n/a	n/a
Weighted average LTV ratio	n/a	n/a	n/a	62%	95%	63%

December 31, 2016
Apartment	$702,081	$—	$702,081	$702,081	$—	$702,081
Industrial	415,304	—	415,304	414,918	386	415,304
Office	362,206	—	362,206	361,420	786	362,206
Retail	734,023	—	734,023	733,861	162	734,023
Other	126,986	—	126,986	126,986	—	126,986

Total	$2,340,600	$—	$2,340,600	$2,339,266	$1,334	$2,340,600

Weighted average DSC ratio	2.07	—	2.07	n/a	n/a	n/a
Weighted average LTV ratio	n/a	n/a	n/a	62%	57%	62%

Loan quality measurements contribute to management’s assessment of relative credit risk in the mortgage loan portfolio for the dates indicated. Based on underwriting criteria and ongoing assessment of the collateral properties’ performance, management believes the amounts, net of valuation allowance, are collectible.

As of December 31, 2017 and 2016, the Company has a diversified mortgage loan portfolio with no more than 24.3% and 25.4% respectively, in a geographic region in the U.S. and no more than 2.1% and 3.0%, respectively, with any one borrower. The maximum and minimum lending rates for mortgage loans originated or acquired during 2017 and 2016 were 11.5% and 3.1%, respectively. During 2017 and 2016, the Company did not reduce the interest rate on any mortgage loans. As of December 31, 2017 and 2016, the maximum LTV ratio of any one loan at the time of loan origination was 96.1% and 80.0%, respectively. As of December 31, 2017 and 2016, the Company did not hold mortgage loans with interest 90 days or more past due. Additionally, there were no taxes, assessments or any amounts advanced and not included in the mortgage loan portfolio.

Securities Lending

The fair value of loaned securities was $102,725 and $109,758 as of December 31, 2017 and 2016, respectively. The Company held $92,603 and $28,995 in cash collateral on securities lending in the general account as of December 31, 2017 and 2016, respectively. The carrying value and fair value of reinvested collateral assets was $92,694 and $29,005 and had a contractual maturity of under 30 days as of December 31, 2017 and 2016, respectively. The fair value of bonds acquired with reinvested collateral assets was $94,548 as of December 31, 2017. There are no securities lending transactions that extend beyond one year as of the reporting date. The Company had received $12,614 and $83,117 in non-cash collateral at fair value on securities lending as of December 31, 2017 and 2016, respectively.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Structured Notes

The following table summarizes the actual cost, fair value and adjusted carrying value of the Company’s structured notes, and indicates if the security is mortgage referenced, as of the date indicated:

(in thousands)	Actual cost	Fair value	Adjusted carrying value	Mortgage referenced security
December 31, 2017
CUSIP
05567HDC7	$10,000	$11,475	$10,000	No
670877AA7	2,004	2,096	2,001	No

Total	$12,004	$13,571	$12,001

Net Investment Income

The following table summarizes net investment income by investment type, for the years ended:

	December 31,
(in thousands)	2017	2016	2015
Bonds	$475,864	$364,463	$272,784
Mortgage loans	110,028	80,773	41,170
Policy loans	3,195	2,694	2,255
Derivative instruments	6,781	3,712	1,485
Other	2,727	130	1,049

Gross investment income	$598,595	$451,772	$318,743
Investment expenses	15,919	12,291	9,137

Net investment income	$582,676	$439,481	$309,606

As of December 31, 2017 and 2016, there was no investment income due and accrued that was nonadmitted.

Net Realized Capital Gains and Losses

The following table summarizes net realized capital gains and losses for the years ended:

	December 31,
(in thousands)	2017	2016	2015
Gross gains on sales	$11,639	$6,274	$2,075
Gross losses on sales	(10,597)	(21,426)	(9,194)

Net realized gains (losses) on sales	$1,042	$(15,152)	$(7,119)
Net realized derivative gains	147,248	10,434	(158)
Other-than-temporary impairments	(1,910)	(6,119)	(180)

Total net realized capital gains (losses)	$146,380	$(10,837)	$(7,457)
Tax (expense) benefit on net gains (losses)	(3,160)	4,176	(1,250)

Net realized capital gains (losses), net of tax	$143,220	$(6,661)	$(8,707)
Less: Realized losses transferred to the IMR	(3,363)	(10,457)	(3,722)

Net realized capital gains (losses), net of tax and transfers to the IMR	$146,583	$3,796	$(4,985)

For the year ended December 31, 2017, the gross realized gains and gross realized losses on sales of bonds were $6,639 and $10,597, respectively. For the year ended December 31, 2016, gross realized gains and gross realized losses on sales of bonds were $6,274 and $21,052, respectively. For the year ended December 31, 2015, gross realized gains and gross realized losses on sales of bonds were $1,412 and $7,780, respectively.

The Company did not enter into any repurchase transactions that would be considered wash sales during the years ended December 31, 2017, 2016 and 2015.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Investment Commitments

The Company had unfunded commitments related to its investment in limited partnerships and limited liability companies totaling $122,984 and $71,052 as of December 31, 2017 and 2016, respectively. As of December 31, 2017 and 2016, there was $92,515 and $31,353 of outstanding commitments to fund mortgage loans, respectively. As of December 31, 2017 and 2016, there was $87,000 and $38,000 of outstanding commitments to purchase bonds, respectively. As of December 31, 2017 and 2016, there was $6,787 and $0 of outstanding commitments to purchase common stock, respectively.

(6)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. In the normal course of business, the Company enters into transactions that expose it to interest rate risk arising from mismatches between assets and liabilities. The Company may use interest rate swaps and futures to reduce or alter interest rate exposure. As of December 31, 2017 and 2016, the Company did not hold any interest rate contracts.

Equity market risk management. The Company issues a variety of insurance products that expose it to equity risks. To mitigate these risks, the Company enters into a variety of derivatives including equity index futures, options and total return swaps.

Other risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument are intended to mitigate the changes in the functional-currency equivalent cash flows of the hedged item. To mitigate this risk, the Company uses cross-currency swaps.

Credit risk associated with derivatives transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating these risks, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. The Company also considers the impact credit exposure could have on the effectiveness of the Company’s hedging relationships. As of December 31, 2017 and 2016 the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following table summarizes notional amount, carrying value and fair value of derivative instruments outstanding by type of derivative instrument, as of the dates indicated:

(in thousands)	Notional amount[1]	Net carrying value	Fair value asset	Fair value liability	Average fair value
December 31, 2017
Cross currency swaps	$549,602	$(3,651)	$5,626	$(21,593)	$(726)
Options	10,612,905	791,992	791,992	—	502
Futures	602,483	—	—	—	—

Derivatives (gross)	$11,764,990	$788,341	$797,618	$(21,593)	$(224)
Accrued interest			2,337	—
Subject to master netting agreements			(4,912)	4,912

Derivatives (net)			$795,043	$(16,681)
Cash collateral (received) pledged			(783,053)	15,782
Securities collateral (received) pledged[2,3]			(23,153)	—

Uncollateralized position			$(11,163)	$(899)

December 31, 2016
Cross currency swaps	$314,976	$33,488	$23,420	$(659)	$1,897
Options	4,914,693	291,123	291,123	—	353
Futures	408,362	—	—	—	—

Derivatives (gross)	$5,638,031	$324,611	$314,543	$(659)	$2,250
Accrued interest			971	—
Subject to master netting agreements			(659)	659

Derivatives (net)			$314,855	$—
Cash collateral (received) pledged			(314,539)	—
Securities collateral (received) pledged[2,3]			—	—

Uncollateralized position			$316	$—

1	Prior period balance updated to conform to current period presentation that aligns with regulatory changes and also include all derivatives cleared through an exchange.
2	Excludes initial margin posted on derivatives of $20,748 and $17,991 as of December 31, 2017 and 2016, respectively.
3	Securities received as collateral are recorded off-balance sheet.

The following table summarizes net gains and losses on derivatives programs by type of derivative instrument, as of the dates indicated:

	Net realized gains (losses) recorded in operations			Unrealized gains (losses) recorded in capital and surplus
	December 31,			December 31,
(in thousands)	2017	2016	2015	2017	2016	2015
Options	$64,737	$(15,029)	$8,827	$304,451	$147,152	$(48,114)
Cross-currency swaps	—	—	—	(37,139)	23,681	8,823
Futures	82,511	25,463	(8,985)	10,361	256	(746)

Total	$147,248	$10,434	$(158)	$277,673	$171,089	$(40,037)

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

(7)	Fair Value Measurements

The following table summarizes assets held at fair value as of December 31, 2017:

(in thousands)	Level 1	Level 2	Level 3	Total
Bonds:
Industrial and miscellaneous	$—	$434	$178	$612
Common stocks	3,357	—	3,400	6,757
Derivative assets	—	—	791,992	791,992
Separate account assets	1,652,825	—	—	1,652,825

Assets at fair value	$1,656,182	$434	$795,570	$2,452,186

The following table presents the rollforward of Level 3 assets held at fair value during the year ended December 31, 2017:

(in thousands)	Common Stocks	Bonds	Derivative assets	Assets at fair value
Balance as of December 31, 2016	$—	$1,366	$291,123	$292,489
Net gains (losses):
In operations	—	—	64,737	64,737
In surplus	28	126	304,450	304,604
Purchases	3,372	—	131,682	135,054
Sales	—	(89)	—	(89)
Transfers out of Level 3	—	(1,225)	—	(1,225)

Balance as of December 31, 2017	$3,400	$178	$791,992	$795,570

Transfers out of Level 3 during the year ended December 31, 2017 are due to the changes in observability of pricing inputs and changes resulting from application of the lower of amortized cost or fair value rules based on the security’s NAIC designation.

The following table summarizes assets held at fair value as of December 31, 2016:

(in thousands)	Level 1	Level 2	Level 3	Total
Bonds:
Industrial and miscellaneous	$—	$—	$1,366	$1,366
Derivative assets	—	—	291,123	291,123
Separate account assets	1,436,693	—	—	1,436,693

Assets at fair value	$1,436,693	$—	$292,489	$1,729,182

The following table presents the rollforward of Level 3 assets held at fair value during the year ended December 31, 2016:

(in thousands)	Bonds	Derivative assets	Assets at fair value
Balance as of December 31, 2015	$23	$55,358	$55,381
Net gains (losses):
In operations	—	(15,029)	(15,029)
In surplus	(1,901)	147,152	145,251
Purchases	—	103,642	103,642
Sales	(66)	—	(66)
Transfers into Level 3	3,338	—	3,338
Transfers out of Level 3	(28)	—	(28)

Balance as of December 31, 2016	$1,366	$291,123	$292,489

Transfers into and/or out of Level 3 during the year ended December 31, 2016 are due to the changes in observability of pricing inputs and changes resulting from application of the lower of amortized cost or fair value rules based on the security’s NAIC designation.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following table summarizes the carrying value and fair value of the Company’s assets and liabilities not held at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below or in Note 2.

	Fair value				Carrying value
(in thousands)	Level 1	Level 2	Level 3	Total fair value
December 31, 2017
Assets
Bonds[1]	$431,061	$13,182,125	$88,267	$13,701,453	$13,183,922
Mortgage loans, net of allowance	—	—	3,326,427	3,326,427	3,402,070
Policy loans	—	—	84,568	84,568	84,568
Derivative assets	—	5,626	—	5,626	11,463
Short-term investments	—	936,515	—	936,515	936,515
Securities lending collateral assets	92,694	—	—	92,694	92,694

Total assets	$523,755	$14,124,266	$3,499,262	$18,147,283	$17,711,232

Liabilities
Derivative liabilities	$—	$21,593	$—	$21,593	$15,114
Investment contracts	—	—	12,283,800	12,283,800	11,275,300

Total liabilities	$—	$21,593	$12,283,800	$12,305,393	$11,290,414

December 31, 2016
Assets
Bonds[1]	$278,035	$9,150,273	$222,671	$9,650,979	$9,502,080
Mortgage loans, net of allowance	—	—	2,224,219	2,224,219	2,331,498
Policy loans	—	—	63,898	63,898	63,898
Derivative assets	—	23,420	—	23,420	33,599
Short-term investments	—	388,123	—	388,123	388,123
Securities lending collateral assets	29,005	—	—	29,005	29,005

Total assets	$307,040	$9,561,816	$2,510,788	$12,379,644	$12,348,203

Liabilities
Derivative liabilities	$—	$659	$—	$659	$111
Investment contracts	—	—	7,902,200	7,902,200	7,338,000

Total liabilities	$—	$659	$7,902,200	$7,902,859	$7,338,111

1	Level 3 is primarily composed of industrial and miscellaneous bonds.

Mortgage loans, net of allowance. The fair values of mortgage loans are primarily estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the statutory statements of admitted assets, liabilities, capital and surplus approximates fair value as policy loans are fully collateralized by the cash surrender value of underlying insurance policies.

Securities lending collateral assets. These assets are comprised of bonds and short-term investments and the respective fair values are estimated based on the fair value methods described in Note 2.

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of certain surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable rate contracts approximates their carrying value.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

(8)	Federal Income Taxes

The following tables summarize the net admitted deferred tax assets, as of the dates indicated:

	December 31, 2017
(in thousands)	Ordinary	Capital	Total
Total gross deferred tax assets	$270,179	$5,667	$275,846
Statutory valuation allowance adjustment	(86,026)	(3,952)	(89,978)

Adjusted gross deferred tax assets	$184,153	$1,715	$185,868
Less: Deferred tax assets nonadmitted	—	—	—

Net admitted deferred tax assets	$184,153	$1,715	$185,868
Less: Deferred tax liabilities	184,153	1,715	185,868

Net admitted deferred tax assets	$—	$—	$—

	December 31, 2016
(in thousands)	Ordinary	Capital	Total
Total gross deferred tax assets	$343,560	$19,788	$363,348
Statutory valuation allowance adjustment	(98,458)	(19,284)	(117,742)

Adjusted gross deferred tax assets	$245,102	$504	$245,606
Less: Deferred tax assets nonadmitted	—	—	—

Net admitted deferred tax assets	$245,102	$504	$245,606
Less: Deferred tax liabilities	245,102	504	245,606

Net admitted deferred tax assets	$—	$—	$—

The following table summarizes components of the change in deferred income taxes reported in capital and surplus before consideration of nonadmitted assets and changes from the prior year, as of the dates indicated:

	December 31,
(in thousands)	2017	2016	Change
Adjusted gross deferred tax assets	$185,868	$245,606	$(59,738)
Total deferred tax liabilities	(185,868)	(245,606)	59,738

Net deferred tax assets	$—	$—	$—
Less: Tax effect of unrealized gains			(50,290)
Less: Prior period adjustment			—

Change in deferred income tax			$50,290

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following tables summarize components of the admitted deferred tax assets calculation, as of the dates indicated:

	December 31, 2017
(in thousands)	Ordinary	Capital	Total
Federal income taxes recoverable through loss carryback	$—	$—	$—
Adjusted gross deferred tax assets expected to be realized[1]	—	—	—
Adjusted gross deferred tax assets offset against existing gross deferred tax liabilities	184,153	1,715	185,868

Admitted deferred tax assets	$184,153	$1,715	$185,868

	December 31, 2016
(in thousands)	Ordinary	Capital	Total
Federal income taxes recoverable through loss carryback	$—	$—	$—
Adjusted gross deferred tax assets expected to be realized[1]	—	—	—
Adjusted gross deferred tax assets offset against existing
gross deferred tax liabilities	245,102	504	245,606

Admitted deferred tax assets	$245,102	$504	$245,606

1	The threshold limitation for adjusted capital and surplus was not applicable as the Company reported a full valuation allowance as of December 31, 2017 and 2016.

As of December 31, 2017 and 2016, the adjusted capital and surplus and the ratio percentage used to determine the recovery period and adjusted gross deferred tax assets allowed per the limitation threshold was not applicable as the Company reported a full valuation allowance as of December 31, 2017 and 2016.

There was no impact of tax planning strategies for the Company as of December 31, 2017 and 2016.

The Company’s tax planning strategies do not include the use of reinsurance.

There were no temporary differences for which deferred tax liabilities were not recognized.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following table summarizes the tax effects of temporary differences and the change from the prior year, for the years ended:

	December 31,
(in thousands)	2017	2016	Change
Deferred tax assets
Ordinary:
Future policy benefits and claims	$167,122	$199,566	$(32,444)
Investments	3,647	5,556	(1,909)
Deferred acquisition costs	88,246	124,491	(36,245)
Policyholders’ dividends accumulation	216	367	(151)
Fixed assets	6,361	5,867	494
Pension accrual	—	41	(41)
Tax credit carry-forward	1,137	1,607	(470)
Other	3,450	6,065	(2,615)

Subtotal	$270,179	$343,560	$(73,381)

Statutory valuation allowance adjustment	86,026	98,458	(12,432)

Admitted ordinary deferred tax assets	$184,153	$245,102	$(60,949)

Capital:
Investments	5,667	19,788	(14,121)

Subtotal	$5,667	$19,788	$(14,121)

Statutory valuation allowance adjustment	3,952	19,284	(15,332)

Admitted capital deferred tax assets	$1,715	$504	$1,211

Admitted deferred tax assets	$185,868	$245,606	$(59,738)

Deferred tax liabilities
Ordinary:
Investments	$(358)	$(12,166)	$11,808
Deferred and uncollected premium	(10,999)	(17,532)	6,533
Future policy benefits and claims	(47,599)	(15,128)	(32,471)
Permitted practice trust assets	(124,458)	(199,978)	75,520
Other	(739)	(298)	(441)

Subtotal	$(184,153)	$(245,102)	$60,949

Capital:
Investments	(1,715)	(504)	(1,211)

Subtotal	$(1,715)	$(504)	$(1,211)

Deferred tax liabilities	$(185,868)	$(245,606)	$59,738

Net deferred tax assets	$—	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total deferred tax assets will not be realized. Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized. Based on management’s analysis on a standalone company basis, it is not likely the Company will be able to generate sufficient taxable income to realize all deferred tax assets. Therefore, the Company reported to a full valuation allowance as of December 31, 2017 and 2016.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The following table summarizes the Company’s income tax incurred and change in deferred income tax. The total income tax and change in deferred income tax differs from the amount obtained by applying the federal statutory rate of 35% to income before tax as follows, for the years ended:

	December 31,
(in thousands)	2017	2016	2015
Current income tax (expense) benefit	$(41,037)	$12,760	$76,000
Change in deferred income tax (without tax on unrealized gains and losses)	50,290	(33,748)	(4,842)

Total income tax benefit (expense) reported	$9,253	$(20,988)	$71,158

Loss before income and capital gains taxes	$(235,226)	$(239,403)	$(175,452)
Federal statutory tax rate	35%	35%	35%

Expected income tax benefit at 35% statutory tax rate	$82,329	$83,791	$61,408
Decrease (increase) in actual tax reported resulting from:
Initial ceding commission and expense allowance	5,748	4,743	4,532
Dividends received deduction	2,926	2,163	1,512
Change in tax reserves	704	(1)	100
Deferred tax benefit on nonadmitted assets	6,816	2,790	3,035
Tax adjustment for IMR	83	3,233	1,464
Tax credits	236	950	220
Change in valuation allowance	27,764	(117,742)	—
Impact of enacted tax law changes[1]	(116,512)	—	—
Disregarded entity adjustment	(630)	(634)	(768)
Other	(211)	(281)	(345)

Total income tax benefit (expense) reported	$9,253	$(20,988)	$71,158

1	Represents the remeasurement of deferred tax assets and liabilities and tax effect on unrealized gains and losses as a result of the Act.

The Company does not have federal income tax expense available for recoupment in the event of future net losses as of December 31, 2017 and 2016.

The following table summarizes operating loss or tax credit carry-forwards available as of December 31, 2017:

(in thousands)	Amount	Origination	Expiration
Foreign tax credit	$206	2014	2024
Foreign tax credit	$589	2015	2025
Foreign tax credit	$342	2016	2026

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

The Company is included in the NMIC consolidated federal income tax return which includes the following entities:

Nationwide Mutual Insurance Company	Nationwide Financial Services, Inc.
AGMC Reinsurance, Ltd.	Nationwide General Insurance Company
Allied General Agency Company	Nationwide Global Holdings, Inc.
Allied Group, Inc.	Nationwide Global Ventures, Inc.
Allied Holdings (Delaware), Inc.	Nationwide Indemnity Company
Allied Insurance Company of America	Nationwide Insurance Company of America
Allied Property and Casualty Insurance Company	Nationwide Insurance Company of Florida
Allied Texas Agency, Inc.	Nationwide Investment Services Corporation
AMCO Insurance Company	Nationwide Life and Annuity Insurance Company
American Marine Underwriters, Inc.	Nationwide Life Insurance Company
Crestbrook Insurance Company	Nationwide Lloyds
Depositors Insurance Company	Nationwide Property and Casualty Ins. Company
DVM Insurance Agency, Inc.	Nationwide Retirement Solutions, Inc.
Eagle Captive Reinsurance, LLC	Nationwide Member Solutions Agency, Inc.
Freedom Specialty Insurance Company	NFS Distributors, Inc.
Harleysville Group, Inc.	NWD Asset Management Holdings, Inc.
Harleysville Insurance Company	NWD Investment Management, Inc.
Harleysville Insurance Company of New Jersey	On Your Side Nationwide Insurance Agency, Inc.
Harleysville Insurance Company of New York	Premier Agency, Inc.
Harleysville Lake States Insurance Company	Registered Investment Advisors Services, Inc.
Harleysville Preferred Insurance Company	Riverview International Group, Inc.
Harleysville Worcester Insurance Company	Scottsdale Indemnity Company
Insurance Intermediaries, Inc.	Scottsdale Insurance Company
Jefferson National Financial Corporation	Scottsdale Surplus Lines Insurance Company
Jefferson National Securities Corporation	THI Holdings (Delaware), Inc.
JNF Advisors, Inc.	Titan Auto Insurance of New Mexico, Inc.
Lone Star General Agency, Inc.	Titan Indemnity Company
National Casualty Company	Titan Insurance Company
Nationwide Advantage Mortgage Company	Titan Insurance Services, Inc.
Nationwide Affinity Insurance Company of America	V.P.I. Services, Inc.
Nationwide Agribusiness Insurance Company	Veterinary Pet Insurance Company
Nationwide Assurance Company	Victoria Automobile Insurance Company
Nationwide Bank	Victoria Fire & Casualty Company
Nationwide Cash Management Company	Victoria National Insurance Company
Nationwide Corporation	Victoria Select Insurance Company
Nationwide Financial Assignment Company	Victoria Specialty Insurance Company
Nationwide Financial General Agency, Inc.	Western Heritage Insurance Company

The method of allocation among the companies is based upon separate return calculations with current benefit for tax losses and credits utilized in the consolidated return.

The Company did not have any protective tax deposits under Section 6603 of the Internal Revenue Code as of December 31, 2017 and 2016.

The Company does not have any tax loss contingencies for which it is reasonably possible that the total liability will significantly increase within twelve months of the reporting date.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

(9)	Reinsurance

The Company has an intercompany reinsurance agreement with its wholly owned subsidiary, Olentangy, whereby the Company cedes a block of certain universal life and term life insurance policies on an indemnity coinsurance basis with funds withheld and a block of certain term life insurance policies on a yearly renewable term basis. These policies were ceded to a reinsurance pool that includes Olentangy and UHRL, a Bermuda captive (collectively, “Reinsurance Pool”). The Reinsurance Pool members have joint and several liability under the reinsurance agreement until June 30, 2028 when UHRL exits the Reinsurance Pool and Olentangy becomes solely liable. The Company has recorded an aggregate write-in for gains and losses in surplus, which is being amortized into operations in future periods as earnings emerge from the business reinsured.

Amounts ceded to Olentangy under the reinsurance agreement during 2017, 2016 and 2015 included premiums of $103,468, $111,489 and $109,736, respectively, benefits and claims of $58,514, $56,910 and $34,921, respectively, and net investment earnings on funds withheld assets of $46,426, $38,448 and $38,673, respectively. In order for the Company to record a reinsurance reserve credit of $1,555,743 as of December 31, 2017 for the ceded block, the Company is holding assets in funds withheld for the benefit of the Reinsurance Pool with a book adjusted carrying value and fair value of $951,259 and $1,031,641, respectively. As of December 31, 2016, the book adjusted carrying value and fair value of the funds withheld assets was $878,025 and $916,012, respectively. The Reinsurance Pool has also established a trust account for the benefit of the Company which had a fair value of $616,092 and $579,830 as of December 31, 2017 and 2016, respectively.

The Company has an intercompany reinsurance agreement with NLIC whereby certain inforce and subsequently issued fixed individual deferred annuity contracts are ceded on a modified coinsurance basis. Under modified coinsurance agreements, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under terms of the agreement, NLIC bears the investment risk associated with changes in interest rates. Risk of asset default is retained by the Company, and NLIC pays a fee to the Company for the Company’s retention of such risk. The agreement will remain inforce until all contract obligations are settled. The ceding of risk does not discharge the original insurer from its primary obligation to the contractholder.

Amounts ceded to NLIC are included in the Company’s statutory statement of operations for 2017, 2016 and 2015 and include premiums of $23,825, $42,697 and $65,794, respectively, net investment income of $84,236, $91,517 and $96,633, respectively, and benefits, change in reserves and other expenses of $565,714, $249,527 and $276,244, respectively. The reserve adjustment for 2017, 2016 and 2015 of $(553,140), $(240,219) and $(253,337), respectively, represents changes in reserves related to this fixed block of business, offset by investment earnings on the underlying assets. Amounts recoverable (payable) as of December 31, 2017 and 2016 related to this contract were $2,009 and $(2,380), respectively. Policy reserves ceded under this agreement totaled $1,717,446 and $2,188,510 as of December 31, 2017 and 2016, respectively.

The Company has an intercompany reinsurance agreement with NLIC whereby certain variable universal life insurance, whole life insurance and universal life insurance policies are ceded on a modified coinsurance basis. Total policy reserves under this treaty were $41,304 and $42,686 as of December 31, 2017 and 2016, respectively. Total premiums ceded under this treaty were $8,825, $8,481 and $5,497 during 2017, 2016 and 2015, respectively.

The Company has an intercompany reinsurance agreement with NLIC whereby a certain life insurance contract is ceded on a 100% coinsurance basis. Policy reserves ceded under this agreement totaled $154,902 and $154,830 as of December 31, 2017 and 2016, respectively.

The Company has entered into reinsurance contracts to cede a portion of its individual annuity and life insurance business to unrelated reinsurers. Total reserve credits taken as of December 31, 2017 and 2016 were $454,048 and $457,739, respectively. The three largest contracts are with Security Life of Denver Insurance Company (“SLD”), Reinsurance Group of America, Incorporated (“RGA”), and Scottish Re Group Limited (“SRG”) as of December 31, 2017 and 2016. Total reserve credits taken on these contracts as of December 31, 2017 and 2016 were $170,553 and $169,267, respectively, from SLD, $144,261 and $138,356, respectively, from RGA, and $80,376 and $91,363, respectively, from SRG. The ceding of risk does not relieve the Company, as the original insurer, from its primary obligation to the policyholder. Under the terms of the contracts, SRG has established a trust as collateral for the recoveries, whereby the trust assets are invested in investment grade securities, the fair value of which must at all times be greater or equal to 100% of the reinsured reserves.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

(10)	Transactions with Affiliates

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, agreements related to reinsurance, cost sharing, tax sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. In addition, employees of the company participate in several benefit plans sponsored by NMIC, for which the Company has no legal obligations. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, claims counts, policies in force, direct written premium, paid losses, pro rate share of employees or their salaries, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

Pursuant to a financial support agreement, NLIC agreed to provide the Company with the minimum capital and surplus required by each state in which the Company does business. This agreement does not constitute NLIC as guarantor of any obligation or indebtedness of the Company or provide any creditor of NLAIC with recourse to or against any of the assets of NLIC.

In addition, Nationwide Services Company, LLC (“NSC”), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed. For the years ended December 31, 2017, 2016 and 2015, the Company was allocated costs from NMIC and NSC totaling $117,174, $77,801 and $69,590, respectively.

The Company may underwrite insurance policies for its agents, employees, officers and/or directors. The Company may offer discounts on certain products that are subject to applicable state insurance laws and approvals.

Under the enterprise cost sharing agreement, the Company has a cost sharing arrangement with NMIC to occupy office space. For the years ended December 31, 2017, 2016 and 2015, the Company made payments to NMIC of $5,909, $4,981 and $4,109, respectively.

The contractual obligations under NLAIC’s single premium deferred annuity (“SPDA”) contracts in force and issued before September 1, 1988 are guaranteed by NLIC. Total SPDA contracts affected by this guarantee in force as of December 31, 2017 and 2016 were approximately $10,929 and $15,338, respectively.

Funds of Nationwide Funds Group (“NFG”), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2017, 2016 and 2015, customer allocations to NFG funds totaled $935,442, $802,154 and $724,823, respectively. For the years ended December 31, 2017, 2016 and 2015, NFG paid the Company $2,557, $2,146 and $1,927, respectively, for the distribution and servicing of these funds.

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller transfers securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities at the original sales price plus interest. As of December 31, 2017 and 2016, the Company had no outstanding borrowings from affiliated entities under such agreements. During 2017 and 2016, the most the Company had outstanding at any given time was $30,000 and $98,000, respectively, and the amount the Company incurred for interest expense on intercompany repurchase agreements during 2017, 2016 and 2015 were immaterial.

Amounts on deposit with NCMC for the benefit of the Company were $936,515 and $388,123 as of December 31, 2017 and 2016, respectively.

During 2017, NLIC borrowed $119,000 from the Company, which NLIC repaid in full during the year.

During 2017, 2016 and 2015, the Company received additional capital contributions of $400,000, $390,000 and $220,000, respectively, from NLIC.

During 2016, the Company transferred commercial mortgage backed securities with a fair value of $23,161 to NMIC. The transfer resulted in a capital gain of $1,030.

During 2015, the Company received a return of contributed surplus payment of $10,000 from Olentangy.

The Company utilizes the look-through approach in valuing its investment in Nationwide Real Estate Investors (NLAIC), LLC (“NW REI (NLAIC)”), a subsidiary of NMIC, at $16,689 and $13,791 as of December 31, 2017 and 2016, respectively. NW REI (NLAIC)’s financial statements are not audited and the Company has limited the value of its investment in NW REI (NLAIC) to the value contained in the audited financial statements of the underlying investments. All liabilities, commitments, contingencies, guarantees or obligations of the NW REI (NLAIC), which are required under applicable accounting guidance, are reflected in the Company’s determination of the carrying value of the investment in NW REI (NLAIC), if not already recorded in the financial statements of NW REI (NLAIC).

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

(11)	Contingencies

Legal and Regulatory Matters

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope, and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s consolidated financial position. The Company maintains Professional Liability Insurance and Director and Officer Liability insurance policies that may cover losses for certain legal and regulatory proceedings. The Company will make adequate provision for any probable and reasonably estimable recoveries under such policies.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the IRS, and state insurance authorities. Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or its affiliates, the Company is cooperating with regulators. The Company will cooperate with its ultimate parent company, NMIC insofar as any inquiry, examination, or investigation encompasses NMIC’s operations. In addition, recent regulatory activity, including state and federal regulatory activity related to fiduciary standards, may impact the Company’s business and operations, and certain estimates and assumptions used by the Company in determining the amounts presented in the financial statements and accompanying notes. Actual results could differ significantly from those estimates and assumptions.

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties. The types of indemnifications typically provided include breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated, and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

(12)	Regulatory Risk-Based Capital and Dividend Restrictions

The NAIC Risk-Based Capital (“RBC”) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where the Company is domiciled, imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. The Company exceeded the minimum RBC requirements for all periods presented as required under the laws applicable.

The State of Ohio insurance laws require insurers to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding twelve months, exceeds the greater of (i) 10% of statutory-basis capital and surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the prior year. During 2017, 2016 and 2015, the Company did not pay any dividends to NLIC. The Company’s statutory capital and surplus as of December 31, 2017 was $1,339,570 and statutory net loss for 2017 was $276,263. Due to the Company’s unassigned deficit as of December 31, 2017, any dividend paid by the Company in 2017 would require regulatory approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned capital and surplus. Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Schedule I Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2017 (in thousands)

Column A	Column B	Column C	Column D
Type of investment	Cost	Fair value	Amount at which is shown in the statutory statements of admitted assets, liabilities, capital and surplus
Bonds:
U.S government and agencies	$24,923	$28,633	$24,923
Obligations of states and political subdivisions	969,360	1,048,883	969,360
Public utilities	1,812,018	1,861,558	1,807,171
All other corporate, mortgage-backed and asset-backed securities	10,376,254	10,762,991	10,383,080

Total bonds	$13,182,555	$13,702,065	$13,184,534
Common stocks:
Industrial, miscellaneous and all other	6,729	6,757	6,757

Total stocks	$6,729	$6,757	$6,757
Mortgage loans	3,416,001		3,402,070	[1]
Short-term investments	936,515		936,515
Policy loans	84,598		84,568	[2]
Other long-term investments	1,051,197		1,051,197	[3]

Total invested assets	$18,677,595		$18,665,641	[4]

1	Difference from Column B is attributable to valuation allowances on mortgage loans (see Note 5 to the audited statutory financial statements).
2	Difference from Column B due to of $30 of policy loans classified as nonadmitted assets
3	Includes derivatives, securities lending reinvested collateral assets and other invested assets. Note this amount excludes investment in Olentangy of $62,651.
4	Amount does not agree to the statutory statements of admitted assets, liabilities, capital and surplus as investment in Olentangy of $62,651 is excluded from other long-term investments, as Olentangy is a related party.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Life Insurance Company)

Notes to December 31, 2017, 2016 and 2015 Statutory Financial Statements (in thousands)

Schedule IV Reinsurance

As of December 31, 2017, 2016 and 2015 and for each of the years then ended (in thousands)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
2017
Life insurance in force	$147,308,191	$(59,307,071)	$1,111	$88,002,231	—
Life insurance premiums[1]	$1,272,909	$(199,102)	$—	$1,073,807	—
2016
Life insurance in force	$133,095,088	$(58,794,033)	$1,111	$74,302,166	—
Life insurance premiums[1]	$1,156,004	$(201,382)	$6	$954,628	—
2015
Life insurance in force	$117,707,731	$(57,946,522)	$1,111	$59,762,320	—
Life insurance premiums[1]	$1,108,742	$(179,398)	$18	$929,362	—

1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

Schedule V Valuation and Qualifying Accounts

Years ended December 31, 2017, 2016 and 2015 (in thousands)

Column A	Column B	Column C		Column D	Column E
	Balance at	Charged to	Charged to		Balance at
	beginning	costs and	other		end of
Description	of period	expenses	accounts[1]	Deductions[2]	period
2017
Valuation allowances - mortgage loans	$9,102	$4,829	$—	$—	$13,931
Valuation allowances - net deferred tax assets	117,742	—	(27,764)		89,978
2016
Valuation allowances - mortgage loans	$5,155	$3,947	$—	$—	$9,102
Valuation allowances - net deferred tax assets	—	—	117,742	—	117,742
2015
Valuation allowances - mortgage loans	$2,494	$3,304	$—	$(643)	$5,155
Valuation allowances - net deferred tax assets	—	—	—	—	—

1	Amounts related to net deferred tax assets are recognized through surplus, though in total there is no impact to surplus, as the net admitted deferred tax balance as of December 31, 2017, 2016, and 2015 was $0.
2	Amounts relating to mortgage loans generally represent recoveries, payoffs and sales.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

NATIONWIDE

VL SEPARATE

ACCOUNT-G

Annual Report

to

Contract Owners

December 31, 2017

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

HOME OFFICE: COLUMBUS, OHIO

Report of Independent Registered Public Accounting Firm

The Board of Directors of Nationwide Life and Annuity Insurance Company and subsidiary and

Contract Owners of Nationwide VL Separate Account-G:

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and contract owners’ equity of Nationwide VL Separate Account-G (comprised of the sub-accounts listed in the Appendix, (collectively, “the Accounts”)), as of December 31, 2017, and the related statements of operations for the year or period then ended indicated in the Appendix, the statements of changes in contract owners’ equity for each of the years or periods in the two-year period then ended indicated in the Appendix, and the related notes (collectively, the “financial statements”) and the financial highlights for each of the years or periods in the five-year period then ended. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Accounts as of December 31, 2017, the results of their operations for the year or period then ended, the changes in contract owners’ equity for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Accounts’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Such procedures also included confirmation of securities owned as of December 31, 2017, by correspondence with the transfer agents of the underlying mutual funds or by other appropriate auditing procedures. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have not been able to determine the specific year that we began serving as the auditor of one or more Nationwide Life Insurance Company and subsidiaries separate account investment companies, however we are aware that we have served as the auditor of one or more Nationwide Life Insurance Company and subsidiaries separate account investment companies since at least 1981.

Columbus, Ohio

March 16, 2018

Appendix

We have audited the following sub-accounts’ Statements of Operations and Statements of Changes in Contract Owners’ Equity for the periods indicated.

Sub-account	Financial Statement	Period

Dimensional Fund Advisors Inc. VA Inflation-Protected Securities Portfolio (DFVIPS)

	Statement of Operations	Year ended December 31, 2017
	Statements of Changes in Contract Owners’ Equity	May 16, 2016 to December 31, 2016 and the year ended December 31, 2017
Deutsche Asset & Wealth Management Global Income Builder VIP - Class A (DSGIBA)

	Statement of Operations	Year ended December 31, 2017

	Statements of Changes in Contract Owners’ Equity	July 13, 2016 to December 31, 2016 and the year ended December 31, 2017
Lord Abbett Funds Series Fund, Inc. - Total Return Portfolio - Class VC (LOVTRC)

	Statement of Operations	Year ended December 31, 2017

	Statements of Changes in Contract Owners’ Equity	August 31, 2016 to December 31, 2016 and the year ended December 31, 2017
The American Funds Group New World Fund - Class 2 (AMVNW2)

	Statement of Operations	September 29, 2017 to December 31, 2017

	Statement of Changes in Contract Owners’ Equity	September 29, 2017 to December 31, 2017
Blackrock Funds Variable Series Funds, Inc. - BlackRock High Yield V.I. Fund- Class I (BRVHYI)

	Statement of Operations	May 1, 2017 to December 31, 2017

	Statement of Changes in Contract Owners’ Equity	May 1, 2017 to December 31, 2017
Dimensional Fund Advisors Inc. DFA VA Global Moderate Allocation Portfolio: Institutional Class Shares (DFVGMI)

	Statement of Operations	May 26, 2017 to December 31, 2017

	Statement of Changes in Contract Owners’ Equity	May 26, 2017 to December 31, 2017
Deutsche Asset & Wealth Management Capital Growth VIP - Class A (DSVCGA)

	Statement of Operations	November 14, 2017 to December 31, 2017

	Statement of Changes in Contract Owners’ Equity	November 14, 2017 to December 31, 2017
Fidelity Investments VIP Real Estate Portfolio - Service Class (FRESS)

	Statement of Operations	May 1, 2017 to December 31, 2017

	Statement of Changes in Contract Owners’ Equity	May 1, 2017 to December 31, 2017
Janus Henderson Investors Enterprise Portfolio: Institutional Shares (JAEI)

	Statement of Operations	May 1, 2017 to December 31, 2017

	Statement of Changes in Contract Owners’ Equity	May 1, 2017 to December 31, 2017

Janus Henderson Investors Enterprise Portfolio: Service Shares (JAMGS)

Statement of Operations	October 2, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	October 2, 2017 to December 31, 2017
Massachusetts Financial Services Co. Utilities Series - Initial Class (MVUIC)

Statement of Operations	September 29, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	September 29, 2017 to December 31, 2017
Putnam Investments VT International Value Fund: Class IA (PVIVIA)

Statement of Operations	September 29, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	September 29, 2017 to December 31, 2017
Putnam Investments VT Equity Income Fund: Class IA (PVEIIA)

Statement of Operations	October 2, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	October 2, 2017 to December 31, 2017
American Century Investors, Inc. VP Value Fund - Class I (ACVV)

Statement of Operations	September 26, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	September 26, 2017 to December 31, 2017
Morgan Stanley U.S. Real Estate Portfolio - Class I (MSVRE)

Statement of Operations	February 7, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	February 7, 2017 to December 31, 2017
Oppenheimer Funds Capital Appreciation Fund/VA - Non-Service Shares (OVGR)

Statement of Operations	September 26, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	September 26, 2017 to December 31, 2017
T. Rowe Price Equity Income Portfolio - II (TREI2)

Statement of Operations	May 16, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	May 16, 2017 to December 31, 2017
Fidelity Investments VIP Contrafund(R) Portfolio: Service Class (FCS)

Statement of Operations	February 7, 2017 to December 31, 2017

Statement of Changes in Contract Owners’ Equity	February 7, 2017 to December 31, 2017

We have audited the following sub-accounts’ Statements of Operations for the year ended December 31, 2017 and Statements of Changes in Contract Owners’ Equity for each of the years in the two-year period ended December 31, 2017.

AB FUNDS

VPS Dynamic Asset Allocation Portfolio - Class A (ALVDAA)

VPS Small/Mid Cap Value Portfolio - Class A (ALVSVA)

AMERICAN CENTURY INVESTORS, INC.

VP Inflation Protection Fund - Class I (ACVIP1)

VP Inflation Protection Fund - Class II (ACVIP2)

VP Mid Cap Value Fund - Class I (ACVMV1)

BLACKROCK FUNDS

Global Allocation V.I. Fund - Class I (BRVGA1)

Global Allocation V.I. Fund - Class II (MLVGA2)

DELAWARE FUNDS BY MACQUARIE

VIP Small Cap Value Series: Service Class (DWVSVS)

DIMENSIONAL FUND ADVISORS INC.

VA Global Bond Portfolio (DFVGB)

VA International Small Portfolio (DFVIS)

VA International Value Portfolio (DFVIV)

VA Short-Term Fixed Portfolio (DFVSTF)

VA U.S. Large Value Portfolio (DFVULV)

VA U.S. Targeted Value Portfolio (DFVUTV)

DREYFUS CORPORATION

Small Cap Stock Index Portfolio - Service Shares (DVSCS)

Stock Index Fund, Inc. - Initial Shares (DSIF)

Appreciation Portfolio - Initial Shares (DCAP)

FEDERATED INVESTORS

Quality Bond Fund II - Primary Shares (FQB)

FIDELITY INVESTMENTS

VIP Energy Portfolio - Service Class 2 (FNRS2)

VIP Equity-Income Portfolio - Service Class (FEIS)

VIP Freedom Fund 2010 Portfolio - Service Class (FF10S)

VIP Freedom Fund 2020 Portfolio - Service Class (FF20S)

VIP Freedom Fund 2030 Portfolio - Service Class (FF30S)

VIP Growth Portfolio - Service Class (FGS)

VIP Investment Grade Bond Portfolio - Service Class (FIGBS)

VIP Mid Cap Portfolio - Service Class (FMCS)

VIP Overseas Portfolio - Service Class (FOS)

VIP Value Strategies Portfolio - Service Class (FVSS)

FRANKLIN TEMPLETON DISTRIBUTORS, INC.

Franklin Income Securities Fund - Class 2 (FTVIS2)

Rising Dividends Securities Fund - Class 1 (FTVRDI)

Small Cap Value Securities Fund - Class 1 (FTVSVI)

Templeton Developing Markets Securities Fund - Class 2 (FTVDM2)

Templeton Foreign Securities Fund - Class 2 (TIF2)

Templeton Global Bond Securities Fund - Class 2 (FTVGI2)

VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)

VIP Trust - Franklin Income VIP Fund: Class 1 (FTVIS1)

VIP Trust - Franklin Founding Funds Allocation VIP Fund: Class 1 (FTVFA1)

VIP Trust - Templeton Global Bond VIP Fund: Class 1 (FTVGB1)

INVESCO INVESTMENTS

VI American Franchise Fund - Series I Shares (ACEG)

VI Mid Cap Core Equity Fund: Series I Shares (AVMCCI)

Van Kampen V.I. Mid Cap Growth Fund - Series I Shares (IVKMG1)

Balanced-Risk Allocation Fund: Series I Shares (IVBRA1)

JANUS HENDERSON INVESTORS

Forty Portfolio: Service Shares (JACAS)

Global Technology Portfolio: Service Shares (JAGTS)

Overseas Portfolio: Service Shares (JAIGS)

M FUNDS

M Large Cap Value Fund (MFBOV)

M Capital Appreciation Fund (MFFCA)

M International Equity Fund (MFBIE)

M Large Cap Growth Fund (MFTCG)

MASSACHUSETTS FINANCIAL SERVICES CO.

Var Insurance Trust II - MFS Investors Growth Stock Portfolio - Initial Class (MV2IGI)

Variable Insurance Trust II - MFS International Value Portfolio - Initial Class (MVIVIC)

Variable Insurance Trust - MFS New Discovery Series - Intital Class (MNDIC)

Value Series - Initial Class (MVFIC)

Variable Insurance Trust II - MFS International Value Portfolio - Service Class (MVIVSC)

MORGAN STANLEY

Core Plus Fixed Income Portfolio - Class I (MSVFI)

NATIONWIDE FUNDS GROUP

NVIT Investor Destinations Managed Growth and Income Class I (IDPGI)

NVIT Investor Destinations Managed Growth Class I (IDPG)

NVIT Cardinal Managed Growth and Income Class I (NCPGI)

NVIT Cardinal Managed Growth Class I (NCPG)

NVIT Bond Index Fund Class I (NVBX)

NVIT International Index Fund Class I (NVIX)

American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)

American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)

American Funds NVIT Bond Fund - Class II (GVABD2)

American Funds NVIT Global Growth Fund - Class II (GVAGG2)

American Funds NVIT Growth Fund - Class II (GVAGR2)

American Funds NVIT Growth-Income Fund - Class II (GVAGI2)

Federated NVIT High Income Bond Fund - Class I (HIBF)

NVIT Emerging Markets Fund - Class I (GEM)

NVIT International Equity Fund - Class I (GIG)

Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)

Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)

Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)

NVIT Cardinal Aggressive Fund - Class I (NVCRA1)

NVIT Cardinal Balanced Fund - Class I (NVCRB1)

NVIT Cardinal Capital Appreciation Fund - Class I (NVCCA1)

NVIT Cardinal Conservative Fund - Class I (NVCCN1)

NVIT Cardinal Moderate Fund - Class I (NVCMD1)

NVIT Cardinal Moderately Aggressive Fund - Class I (NVCMA1)

NVIT Cardinal Moderately Conservative Fund - Class I (NVCMC1)

NVIT Core Bond Fund - Class I (NVCBD1)

NVIT Core Plus Bond Fund - Class I (NVLCP1)

NVIT Nationwide Fund - Class I (TRF)

NVIT Government Bond Fund - Class I (GBF)

NVIT International Index Fund - Class II (GVIX2)

NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)

NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)

NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)

NVIT Investor Destinations Conservative Fund - Class II (GVIDC)

NVIT Investor Destinations Moderate Fund - Class II (GVIDM)

NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)

NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)

NVIT Mid Cap Index Fund - Class I (MCIF)

NVIT Money Market Fund - Class I (SAM)

NVIT Money Market Fund - Class V (SAM5)

NVIT Multi-Manager International Growth Fund - Class I (NVMIG1)

NVIT Multi-Manager International Value Fund - Class I (GVDIVI)

NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)

NVIT Multi-Manager Large Cap Value Fund - Class I (NVMLV1)

NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)

NVIT Multi-Manager Mid Cap Value Fund - Class I (NVMMV1)

NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)

NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)

NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)

NVIT Multi-Manager Small Company Fund - Class I (SCF)

NVIT Multi-Sector Bond Fund - Class I (MSBF)

NVIT Short Term Bond Fund - Class I (NVSTB1)

NVIT Short Term Bond Fund - Class II (NVSTB2)

NVIT Large Cap Growth Fund - Class I (NVOLG1)

NVIT Investor Destinations Aggressive Fund - Class P (NVIDAP)

NVIT Investor Destinations Balanced Fund - Class P (NVDBLP)

NVIT Investor Destinations Capital Appreciation Fund - Class P (NVDCAP)

NVIT Investor Destinations Conservative Fund - Class P (NVIDCP)

NVIT Investor Destinations Moderate Fund - Class P (NVIDMP)

NVIT Investor Destinations Moderately Aggressive Fund - Class P (NVDMAP)

NVIT Investor Destinations Moderately Conservative Fund - Class P (NVDMCP)

Templeton NVIT International Value Fund - Class III (NVTIV3)

Invesco NVIT Comstock Value Fund - Class I (EIF)

NVIT Real Estate Fund - Class I (NVRE1)

Loring Ward NVIT Capital Appreciation Fund - Class P (NVLCAP)

Loring Ward NVIT Moderate Fund - Class P (NVLMP)

NVIT Small Cap Index Fund Class II (NVSIX2)

NVIT S&P 500 Index Fund Class I (GVEX1)

NEUBERGER & BERMAN MANAGEMENT, INC.

Short Duration Bond Portfolio - I Class Shares (AMTB)

Mid-Cap Growth Portfolio - S Class Shares (AMMCGS)

Socially Responsive Portfolio - I Class Shares (AMSRS)

NORTHERN LIGHTS

TOPS Managed Risk Balanced ETF Portfolio - Class 3 (NOTB3)

TOPS Managed Risk Growth ETF Portfolio - Class 3 (NOTG3)

TOPS Managed Risk Moderate Growth ETF Portfolio - Class 3 (NOTMG3)

OPPENHEIMER FUNDS

Global Securities Fund/VA - Non-Service Shares (OVGS)

International Growth Fund/VA - Non-Service Shares (OVIG)

Main Street Fund(R)/VA - Non-Service Shares (OVGI)

Main Street Small - & Mid-Cap Fund(R)/VA - Non-Service Shares (OVSC)

Global Strategic Income Fund/VA: Non-service Shares (OVSB)

PIMCO FUNDS

All Asset Portfolio - Administrative Class (PMVAAA)

CommodityRealReturn(R) Strategy Portfolio - Administrative Class (PMVRSA)

Foreign Bond Portfolio (Unhedged) - Administrative Class (PMVFBA)

Low Duration Portfolio - Administrative Class (PMVLDA)

Total Return Portfolio - Administrative Class (PMVTRA)

GOLDMAN SACHS ASSET MANAGEMENT GROUP

Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)

GUGGENHEIM INVESTMENTS

Variable Fund - Multi-Hedge Strategies (RVARS)

T. ROWE PRICE

T. Rowe Price Health Sciences Portfolio (TRHSP)

Health Sciences Portfolio - II (TRHS2)

VAN ECK ASSOCIATES CORPORATION

VIP Trust Global Hard Assets Fund - Initial Class (VWHA)

WADDELL & REED, INC.

Ivy Funds VIP - Pathfinder Moderately Aggressive - Managed Volatility (WRPMAV)

Ivy Funds VIP - Pathfinder Moderate - Managed Volatility (WRPMMV)

Variable Insurance Portfolios - Asset Strategy (WRASP)

Variable Insurance Portfolios - Balanced (WRBP)

Variable Insurance Portfolios - Bond (WRBDP)

Variable Insurance Portfolios - Core Equity (WRCEP)

Variable Insurance Portfolios - Dividend Opportunities (WRDIV)

Variable Insurance Portfolios - Energy (WRENG)

Variable Insurance Portfolios - Global Bond (WRGBP)

Variable Insurance Portfolios - Global Natural Resources (WRGNR)

Variable Insurance Portfolios - Growth (WRGP)

Variable Insurance Portfolios - High Income (WRHIP)

Variable Insurance Portfolios - International Growth (WRIP)

Variable Insurance Portfolios - International Core Equity (WRI2P)

Variable Insurance Portfolios - Limited-Term Bond (WRLTBP)

Variable Insurance Portfolios - Micro Cap Growth (WRMIC)

Variable Insurance Portfolios - Mid Cap Growth (WRMCG)

Variable Insurance Portfolios - Money Market (WRMMP)

Variable Insurance Portfolios - Pathfinder Aggressive (WRPAP)

Variable Insurance Portfolios - Pathfinder Conservative (WRPCP)

Variable Insurance Portfolios - Pathfinder Moderate (WRPMP)

Variable Insurance Portfolios - Pathfinder Moderately Aggressive (WRPMAP)

Variable Insurance Portfolios - Pathfinder Moderately Conservative (WRPMCP)

Variable Insurance Portfolios - Real Estate Securities (WRRESP)

Variable Insurance Portfolios - Science and Technology (WRSTP)

Variable Insurance Portfolios - Small Cap Growth (WRSCP)

Variable Insurance Portfolios - Small Cap Value (WRSCV)

Variable Insurance Portfolios - Value (WRVP)

WELLS FARGO FUNDS

Advantage VT Small Cap Growth Fund - Class 2 (WFVSCG)

NATIONWIDE VL SEPARATE ACCOUNT-G

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

DECEMBER 31, 2017

Assets:
Investments at fair value:
VPS Dynamic Asset Allocation Portfolio - Class A (ALVDAA)
11,256 shares (cost $145,996)	$147,120
VPS Small/Mid Cap Value Portfolio - Class A (ALVSVA)
234,457 shares (cost $4,684,015)	5,083,036
VP Inflation Protection Fund - Class I (ACVIP1)
991,628 shares (cost $10,337,148)	10,144,359
VP Inflation Protection Fund - Class II (ACVIP2)
43,483 shares (cost $491,486)	443,959
VP Mid Cap Value Fund - Class I (ACVMV1)
198,052 shares (cost $3,685,986)	4,505,677
New World Fund - Class 2 (AMVNW2)
2,794 shares (cost $69,415)	70,052
Variable Series Funds, Inc. - BlackRock High Yield V.I. Fund- Class I (BRVHYI)
19,373 shares (cost $143,775)	142,974
Global Allocation V.I. Fund - Class I (BRVGA1)
701,596 shares (cost $11,534,252)	12,109,544
Global Allocation V.I. Fund - Class II (MLVGA2)
108,468 shares (cost $1,786,676)	1,866,740
VIP Small Cap Value Series: Service Class (DWVSVS)
50,678 shares (cost $1,807,353)	2,154,835
DFA VA Global Moderate Allocation Portfolio: Institutional Class Shares (DFVGMI)
11,161 shares (cost $140,774)	142,860
VA Global Bond Portfolio (DFVGB)
1,206,202 shares (cost $13,047,679)	12,821,930
VA Inflation-Protected Securities Portfolio (DFVIPS)
61,692 shares (cost $619,374)	615,686
VA International Small Portfolio (DFVIS)
1,185,296 shares (cost $14,152,497)	16,665,265
VA International Value Portfolio (DFVIV)
1,191,428 shares (cost $14,060,671)	16,274,905
VA Short-Term Fixed Portfolio (DFVSTF)
1,288,081 shares (cost $13,161,325)	13,086,899
VA U.S. Large Value Portfolio (DFVULV)
809,141 shares (cost $18,600,870)	21,782,070
VA U.S. Targeted Value Portfolio (DFVUTV)
760,489 shares (cost $13,735,781)	14,974,025
Small Cap Stock Index Portfolio - Service Shares (DVSCS)
327,353 shares (cost $5,383,560)	6,586,336
Stock Index Fund, Inc. - Initial Shares (DSIF)
304,859 shares (cost $12,105,634)	16,303,876
Appreciation Portfolio - Initial Shares (DCAP)
35,767 shares (cost $1,518,364)	1,599,161
Global Income Builder VIP - Class A (DSGIBA)
8,866 shares (cost $224,108)	235,477
Capital Growth VIP - Class A (DSVCGA)
368 shares (cost $10,963)	11,358
Quality Bond Fund II - Primary Shares (FQB)
35,716 shares (cost $393,133)	394,666
VIP Real Estate Portfolio - Service Class (FRESS)
5,095 shares (cost $98,788)	98,694
VIP Energy Portfolio - Service Class 2 (FNRS2)
449,446 shares (cost $8,860,890)	8,876,563
VIP Equity-Income Portfolio - Service Class (FEIS)
302,279 shares (cost $6,633,171)	7,185,167
VIP Freedom Fund 2010 Portfolio - Service Class (FF10S)
129,880 shares (cost $1,565,975)	1,741,693
VIP Freedom Fund 2020 Portfolio - Service Class (FF20S)
205,102 shares (cost $2,600,760)	2,869,380

VIP Freedom Fund 2030 Portfolio - Service Class (FF30S)
525,792 shares (cost $6,253,331)	$7,697,602
VIP Growth Portfolio - Service Class (FGS)
225,089 shares (cost $14,309,650)	16,602,534
VIP Investment Grade Bond Portfolio - Service Class (FIGBS)
392,359 shares (cost $4,962,574)	4,967,270
VIP Mid Cap Portfolio - Service Class (FMCS)
269,069 shares (cost $9,019,055)	10,386,053
VIP Overseas Portfolio - Service Class (FOS)
191,618 shares (cost $3,828,361)	4,363,142
VIP Value Strategies Portfolio - Service Class (FVSS)
747 shares (cost $9,899)	10,637
Franklin Income Securities Fund - Class 2 (FTVIS2)
45,727 shares (cost $689,180)	739,407
Rising Dividends Securities Fund - Class 1 (FTVRDI)
2,090 shares (cost $54,737)	61,037
Small Cap Value Securities Fund - Class 1 (FTVSVI)
141,871 shares (cost $2,859,742)	2,898,429
Templeton Developing Markets Securities Fund - Class 2 (FTVDM2)
42,633 shares (cost $366,992)	436,132
Templeton Foreign Securities Fund - Class 2 (TIF2)
32,221 shares (cost $523,335)	498,458
Templeton Global Bond Securities Fund - Class 2 (FTVGI2)
76,766 shares (cost $1,386,794)	1,267,401
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)
197,276 shares (cost $1,422,892)	1,457,870
VIP Trust - Franklin Income VIP Fund: Class 1 (FTVIS1)
200,321 shares (cost $3,199,807)	3,349,370
VIP Trust - Franklin Founding Funds Allocation VIP Fund: Class 1 (FTVFA1)
98,645 shares (cost $700,297)	733,920
VIP Trust - Templeton Global Bond VIP Fund: Class 1 (FTVGB1)
255,351 shares (cost $4,546,994)	4,381,825
VI American Franchise Fund - Series I Shares (ACEG)
312 shares (cost $15,997)	19,678
VI Mid Cap Core Equity Fund: Series I Shares (AVMCCI)
22,308 shares (cost $302,911)	321,462
Van Kampen V.I. Mid Cap Growth Fund - Series I Shares (IVKMG1)
40,672 shares (cost $206,016)	228,574
Balanced-Risk Allocation Fund: Series I Shares (IVBRA1)
331,187 shares (cost $3,703,552)	3,745,724
Enterprise Portfolio: Institutional Shares (JAEI)
14,401 shares (cost $967,144)	1,017,460
Enterprise Portfolio: Service Shares (JAMGS)
876 shares (cost $57,001)	58,434
Forty Portfolio: Service Shares (JACAS)
108,956 shares (cost $3,696,440)	4,122,893
Global Technology Portfolio: Service Shares (JAGTS)
581,099 shares (cost $5,084,623)	6,717,499
Overseas Portfolio: Service Shares (JAIGS)
89,750 shares (cost $2,896,664)	2,758,911
Series Fund, Inc. - Total Return Portfolio - Class VC (LOVTRC)
8,824 shares (cost $150,136)	147,004
M Large Cap Value Fund (MFBOV)
185,594 shares (cost $2,423,879)	2,585,330
M Capital Appreciation Fund (MFFCA)
65,055 shares (cost $1,919,071)	2,032,316
M International Equity Fund (MFBIE)
124,984 shares (cost $1,537,393)	1,697,280
M Large Cap Growth Fund (MFTCG)
106,432 shares (cost $2,512,474)	2,874,733
Var Insurance Trust II - MFS Investors Growth Stock Portfolio - Initial Class (MV2IGI)
588 shares (cost $10,229)	10,937
Variable Insurance Trust II - MFS International Value Portfolio - Initial Class (MVIVIC)
462,437 shares (cost $10,707,843)	13,063,838

Variable Insurance Trust - MFS New Discovery Series - Intital Class (MNDIC)
91,279 shares (cost $1,513,143)	$1,834,707
Utilities Series - Initial Class (MVUIC)
305 shares (cost $8,962)	8,990
Value Series - Initial Class (MVFIC)
680,178 shares (cost $12,730,533)	14,229,318
Variable Insurance Trust II - MFS International Value Portfolio - Service Class (MVIVSC)
3,179 shares (cost $56,851)	88,385
Core Plus Fixed Income Portfolio - Class I (MSVFI)
6,746 shares (cost $71,647)	74,070
NVIT Investor Destinations Managed Growth and Income Class I (IDPGI)
67,038 shares (cost $718,535)	779,655
NVIT Investor Destinations Managed Growth Class I (IDPG)
178,143 shares (cost $1,923,296)	2,141,274
NVIT Cardinal Managed Growth and Income Class I (NCPGI)
175,025 shares (cost $1,801,980)	1,937,528
NVIT Cardinal Managed Growth Class I (NCPG)
248,611 shares (cost $2,581,998)	2,811,793
NVIT Bond Index Fund Class I (NVBX)
102,407 shares (cost $1,083,654)	1,066,056
NVIT International Index Fund Class I (NVIX)
344,204 shares (cost $3,304,245)	3,572,833
American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)
283,654 shares (cost $4,619,113)	4,771,053
American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)
974,874 shares (cost $22,610,565)	25,853,661
American Funds NVIT Bond Fund - Class II (GVABD2)
60,707 shares (cost $702,792)	698,134
American Funds NVIT Global Growth Fund - Class II (GVAGG2)
202,146 shares (cost $5,898,869)	6,408,032
American Funds NVIT Growth Fund - Class II (GVAGR2)
68,133 shares (cost $5,328,949)	5,980,725
American Funds NVIT Growth-Income Fund - Class II (GVAGI2)
48,822 shares (cost $2,454,163)	2,732,591
Federated NVIT High Income Bond Fund - Class I (HIBF)
641,276 shares (cost $4,226,014)	4,226,010
NVIT Emerging Markets Fund - Class I (GEM)
1,033,578 shares (cost $11,218,464)	14,139,344
NVIT International Equity Fund - Class I (GIG)
154,212 shares (cost $1,700,576)	1,821,239
Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)
13,312 shares (cost $119,415)	155,887
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)
80,065 shares (cost $820,470)	945,567
Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)
129,099 shares (cost $1,765,133)	1,817,717
NVIT Cardinal Aggressive Fund - Class I (NVCRA1)
1,668,676 shares (cost $16,774,435)	17,087,241
NVIT Cardinal Balanced Fund - Class I (NVCRB1)
813,918 shares (cost $9,266,932)	9,262,387
NVIT Cardinal Capital Appreciation Fund - Class I (NVCCA1)
1,638,727 shares (cost $18,073,404)	18,058,774
NVIT Cardinal Conservative Fund - Class I (NVCCN1)
261,662 shares (cost $2,744,041)	2,658,489
NVIT Cardinal Moderate Fund - Class I (NVCMD1)
2,254,255 shares (cost $24,936,199)	24,954,597
NVIT Cardinal Moderately Aggressive Fund - Class I (NVCMA1)
4,109,438 shares (cost $41,732,180)	40,354,686
NVIT Cardinal Moderately Conservative Fund - Class I (NVCMC1)
273,525 shares (cost $3,042,915)	2,978,692
NVIT Core Bond Fund - Class I (NVCBD1)
165,774 shares (cost $1,823,572)	1,790,355
NVIT Core Plus Bond Fund - Class I (NVLCP1)
341,989 shares (cost $3,904,932)	3,850,798

NVIT Nationwide Fund - Class I (TRF)
199,682 shares (cost $3,133,765)	$3,815,917
NVIT Government Bond Fund - Class I (GBF)
214,014 shares (cost $2,354,756)	2,292,088
NVIT International Index Fund - Class II (GVIX2)
231,164 shares (cost $2,164,362)	2,397,166
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)
185,546 shares (cost $2,036,882)	2,523,422
NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)
46,260 shares (cost $640,751)	745,250
NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)
63,262 shares (cost $983,824)	1,174,773
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)
82,492 shares (cost $853,177)	831,516
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)
369,804 shares (cost $4,280,749)	4,814,842
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
726,089 shares (cost $8,304,055)	10,245,118
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
45,136 shares (cost $511,688)	513,198
NVIT Mid Cap Index Fund - Class I (MCIF)
265,813 shares (cost $6,472,360)	6,916,455
NVIT Money Market Fund - Class I (SAM)
1,852,306 shares (cost $1,852,306)	1,852,306
NVIT Money Market Fund - Class V (SAM5)
16,578,338 shares (cost $16,578,338)	16,578,338
NVIT Multi-Manager International Growth Fund - Class I (NVMIG1)
162,084 shares (cost $1,832,905)	1,949,868
NVIT Multi-Manager International Value Fund - Class I (GVDIVI)
200,913 shares (cost $2,075,365)	2,318,540
NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
275,427 shares (cost $3,431,212)	3,748,557
NVIT Multi-Manager Large Cap Value Fund - Class I (NVMLV1)
182,411 shares (cost $1,895,431)	1,980,986
NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
516,914 shares (cost $6,017,046)	6,358,044
NVIT Multi-Manager Mid Cap Value Fund - Class I (NVMMV1)
492,514 shares (cost $5,257,072)	5,565,405
NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
42,847 shares (cost $461,412)	486,317
NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)
207,984 shares (cost $3,640,649)	4,016,162
NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)
168,254 shares (cost $2,422,855)	2,581,024
NVIT Multi-Manager Small Company Fund - Class I (SCF)
105,735 shares (cost $2,332,265)	2,393,844
NVIT Multi-Sector Bond Fund - Class I (MSBF)
181,485 shares (cost $1,668,532)	1,680,552
NVIT Short Term Bond Fund - Class I (NVSTB1)
40,690 shares (cost $424,041)	418,291
NVIT Short Term Bond Fund - Class II (NVSTB2)
6,047 shares (cost $62,733)	61,866
NVIT Large Cap Growth Fund - Class I (NVOLG1)
576,004 shares (cost $11,028,286)	11,335,752
NVIT Investor Destinations Aggressive Fund - Class P (NVIDAP)
1,330,139 shares (cost $17,093,431)	17,983,481
NVIT Investor Destinations Balanced Fund - Class P (NVDBLP)
405,114 shares (cost $6,224,261)	6,506,134
NVIT Investor Destinations Capital Appreciation Fund - Class P (NVDCAP)
387,148 shares (cost $6,747,261)	7,162,243
NVIT Investor Destinations Conservative Fund - Class P (NVIDCP)
274,890 shares (cost $2,840,430)	2,759,893
NVIT Investor Destinations Moderate Fund - Class P (NVIDMP)
1,454,504 shares (cost $18,770,776)	18,864,914

NVIT Investor Destinations Moderately Aggressive Fund - Class P (NVDMAP)
3,856,854 shares (cost $51,858,310)	$54,034,530
NVIT Investor Destinations Moderately Conservative Fund - Class P (NVDMCP)
140,354 shares (cost $1,581,752)	1,585,996
Templeton NVIT International Value Fund - Class III (NVTIV3)
83,729 shares (cost $995,958)	1,070,062
Invesco NVIT Comstock Value Fund - Class I (EIF)
131,851 shares (cost $2,084,156)	2,650,199
NVIT Real Estate Fund - Class I (NVRE1)
2,131,766 shares (cost $15,645,170)	13,771,206
Loring Ward NVIT Capital Appreciation Fund - Class P (NVLCAP)
15,872 shares (cost $179,567)	204,588
Loring Ward NVIT Moderate Fund - Class P (NVLMP)
83,503 shares (cost $982,007)	1,062,159
NVIT Small Cap Index Fund Class II (NVSIX2)
596,895 shares (cost $7,516,707)	8,075,993
NVIT S&P 500 Index Fund Class I (GVEX1)
2,066,238 shares (cost $31,198,447)	36,241,816
Short Duration Bond Portfolio - I Class Shares (AMTB)
57,575 shares (cost $616,822)	602,234
Mid-Cap Growth Portfolio - S Class Shares (AMMCGS)
1,200 shares (cost $26,595)	30,917
Socially Responsive Portfolio - I Class Shares (AMSRS)
5,283 shares (cost $102,660)	135,286
TOPS Managed Risk Balanced ETF Portfolio - Class 3 (NOTB3)
153,898 shares (cost $1,700,742)	1,883,706
TOPS Managed Risk Growth ETF Portfolio - Class 3 (NOTG3)
245,630 shares (cost $2,794,022)	3,080,202
TOPS Managed Risk Moderate Growth ETF Portfolio - Class 3 (NOTMG3)
173,908 shares (cost $1,900,578)	2,196,458
Global Securities Fund/VA - Non-Service Shares (OVGS)
87,823 shares (cost $3,351,314)	4,164,543
International Growth Fund/VA - Non-Service Shares (OVIG)
684,522 shares (cost $1,570,072)	1,772,913
Main Street Fund(R)/VA - Non-Service Shares (OVGI)
85,493 shares (cost $2,468,682)	2,757,139
Main Street Small- & Mid-Cap Fund(R)/VA - Non-Service Shares (OVSC)
94,820 shares (cost $2,255,191)	2,445,418
Global Strategic Income Fund/VA: Non-service Shares (OVSB)
97,263 shares (cost $509,831)	498,961
All Asset Portfolio - Administrative Class (PMVAAA)
60,773 shares (cost $630,547)	659,390
CommodityRealReturn(R) Strategy Portfolio - Administrative Class (PMVRSA)
383,608 shares (cost $2,875,766)	2,746,632
Foreign Bond Portfolio (Unhedged) - Administrative Class (PMVFBA)
81,549 shares (cost $859,074)	870,133
Low Duration Portfolio - Administrative Class (PMVLDA)
404,972 shares (cost $4,233,667)	4,146,911
Total Return Portfolio - Administrative Class (PMVTRA)
702,933 shares (cost $7,722,865)	7,690,089
Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)
7,401 shares (cost $85,516)	92,145
VT International Value Fund: Class IA (PVIVIA)
230 shares (cost $2,637)	2,696
VT Equity Income Fund: Class IA (PVEIIA)
25 shares (cost $652)	676
Variable Fund - Multi-Hedge Strategies (RVARS)
27,891 shares (cost $665,438)	692,542
T. Rowe Price Health Sciences Portfolio (TRHSP)
320,391 shares (cost $12,094,570)	13,562,141
Health Sciences Portfolio - II (TRHS2)
40,171 shares (cost $1,529,641)	1,636,158
VIP Trust Global Hard Assets Fund - Initial Class (VWHA)
110,677 shares (cost $2,503,131)	2,626,360

Ivy Funds VIP - Pathfinder Moderately Aggressive - Managed Volatility (WRPMAV)
42,862 shares (cost $222,119)	$242,400
Ivy Funds VIP - Pathfinder Moderate - Managed Volatility (WRPMMV)
37,590 shares (cost $201,807)	217,322
Variable Insurance Portfolios - Asset Strategy (WRASP)
1,187,440 shares (cost $11,913,560)	11,123,696
Variable Insurance Portfolios - Balanced (WRBP)
63,511 shares (cost $521,309)	505,049
Variable Insurance Portfolios - Bond (WRBDP)
151,595 shares (cost $835,940)	811,607
Variable Insurance Portfolios - Core Equity (WRCEP)
85,617 shares (cost $1,023,345)	1,052,750
Variable Insurance Portfolios - Dividend Opportunities (WRDIV)
87,563 shares (cost $692,783)	751,395
Variable Insurance Portfolios - Energy (WRENG)
61,513 shares (cost $377,878)	361,007
Variable Insurance Portfolios - Global Bond (WRGBP)
17,615 shares (cost $87,783)	87,321
Variable Insurance Portfolios - Global Natural Resources (WRGNR)
143,532 shares (cost $683,991)	664,711
Variable Insurance Portfolios - Growth (WRGP)
84,420 shares (cost $940,652)	1,020,811
Variable Insurance Portfolios - High Income (WRHIP)
1,017,642 shares (cost $3,807,929)	3,701,571
Variable Insurance Portfolios - International Growth (WRIP)
64,033 shares (cost $556,096)	631,824
Variable Insurance Portfolios - International Core Equity (WRI2P)
31,708 shares (cost $541,581)	589,224
Variable Insurance Portfolios - Limited-Term Bond (WRLTBP)
7,645 shares (cost $37,567)	37,303
Variable Insurance Portfolios - Micro Cap Growth (WRMIC)
14,762 shares (cost $338,343)	330,966
Variable Insurance Portfolios - Mid Cap Growth (WRMCG)
193,335 shares (cost $1,970,500)	2,244,429
Variable Insurance Portfolios - Money Market (WRMMP)
229,570 shares (cost $229,570)	229,570
Variable Insurance Portfolios - Pathfinder Aggressive (WRPAP)
277,420 shares (cost $1,405,619)	1,432,183
Variable Insurance Portfolios - Pathfinder Conservative (WRPCP)
61,318 shares (cost $320,259)	316,302
Variable Insurance Portfolios - Pathfinder Moderate (WRPMP)
763,042 shares (cost $4,042,087)	4,116,915
Variable Insurance Portfolios - Pathfinder Moderately Aggressive (WRPMAP)
1,132,224 shares (cost $6,181,670)	6,325,284
Variable Insurance Portfolios - Pathfinder Moderately Conservative (WRPMCP)
83,880 shares (cost $444,135)	446,123
Variable Insurance Portfolios - Real Estate Securities (WRRESP)
32,774 shares (cost $275,426)	250,454
Variable Insurance Portfolios - Science and Technology (WRSTP)
64,625 shares (cost $1,425,893)	1,747,307
Variable Insurance Portfolios - Small Cap Growth (WRSCP)
52,013 shares (cost $569,919)	604,812
Variable Insurance Portfolios - Small Cap Value (WRSCV)
17,307 shares (cost $290,704)	317,006
Variable Insurance Portfolios - Value (WRVP)
59,965 shares (cost $380,304)	386,103
Advantage VT Small Cap Growth Fund - Class 2 (WFVSCG)
162,548 shares (cost $1,533,305)	1,654,741

Total Investments	$867,340,702

Other Accounts Receivable	170
Accounts Receivable - Variable Series Funds, Inc. - BlackRock High Yield V.I. Fund- Class I (BRVHYI)	526
Accounts Receivable - VIP Investment Grade Bond Portfolio - Service Class (FIGBS)	417
Accounts Receivable - Value Series - Initial Class (MVFIC)	465

Accounts Receivable - Core Plus Fixed Income Portfolio - Class I (MSVFI)	$239
Accounts Receivable - American Funds NVIT Growth Fund - Class II (GVAGR2)	104
Accounts Receivable - Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)	656
Accounts Receivable - NVIT Nationwide Fund - Class I (TRF)	704
Accounts Receivable - NVIT Government Bond Fund - Class I (GBF)	424
Accounts Receivable - NVIT Money Market Fund - Class I (SAM)	159
Accounts Receivable - NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)	354
Accounts Receivable - NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)	432
Accounts Receivable - Invesco NVIT Comstock Value Fund - Class I (EIF)	242
Accounts Receivable - Short Duration Bond Portfolio - I Class Shares (AMTB)	432
Accounts Receivable - Main Street Fund(R)/VA - Non-Service Shares (OVGI)	402
Accounts Receivable - Main Street Small- & Mid-Cap Fund(R)/VA - Non-Service Shares (OVSC)	466
Accounts Receivable - VT International Value Fund: Class IA (PVIVIA)	1
Accounts Payable - VIP Value Strategies Portfolio - Service Class (FVSS)	(3)
Accounts Payable - Var Insurance Trust II - MFS Investors Growth Stock Portfolio - Initial Class (MV2IGI)	(4)
Accounts Payable - American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)	(178)
Accounts Payable - NVIT Multi-Sector Bond Fund - Class I (MSBF)	(206)
Accounts Payable - Low Duration Portfolio - Administrative Class (PMVLDA)	(274)
Accounts Payable - Total Return Portfolio - Administrative Class (PMVTRA)	(357)
Accounts Payable - VT Equity Income Fund: Class IA (PVEIIA)	(3)

$867,345,870

Contract Owners’ Equity:
Accumulation units	867,345,870

Total Contract Owners’ Equity (note 8)	$867,345,870

See accompanying notes to financial statements.

NATIONWIDE VL SEPARATE ACCOUNT-G

STATEMENT OF OPERATIONS

Year Ended December 31, 2017

Investment Activity:	Total	ALVDAA	ALVSVA	ACVIP1	ACVIP2	ACVMV1	AMVNW2	BRVHYI
Reinvested dividends	$12,406,426	2,629	21,848	265,583	11,576	70,192	39	1,155

Net investment income (loss)	12,406,426	2,629	21,848	265,583	11,576	70,192	39	1,155

Realized gain (loss) on investments	4,846,358	16,652	1,896	(73,819)	(6,546)	294,865	9	(1)
Change in unrealized gain (loss) on investments	70,250,601	(2,347)	315,287	154,430	11,094	40,993	637	(801)

Net gain (loss) on investments	75,096,959	14,305	317,183	80,611	4,548	335,858	646	(802)

Reinvested capital gains	28,371,472	-	234,974	-	-	93,429	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$115,874,857	16,934	574,005	346,194	16,124	499,479	685	353

Investment Activity:	BRVGA1	MLVGA2	DWVSVS	DFVGMI	DFVGB	DFVIPS	DFVIS	DFVIV
Reinvested dividends	$152,897	22,021	13,483	2,382	218,491	14,755	381,263	423,021

Net investment income (loss)	152,897	22,021	13,483	2,382	218,491	14,755	381,263	423,021

Realized gain (loss) on investments	(16,474)	36,546	9,108	101	(3,104)	55	118,549	61,159
Change in unrealized gain (loss) on investments	1,191,483	180,098	132,471	2,086	(7,303)	(3,076)	2,718,334	2,684,014

Net gain (loss) on investments	1,175,009	216,644	141,579	2,187	(10,407)	(3,021)	2,836,883	2,745,173

Reinvested capital gains	119,738	18,530	71,840	1,053	5,950	-	414,890	-

Net increase (decrease) in contract owners’ equity resulting from operations	$1,447,644	257,195	226,902	5,622	214,034	11,734	3,633,036	3,168,194

Investment Activity:	DFVSTF	DFVULV	DFVUTV	DVSCS	DSIF	DCAP	DSGIBA	DSVCGA
Reinvested dividends	$131,015	368,763	148,364	40,767	256,520	21,375	2,546	-

Net investment income (loss)	131,015	368,763	148,364	40,767	256,520	21,375	2,546	-

Realized gain (loss) on investments	812	151,077	143,003	193,093	305,776	(36,366)	675	5
Change in unrealized gain (loss) on investments	(41,497)	1,996,533	155,688	235,878	1,987,239	177,635	11,644	394

Net gain (loss) on investments	(40,685)	2,147,610	298,691	428,971	2,293,015	141,269	12,319	399

Reinvested capital gains	-	804,283	880,410	266,796	345,663	210,641	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$90,330	3,320,656	1,327,465	736,534	2,895,198	373,285	14,865	399

Investment Activity:	FQB	FRESS	FNRS2	FEIS	FF10S	FF20S	FF30S	FGS
Reinvested dividends	$9,743	954	121,437	109,843	24,472	39,398	95,726	15,061

Net investment income (loss)	9,743	954	121,437	109,843	24,472	39,398	95,726	15,061

Realized gain (loss) on investments	(1,786)	(3)	(52,085)	84,213	25,603	70,119	229,999	544,251
Change in unrealized gain (loss) on investments	4,407	(94)	(258,682)	484,516	119,291	227,525	756,729	2,267,478

Net gain (loss) on investments	2,621	(97)	(310,767)	568,729	144,894	297,644	986,728	2,811,729

Reinvested capital gains	-	-	4,481	135,312	35,279	78,656	259,520	865,427

Net increase (decrease) in contract owners’ equity resulting from operations	$12,364	857	(184,849)	813,884	204,645	415,698	1,341,974	3,692,217

Investment Activity:	FIGBS	FMCS	FOS	FVSS	FTVIS2	FTVRDI	FTVSVI	FTVDM2
Reinvested dividends	$112,379	59,757	53,242	138	30,036	1,142	20,242	3,736

Net investment income (loss)	112,379	59,757	53,242	138	30,036	1,142	20,242	3,736

Realized gain (loss) on investments	(15,054)	183,270	(1,023)	155	2,289	1,808	47,464	(2,150)
Change in unrealized gain (loss) on investments	72,991	1,147,258	874,138	(858)	34,645	6,475	30,359	124,736

Net gain (loss) on investments	57,937	1,330,528	873,115	(703)	36,934	8,283	77,823	122,586

Reinvested capital gains	20,376	439,771	3,749	2,278	-	2,363	189,433	-

Net increase (decrease) in contract owners’ equity resulting from operations	$190,692	1,830,056	930,106	1,713	66,970	11,788	287,498	126,322

Investment Activity:	TIF2	FTVGI2	FTVFA2	FTVIS1	FTVFA1	FTVGB1	ACEG	AVMCCI
Reinvested dividends	$12,234	-	37,943	129,780	19,686	-	18	1,601

Net investment income (loss)	12,234	-	37,943	129,780	19,686	-	18	1,601

Realized gain (loss) on investments	(9,008)	(12,548)	(2,376)	2,723	(8,462)	(52,562)	4,048	1,011
Change in unrealized gain (loss) on investments	69,213	32,490	65,201	157,325	37,948	123,693	(180)	31,127

Net gain (loss) on investments	60,205	19,942	62,825	160,048	29,486	71,131	3,868	32,138

Reinvested capital gains	-	4,166	58,490	-	27,853	13,040	1,758	6,201

Net increase (decrease) in contract owners’ equity resulting from operations	$72,439	24,108	159,258	289,828	77,025	84,171	5,644	39,940

Investment Activity:	IVKMG1	IVBRA1	JAEI	JAMGS	JACAS	JAGTS	JAIGS	LOVTRC
Reinvested dividends	$-	135,306	170	-	-	23,205	41,500	3,458

Net investment income (loss)	-	135,306	170	-	-	23,205	41,500	3,458

Realized gain (loss) on investments	1,996	(25,046)	(34)	7	(107,960)	99,853	(47,222)	(118)
Change in unrealized gain (loss) on investments	24,260	21,306	50,317	1,433	873,021	1,408,175	694,024	(2,797)

Net gain (loss) on investments	26,256	(3,740)	50,283	1,440	765,061	1,508,028	646,802	(2,915)

Reinvested capital gains	13,250	183,486	1,613	-	214,568	297,041	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$39,506	315,052	52,066	1,440	979,629	1,828,274	688,302	543

Investment Activity:	MFBOV	MFFCA	MFBIE	MFTCG	MV2IGI	MVIVIC	MNDIC	MVUIC
Reinvested dividends	$36,140	-	26,229	-	65	164,125	-	-

Net investment income (loss)	36,140	-	26,229	-	65	164,125	-	-

Realized gain (loss) on investments	(9,866)	33,319	5,917	15,958	(11)	121,671	(18,720)	1
Change in unrealized gain (loss) on investments	180,647	72,202	292,511	679,070	1,901	2,251,277	353,495	28

Net gain (loss) on investments	170,781	105,521	298,428	695,028	1,890	2,372,948	334,775	29

Reinvested capital gains	120,576	209,876	-	77,022	521	10,417	30,205	-

Net increase (decrease) in contract owners’ equity resulting from operations	$327,497	315,397	324,657	772,050	2,476	2,547,490	364,980	29

Investment Activity:	MVFIC	MVIVSC	MSVFI	IDPGI	IDPG	NCPGI	NCPG	NVBX
Reinvested dividends	$238,973	1,404	2,256	14,795	38,217	33,797	47,665	23,744

Net investment income (loss)	238,973	1,404	2,256	14,795	38,217	33,797	47,665	23,744

Realized gain (loss) on investments	229,910	12,350	2,278	8,998	4,432	3,600	1,987	(1,226)
Change in unrealized gain (loss) on investments	1,060,842	9,783	1,716	60,388	229,520	126,800	260,906	5,455

Net gain (loss) on investments	1,290,752	22,133	3,994	69,386	233,952	130,400	262,893	4,229

Reinvested capital gains	489,008	102	-	6,550	20,314	49,559	103,397	1,673

Net increase (decrease) in contract owners’ equity resulting from operations	$2,018,733	23,639	6,250	90,731	292,483	213,756	413,955	29,646

Investment Activity:	NVIX	NVAMV1	GVAAA2	GVABD2	GVAGG2	GVAGR2	GVAGI2	HIBF
Reinvested dividends	$88,489	76,349	256,575	8,364	36,518	17,062	36,407	232,166

Net investment income (loss)	88,489	76,349	256,575	8,364	36,518	17,062	36,407	232,166

Realized gain (loss) on investments	(8,770)	(232,990)	226,718	553	70,445	98,604	98,704	(14,257)
Change in unrealized gain (loss) on investments	333,057	379,978	2,236,593	11,410	797,152	791,193	109,104	37,864

Net gain (loss) on investments	324,287	146,988	2,463,311	11,963	867,597	889,797	207,808	23,607

Reinvested capital gains	-	160,278	516,886	1,891	407,467	416,729	257,665	-

Net increase (decrease) in contract owners’ equity resulting from operations	$412,776	383,615	3,236,772	22,218	1,311,582	1,323,588	501,880	255,773

Investment Activity:	GEM	GIG	NVIE6	NVNMO1	NVNSR2	NVCRA1	NVCRB1	NVCCA1
Reinvested dividends	$162,673	20,878	2,227	4,628	9,218	214,920	149,531	299,179

Net investment income (loss)	162,673	20,878	2,227	4,628	9,218	214,920	149,531	299,179

Realized gain (loss) on investments	65,724	(9,385)	5,733	1,374	6,136	72,256	39,917	104,856
Change in unrealized gain (loss) on investments	3,745,257	210,110	27,699	160,557	111,820	1,312,910	350,616	914,035

Net gain (loss) on investments	3,810,981	200,725	33,432	161,931	117,956	1,385,166	390,533	1,018,891

Reinvested capital gains	-	-	-	17,753	143,333	1,044,712	398,417	1,134,523

Net increase (decrease) in contract owners’ equity resulting from operations	$3,973,654	221,603	35,659	184,312	270,507	2,644,798	938,481	2,452,593

Investment Activity:	NVCCN1	NVCMD1	NVCMA1	NVCMC1	NVCBD1	NVLCP1	TRF	GBF
Reinvested dividends	$57,100	444,307	602,405	59,089	52,646	96,558	36,173	48,692

Net investment income (loss)	57,100	444,307	602,405	59,089	52,646	96,558	36,173	48,692

Realized gain (loss) on investments	(15,996)	88,029	32,374	(3,197)	(2,105)	(6,353)	75,469	(17,353)
Change in unrealized gain (loss) on investments	55,780	1,045,858	2,434,695	87,238	19,165	37,449	398,691	13,898

Net gain (loss) on investments	39,784	1,133,887	2,467,069	84,041	17,060	31,096	474,160	(3,455)

Reinvested capital gains	52,237	1,352,626	2,849,257	128,046	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$149,121	2,930,820	5,918,731	271,176	69,706	127,654	510,333	45,237

Investment Activity:	GVIX2	GVIDA	NVDBL2	NVDCA2	GVIDC	GVIDM	GVDMA	GVDMC
Reinvested dividends	$57,524	37,106	13,317	18,884	16,036	82,772	160,500	9,689

Net investment income (loss)	57,524	37,106	13,317	18,884	16,036	82,772	160,500	9,689

Realized gain (loss) on investments	(11,275)	199,261	11,955	114,441	(201)	129,218	167,793	6,961
Change in unrealized gain (loss) on investments	431,360	15,596	35,486	2,234	13,161	87,387	541,630	8,208

Net gain (loss) on investments	420,085	214,857	47,441	116,675	12,960	216,605	709,423	15,169

Reinvested capital gains	-	174,483	17,677	41,312	17,044	277,832	631,498	22,502

Net increase (decrease) in contract owners’ equity resulting from operations	$477,609	426,446	78,435	176,871	46,040	577,209	1,501,421	47,360

Investment Activity:	MCIF	SAM	SAM5	NVMIG1	GVDIVI	NVMLG1	NVMLV1	NVMMG1
Reinvested dividends	$71,231	9,038	86,930	22,348	53,420	12,290	28,129	-

Net investment income (loss)	71,231	9,038	86,930	22,348	53,420	12,290	28,129	-

Realized gain (loss) on investments	20,201	-	-	(28,721)	(15,809)	97,898	(73,895)	13,450
Change in unrealized gain (loss) on investments	502,749	-	-	422,217	344,616	614,726	206,964	795,796

Net gain (loss) on investments	522,950	-	-	393,496	328,807	712,624	133,069	809,246

Reinvested capital gains	485,542	-	-	-	-	150,381	100,177	291,694

Net increase (decrease) in contract owners’ equity resulting from operations	$1,079,723	9,038	86,930	415,844	382,227	875,295	261,375	1,100,940

Investment Activity:	NVMMV1	NVMMV2	SCGF	SCVF	SCF	MSBF	NVSTB1	NVSTB2
Reinvested dividends	$66,043	5,254	-	12,483	-	74,499	7,964	1,019

Net investment income (loss)	66,043	5,254	-	12,483	-	74,499	7,964	1,019

Realized gain (loss) on investments	74,489	(1,149)	(85,805)	143,339	34,993	1,886	341	(9)
Change in unrealized gain (loss) on investments	328,390	32,303	595,434	(24,324)	93,968	8,204	(1,910)	(47)

Net gain (loss) on investments	402,879	31,154	509,629	119,015	128,961	10,090	(1,569)	(56)

Reinvested capital gains	247,793	24,191	27,808	107,880	152,175	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$716,715	60,599	537,437	239,378	281,136	84,589	6,395	963

Investment Activity:	NVOLG1	NVIDAP	NVDBLP	NVDCAP	NVIDCP	NVIDMP	NVDMAP	NVDMCP
Reinvested dividends	$51,077	292,543	125,717	125,841	57,807	355,416	932,273	31,378

Net investment income (loss)	51,077	292,543	125,717	125,841	57,807	355,416	932,273	31,378

Realized gain (loss) on investments	68,359	158,387	40,660	50,508	(8,496)	124,646	510,711	(27,261)
Change in unrealized gain (loss) on investments	2,082,878	914,058	316,018	450,897	40,801	614,577	2,619,504	73,265

Net gain (loss) on investments	2,151,237	1,072,445	356,678	501,405	32,305	739,223	3,130,215	46,004

Reinvested capital gains	251,208	1,135,946	144,576	234,901	54,496	1,074,373	3,107,966	62,035

Net increase (decrease) in contract owners’ equity resulting from operations	$2,453,522	2,500,934	626,971	862,147	144,608	2,169,012	7,170,454	139,417

Investment Activity:	NVTIV3	EIF	NVRE1	NVLCAP	NVLMP	NVSIX2	GVEX1	AMTB
Reinvested dividends	$20,241	69,702	298,141	3,628	14,782	66,352	588,485	8,671

Net investment income (loss)	20,241	69,702	298,141	3,628	14,782	66,352	588,485	8,671

Realized gain (loss) on investments	4,329	112,011	(303,444)	5,646	3,973	(17,232)	151,566	(836)
Change in unrealized gain (loss) on investments	171,615	178,174	592,488	30,280	83,420	603,443	4,093,091	(2,456)

Net gain (loss) on investments	175,944	290,185	289,044	35,926	87,393	586,211	4,244,657	(3,292)

Reinvested capital gains	-	-	207,179	2,606	16,519	273,001	738,504	-

Net increase (decrease) in contract owners’ equity resulting from operations	$196,185	359,887	794,364	42,160	118,694	925,564	5,571,646	5,379

Investment Activity:	AMMCGS	AMSRS	NOTB3	NOTG3	NOTMG3	OVGS	OVIG	OVGI
Reinvested dividends	$-	673	25,871	39,047	32,332	32,181	19,725	34,109

Net investment income (loss)	-	673	25,871	39,047	32,332	32,181	19,725	34,109

Realized gain (loss) on investments	36	12,315	2,084	(8,095)	468	12,153	29,189	(23,877)
Change in unrealized gain (loss) on investments	5,266	5,113	142,308	367,507	229,488	1,111,144	246,237	354,002

Net gain (loss) on investments	5,302	17,428	144,392	359,412	229,956	1,123,297	275,426	330,125

Reinvested capital gains	595	4,841	2,703	-	-	-	-	45,763

Net increase (decrease) in contract owners’ equity resulting from operations	$5,897	22,942	172,966	398,459	262,288	1,155,478	295,151	409,997

Investment Activity:	OVSC	OVSB	PMVAAA	PMVRSA	PMVFBA	PMVLDA	PMVTRA	GVGMNS
Reinvested dividends	$19,126	11,067	29,815	239,791	12,853	53,583	134,072	268

Net investment income (loss)	19,126	11,067	29,815	239,791	12,853	53,583	134,072	268

Realized gain (loss) on investments	(935)	(2,692)	(4,349)	(33,794)	(16,175)	(10,843)	(6,949)	130
Change in unrealized gain (loss) on investments	157,905	20,518	55,313	(118,391)	81,770	10,350	179,838	7,388

Net gain (loss) on investments	156,970	17,826	50,964	(152,185)	65,595	(493)	172,889	7,518

Reinvested capital gains	117,407	-	-	-	-	-	-	2,280

Net increase (decrease) in contract owners’ equity resulting from operations	$293,503	28,893	80,779	87,606	78,448	53,090	306,961	10,066

Investment Activity:	PVIVIA	PVEIIA	RVARS	TRHSP	TRHS2	VWHA	WRPMAV	WRPMMV
Reinvested dividends	$-	-	-	-	-	-	926	876

Net investment income (loss)	-	-	-	-	-	-	926	876

Realized gain (loss) on investments	-	2	3,942	379,191	71,729	(245,988)	818	(39)
Change in unrealized gain (loss) on investments	59	23	18,829	1,859,990	190,668	190,353	22,866	18,765

Net gain (loss) on investments	59	25	22,771	2,239,181	262,397	(55,635)	23,684	18,726

Reinvested capital gains	-	-	-	563,743	67,836	-	5,887	5,152

Net increase (decrease) in contract owners’ equity resulting from operations	$59	25	22,771	2,802,924	330,233	(55,635)	30,497	24,754

Investment Activity:	WRASP	WRBP	WRBDP	WRCEP	WRDIV	WRENG	WRGBP	WRGNR
Reinvested dividends	$167,781	7,838	12,494	4,024	8,731	2,695	2,036	808

Net investment income (loss)	167,781	7,838	12,494	4,024	8,731	2,695	2,036	808

Realized gain (loss) on investments	(201,853)	(25,820)	(3,993)	1,019	9,800	(120)	(152)	(30,725)
Change in unrealized gain (loss) on investments	1,813,140	56,357	17,108	133,114	60,935	(43,242)	1,241	52,613

Net gain (loss) on investments	1,611,287	30,537	13,115	134,133	70,735	(43,362)	1,089	21,888

Reinvested capital gains	-	13,865	5,508	36,389	22,547	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$1,779,068	52,240	31,117	174,546	102,013	(40,667)	3,125	22,696

Investment Activity:	WRGP	WRHIP	WRIP	WRI2P	WRLTBP	WRMIC	WRMCG	WRMMP
Reinvested dividends	$2,262	200,848	283	7,021	542	-	-	1,289

Net investment income (loss)	2,262	200,848	283	7,021	542	-	-	1,289

Realized gain (loss) on investments	1,141	(33,385)	4,242	4,941	(7)	(8,989)	6,670	-
Change in unrealized gain (loss) on investments	148,584	61,640	104,372	92,041	(74)	34,718	416,532	-

Net gain (loss) on investments	149,725	28,255	108,614	96,982	(81)	25,729	423,202	-

Reinvested capital gains	80,539	-	15,102	-	-	988	60,249	13

Net increase (decrease) in contract owners’ equity resulting from operations	$232,526	229,103	123,999	104,003	461	26,717	483,451	1,302

Investment Activity:	WRPAP	WRPCP	WRPMP	WRPMAP	WRPMCP	WRRESP	WRSTP	WRSCP
Reinvested dividends	$12,232	2,718	28,722	45,017	3,527	3,310	-	-

Net investment income (loss)	12,232	2,718	28,722	45,017	3,527	3,310	-	-

Realized gain (loss) on investments	1,772	(8,103)	(5,732)	(3,447)	(7,253)	(2,820)	64,194	(111)
Change in unrealized gain (loss) on investments	139,034	26,992	295,110	494,224	35,888	(17,943)	238,663	98,937

Net gain (loss) on investments	140,806	18,889	289,378	490,777	28,635	(20,763)	302,857	98,826

Reinvested capital gains	94,547	15,335	203,385	324,716	20,449	30,936	141,305	13,139

Net increase (decrease) in contract owners’ equity resulting from operations	$247,585	36,942	521,485	860,510	52,611	13,483	444,162	111,965

Investment Activity:	WRSCV	WRVP	WFVSCG
Reinvested dividends	$-	4,947	-

Net investment income (loss)	-	4,947	-

Realized gain (loss) on investments	5,598	1,855	899
Change in unrealized gain (loss) on investments	(1,603)	28,324	263,332

Net gain (loss) on investments	3,995	30,179	264,231

Reinvested capital gains	35,892	6,709	33,005

Net increase (decrease) in contract owners’ equity resulting from operations	$39,887	41,835	297,236

See accompanying notes to financial statements.

NATIONWIDE VL SEPARATE ACCOUNT-G

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2017 AND 2016

	Total		ALVDAA		ALVSVA		ACVIP1
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$12,406,426	10,817,872	2,629	1,426	21,848	21,398	265,583	144,340
Realized gain (loss) on investments	4,846,358	1,587,358	16,652	(2,742)	1,896	37,187	(73,819)	(30,341)
Change in unrealized gain (loss) on investments	70,250,601	6,801,944	(2,347)	6,661	315,287	566,993	154,430	117,322
Reinvested capital gains	28,371,472	30,065,867	-	39	234,974	201,040	-	45,789

Net increase (decrease) in contract owners’ equity resulting from operations	115,874,857	49,273,041	16,934	5,384	574,005	826,618	346,194	277,110

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	154,799,388	163,691,814	16,965	22,603	690,403	769,890	2,121,236	2,323,630
Transfers between funds	-	-	7,367	(52,836)	(134,382)	90,956	644,921	145,794
Surrenders (note 6)	(19,351,492)	(15,539,166)	(1,374)	-	(26,208)	(92,521)	(68,491)	(93,389)
Death Benefits (note 4)	(3,230,338)	(1,729,864)	-	-	(245)	-	(244)	-
Net policy repayments (loans) (note 5)	(4,034,691)	(5,370,728)	(1,053)	(1,159)	(74,956)	(55,689)	(30,146)	(14,383)
Deductions for surrender charges (note 2)	(3,402,365)	(2,584,227)	(114)	-	(5,614)	(16,649)	(45,377)	(69,807)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(47,354,672)	(43,981,064)	(9,068)	(11,107)	(279,019)	(241,858)	(537,704)	(542,308)
Asset charges (note 3)	(2,434,818)	(1,942,854)	(150)	(114)	(12,321)	(10,094)	(5,385)	(3,990)
Adjustments to maintain reserves	213	11,162	(3)	(3)	7	(6)	(758)	3

Net equity transactions	74,991,225	92,555,073	12,570	(42,616)	157,665	444,029	2,078,052	1,745,550

Net change in contract owners’ equity	190,866,082	141,828,114	29,504	(37,232)	731,670	1,270,647	2,424,246	2,022,660
Contract owners’ equity beginning of period	676,479,788	534,651,674	117,614	154,846	4,351,374	3,080,727	7,720,100	5,697,440

Contract owners’ equity end of period	$867,345,870	676,479,788	147,118	117,614	5,083,044	4,351,374	10,144,346	7,720,100

CHANGES IN UNITS:
Beginning units	44,474,817	37,804,568	9,543	13,015	197,662	175,052	759,508	586,893
Units purchased	14,051,714	16,190,434	2,365	2,562	42,194	50,966	297,609	250,938
Units redeemed	(9,062,808)	(9,520,185)	(1,498)	(6,034)	(35,787)	(28,356)	(96,796)	(78,323)

Ending units	49,463,723	44,474,817	10,410	9,543	204,069	197,662	960,321	759,508

	ACVIP2		ACVMV1		ACVV		AMVNW2
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$11,576	9,065	70,192	64,897	-	-	39	-
Realized gain (loss) on investments	(6,546)	(15,486)	294,865	77,100	-	-	9	-
Change in unrealized gain (loss) on investments	11,094	24,214	40,993	486,048	-	-	637	-
Reinvested capital gains	-	3,766	93,429	167,984	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	16,124	21,559	499,479	796,029	-	-	685	-

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	6,214	24,129	393,510	242,919	(2,535)	-	70,250	-
Transfers between funds	(20,250)	(46,564)	(398,118)	667,263	-	-	-	-
Surrenders (note 6)	(946)	(16,358)	(201,653)	(146,414)	-	-	-	-
Death Benefits (note 4)	(1)	-	(30,551)	-	-	-	-	-
Net policy repayments (loans) (note 5)	(5,601)	(1,817)	(132,848)	(29,666)	-	-	-	-
Deductions for surrender charges (note 2)	(202)	(1,232)	(4,806)	(5,650)	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(13,117)	(18,590)	(157,906)	(156,726)	2,525	-	(884)	-
Asset charges (note 3)	(1,887)	(2,052)	(11,007)	(9,483)	10	-	-	-
Adjustments to maintain reserves	(4)	(3)	(245)	11	-	-	-	-

Net equity transactions	(35,794)	(62,487)	(543,624)	562,254	-	-	69,366	-

Net change in contract owners’ equity	(19,670)	(40,928)	(44,145)	1,358,283	-	-	70,051	-
Contract owners’ equity beginning of period	463,617	504,545	4,549,808	3,191,525	-	-	-	-

Contract owners’ equity end of period	$443,947	463,617	4,505,663	4,549,808	-	-	70,051	-

CHANGES IN UNITS:
Beginning units	31,163	35,402	137,634	118,610	-	-	-	-
Units purchased	847	552	9,232	33,644	-	-	6,463	-
Units redeemed	(3,226)	(4,791)	(24,837)	(14,620)	-	-	(82)	-

Ending units	28,784	31,163	122,029	137,634	-	-	6,381	-

	BRVHYI		BRVGA1		MLVGA2		DWVSVS
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$1,155	-	152,897	132,896	22,021	24,893	13,483	9,176
Realized gain (loss) on investments	(1)	-	(16,474)	(47,314)	36,546	(6,259)	9,108	(22,660)
Change in unrealized gain (loss) on investments	(801)	-	1,191,483	315,411	180,098	67,808	132,471	309,544
Reinvested capital gains	-	-	119,738	-	18,530	-	71,840	114,241

Net increase (decrease) in contract owners’ equity resulting from operations	353	-	1,447,644	400,993	257,195	86,442	226,902	410,301

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	52,934	-	1,092,663	1,361,773	10,032	10,032	359,211	233,576
Transfers between funds	92,695	-	(110,928)	(64,024)	(504,286)	(169,301)	15,198	591,779
Surrenders (note 6)	-	-	(76,600)	(146,438)	(92,566)	(139,226)	(122,018)	(50,038)
Death Benefits (note 4)	-	-	(10,953)	-	(388)	-	-	-
Net policy repayments (loans) (note 5)	-	-	(61,851)	(39,258)	59,743	(129,083)	(8,627)	(160)
Deductions for surrender charges (note 2)	-	-	(13,901)	(39,550)	(3,450)	(7,448)	(5,366)	(100)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(2,440)	-	(564,253)	(559,481)	(76,079)	(106,134)	(104,099)	(71,750)
Asset charges (note 3)	(37)	-	(34,552)	(30,602)	(4,441)	(5,097)	(6,782)	(4,052)
Adjustments to maintain reserves	(5)	-	(63)	14	(62)	(12)	2	3

Net equity transactions	143,147	-	219,562	482,434	(611,497)	(546,269)	127,519	699,258

Net change in contract owners’ equity	143,500	-	1,667,206	883,427	(354,302)	(459,827)	354,421	1,109,559
Contract owners’ equity beginning of period	-	-	10,442,277	9,558,850	2,220,988	2,680,815	1,800,418	690,859

Contract owners’ equity end of period	$143,500	-	12,109,483	10,442,277	1,866,686	2,220,988	2,154,839	1,800,418

CHANGES IN UNITS:
Beginning units	-	-	836,360	797,102	129,853	162,940	112,644	56,660
Units purchased	14,116	-	96,766	128,403	546	744	30,333	66,477
Units redeemed	(240)	-	(81,283)	(89,145)	(34,447)	(33,831)	(22,342)	(10,493)

Ending units	13,876	-	851,843	836,360	95,952	129,853	120,635	112,644

	DFVGMI		DFVGB		DFVIPS		DFVIS
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$2,382	-	218,491	154,625	14,755	474	381,263	258,248
Realized gain (loss) on investments	101	-	(3,104)	1,345	55	2	118,549	16,109
Change in unrealized gain (loss) on investments	2,086	-	(7,303)	(113,944)	(3,076)	(612)	2,718,334	280,593
Reinvested capital gains	1,053	-	5,950	49,080	-	25	414,890	89,840

Net increase (decrease) in contract owners’ equity resulting from operations	5,622	-	214,034	91,106	11,734	(111)	3,633,036	644,790

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	2,281	-	3,265,784	3,190,923	224,282	18,466	3,618,346	3,561,973
Transfers between funds	137,074	-	1,043,880	422,323	385,215	47,367	(874,002)	188,580
Surrenders (note 6)	-	-	(104,477)	(103,509)	(11,257)	-	(105,168)	(89,051)
Death Benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	-	-	(80,967)	(26,381)	(14,852)	-	(73,564)	(146,066)
Deductions for surrender charges (note 2)	-	-	(61,829)	(51,224)	(2,279)	-	(74,371)	(76,334)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(1,948)	-	(759,608)	(713,301)	(39,744)	(2,988)	(908,330)	(809,325)
Asset charges (note 3)	(169)	-	(2,622)	(2,400)	(146)	-	(6,015)	(4,488)
Adjustments to maintain reserves	(2)	-	(1,087)	(5)	(1)	(2)	(281)	(8)

Net equity transactions	137,236	-	3,299,074	2,716,426	541,218	62,843	1,576,615	2,625,281

Net change in contract owners’ equity	142,858	-	3,513,108	2,807,532	552,952	62,732	5,209,651	3,270,071
Contract owners’ equity beginning of period	-	-	9,308,800	6,501,268	62,732	-	11,455,601	8,185,530

Contract owners’ equity end of period	$142,858	-	12,821,908	9,308,800	615,684	62,732	16,665,252	11,455,601

CHANGES IN UNITS:
Beginning units	-	-	854,690	607,216	6,285	-	809,712	614,629
Units purchased	13,289	-	399,701	331,983	61,456	6,582	241,885	286,156
Units redeemed	(198)	-	(101,496)	(84,509)	(8,009)	(297)	(145,118)	(91,073)

Ending units	13,091	-	1,152,895	854,690	59,732	6,285	906,479	809,712

	DFVIV		DFVSTF		DFVULV		DFVUTV
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$423,021	347,246	131,015	64,486	368,763	281,008	148,364	107,675
Realized gain (loss) on investments	61,159	(14,637)	812	271	151,077	8,580	143,003	64,247
Change in unrealized gain (loss) on investments	2,684,014	717,424	(41,497)	(7,163)	1,996,533	2,018,630	155,688	1,884,013
Reinvested capital gains	-	-	-	-	804,283	107,545	880,410	382,272

Net increase (decrease) in contract owners’ equity resulting from operations	3,168,194	1,050,033	90,330	57,594	3,320,656	2,415,763	1,327,465	2,438,207

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	3,666,547	3,723,459	3,260,205	3,242,899	4,263,593	3,946,717	3,271,986	3,453,526
Transfers between funds	(831,006)	179,794	1,173,681	599,531	(66,250)	485,925	41,529	(288,828)
Surrenders (note 6)	(97,672)	(87,951)	(113,120)	(96,040)	(215,838)	(86,852)	(102,884)	(78,323)
Death Benefits (note 4)	-	-	-	-	-	(4,950)	-	-
Net policy repayments (loans) (note 5)	(98,176)	(133,393)	(77,922)	(26,058)	(112,690)	(131,540)	(80,658)	(123,684)
Deductions for surrender charges (note 2)	(75,438)	(77,161)	(69,439)	(54,701)	(94,012)	(61,506)	(64,092)	(68,138)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(905,798)	(797,870)	(783,574)	(730,154)	(1,016,861)	(865,136)	(819,951)	(730,349)
Asset charges (note 3)	(4,665)	(3,103)	(1,362)	(1,146)	(18,526)	(13,711)	(7,982)	(5,672)
Adjustments to maintain reserves	(1,144)	(3)	(1,188)	(2)	(764)	6	(1,053)	(7)

Net equity transactions	1,652,648	2,803,772	3,387,281	2,934,329	2,738,652	3,268,953	2,236,895	2,158,525

Net change in contract owners’ equity	4,820,842	3,853,805	3,477,611	2,991,923	6,059,308	5,684,716	3,564,360	4,596,732
Contract owners’ equity beginning of period	11,454,027	7,600,222	9,609,276	6,617,353	15,722,765	10,038,049	11,409,596	6,812,864

Contract owners’ equity end of period	$16,274,869	11,454,027	13,086,887	9,609,276	21,782,073	15,722,765	14,973,956	11,409,596

CHANGES IN UNITS:
Beginning units	919,267	665,525	943,434	654,808	817,777	620,641	579,722	441,322
Units purchased	282,694	357,116	443,952	381,809	237,623	285,018	185,963	231,768
Units redeemed	(163,728)	(103,374)	(113,151)	(93,183)	(103,992)	(87,882)	(72,548)	(93,368)

Ending units	1,038,233	919,267	1,274,235	943,434	951,408	817,777	693,137	579,722

	DVSCS		DSIF		DCAP		DSGIBA
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$40,767	44,019	256,520	251,882	21,375	22,679	2,546	-
Realized gain (loss) on investments	193,093	146,215	305,776	263,660	(36,366)	4,072	675	(1,251)
Change in unrealized gain (loss) on investments	235,878	603,242	1,987,239	506,018	177,635	(119,573)	11,644	(276)
Reinvested capital gains	266,796	417,285	345,663	407,501	210,641	202,387	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	736,534	1,210,761	2,895,198	1,429,061	373,285	109,565	14,865	(1,527)

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	500,115	503,886	973,523	1,029,684	200,301	180,397	92,586	29,200
Transfers between funds	(356,069)	9,293	(50,486)	514,893	(256,191)	(33,732)	106,727	13,289
Surrenders (note 6)	(107,517)	(102,272)	(290,949)	(82,651)	(22,408)	(13,814)	-	-
Death Benefits (note 4)	(1,603)	-	(1,312)	-	(1,343)	-	-	-
Net policy repayments (loans) (note 5)	(53,894)	(52,752)	(39,743)	(46,051)	(15,492)	(71,559)	-	-
Deductions for surrender charges (note 2)	(15,607)	(9,598)	(40,897)	(19,775)	(1,888)	(404)	-	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(212,184)	(215,173)	(507,560)	(515,509)	(62,440)	(66,211)	(16,563)	(2,478)
Asset charges (note 3)	(13,575)	(12,026)	(39,081)	(35,032)	(2,634)	(2,401)	(578)	(44)
Adjustments to maintain reserves	7	12	(23)	9	2	2	5	(5)

Net equity transactions	(260,327)	121,370	3,472	845,568	(162,093)	(7,722)	182,177	39,962

Net change in contract owners’ equity	476,207	1,332,131	2,898,670	2,274,629	211,192	101,843	197,042	38,435
Contract owners’ equity beginning of period	6,110,137	4,778,006	13,405,210	11,130,581	1,387,967	1,286,124	38,435	-

Contract owners’ equity end of period	$6,586,344	6,110,137	16,303,880	13,405,210	1,599,159	1,387,967	235,477	38,435

CHANGES IN UNITS:
Beginning units	211,312	207,752	571,839	530,391	64,247	64,238	3,693	-
Units purchased	17,155	31,664	55,577	80,543	14,443	12,528	17,293	3,937
Units redeemed	(25,820)	(28,104)	(55,177)	(39,095)	(20,556)	(12,519)	(1,571)	(244)

Ending units	202,647	211,312	572,239	571,839	58,134	64,247	19,415	3,693

	DSVCGA		FQB		FRESS		FCS
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$-	-	9,743	9,857	954	-	-	-
Realized gain (loss) on investments	5	-	(1,786)	(2,369)	(3)	-	-	-
Change in unrealized gain (loss) on investments	394	-	4,407	2,814	(94)	-	-	-
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	399	-	12,364	10,302	857	-	-	-

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	11,285	-	84,910	115,008	43,245	-	-	-
Transfers between funds	-	-	36,035	9,613	58,455	-	3	-
Surrenders (note 6)	-	-	(6,884)	(4,516)	(480)	-	-	-
Death Benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	-	-	1,772	(640)	(899)	-	-	-
Deductions for surrender charges (note 2)	-	-	(1,319)	(1,413)	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(327)	-	(20,989)	(23,220)	(2,451)	-	(3)	-
Asset charges (note 3)	-	-	(674)	(641)	(34)	-	-	-
Adjustments to maintain reserves	3	-	(16)	1	2	-	-	-

Net equity transactions	10,961	-	92,835	94,192	97,838	-	-	-

Net change in contract owners’ equity	11,360	-	105,199	104,494	98,695	-	-	-
Contract owners’ equity beginning of period	-	-	289,458	184,964	-	-	-	-

Contract owners’ equity end of period	$11,360	-	394,657	289,458	98,695	-	-	-

CHANGES IN UNITS:
Beginning units	-	-	17,646	11,707	-	-	-	-
Units purchased	1,078	-	7,864	10,059	9,960	-	-	-
Units redeemed	(30)	-	(2,384)	(4,120)	(376)	-	-	-

Ending units	1,048	-	23,126	17,646	9,584	-	-	-

	FNRS2		FEIS		FF10S		FF20S
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$121,437	36,911	109,843	131,656	24,472	23,460	39,398	37,494
Realized gain (loss) on investments	(52,085)	(168,210)	84,213	17,787	25,603	13,646	70,119	123,222
Change in unrealized gain (loss) on investments	(258,682)	2,405,535	484,516	463,291	119,291	9,737	227,525	(71,915)
Reinvested capital gains	4,481	-	135,312	343,555	35,279	32,016	78,656	90,934

Net increase (decrease) in contract owners’ equity resulting from operations	(184,849)	2,274,236	813,884	956,289	204,645	78,859	415,698	179,735

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	1,520,584	1,767,909	859,917	824,688	108,041	103,702	435,346	452,436
Transfers between funds	(223,260)	(647,878)	13,996	284,931	(129,591)	352,215	(201,128)	(172,903)
Surrenders (note 6)	(124,574)	(72,961)	(224,699)	(300,055)	(9,781)	(3,038)	(14,369)	(44,223)
Death Benefits (note 4)	(1,712)	(8,038)	(1,296)	-	-	-	(71,634)	-
Net policy repayments (loans) (note 5)	(29,453)	(79,351)	(107,381)	(15,469)	(1,440)	(602)	(132,318)	(429,953)
Deductions for surrender charges (note 2)	(143,521)	(23,085)	(167,622)	(66,530)	(571)	(2,771)	(2,951)	(8,635)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(616,812)	(700,493)	(323,335)	(320,615)	(84,355)	(86,594)	(163,418)	(185,923)
Asset charges (note 3)	(25,116)	(25,942)	(21,337)	(19,238)	(8,337)	(7,620)	(17,630)	(18,431)
Adjustments to maintain reserves	(742)	(3)	87	-	(1)	(7)	13	-

Net equity transactions	355,394	210,158	28,330	387,712	(126,035)	355,285	(168,089)	(407,632)

Net change in contract owners’ equity	170,545	2,484,394	842,214	1,344,001	78,610	434,144	247,609	(227,897)
Contract owners’ equity beginning of period	8,705,989	6,221,595	6,342,945	4,998,944	1,663,083	1,228,939	2,621,778	2,849,675

Contract owners’ equity end of period	$8,876,534	8,705,989	7,185,159	6,342,945	1,741,693	1,663,083	2,869,387	2,621,778

CHANGES IN UNITS:
Beginning units	415,801	396,711	304,708	283,135	88,971	69,215	134,430	154,944
Units purchased	119,269	108,011	47,645	59,737	5,413	25,314	21,784	24,426
Units redeemed	(99,022)	(88,921)	(46,364)	(38,164)	(11,920)	(5,558)	(29,893)	(44,940)

Ending units	436,048	415,801	305,989	304,708	82,464	88,971	126,321	134,430

	FF30S		FGS		FIGBS		FMCS
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$95,726	89,308	15,061	-	112,379	115,257	59,757	37,391
Realized gain (loss) on investments	229,999	42,437	544,251	520,362	(15,054)	(1,670)	183,270	(44,741)
Change in unrealized gain (loss) on investments	756,729	46,283	2,267,478	(1,275,432)	72,991	78,258	1,147,258	576,634
Reinvested capital gains	259,520	231,194	865,427	847,768	20,376	2,072	439,771	467,554

Net increase (decrease) in contract owners’ equity resulting from operations	1,341,974	409,222	3,692,217	92,698	190,692	193,917	1,830,056	1,036,838

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	878,563	868,992	2,444,768	2,042,989	656,176	585,054	1,009,487	1,577,200
Transfers between funds	87,544	69,706	2,079,088	(172,017)	117,493	313,003	(421,886)	(168,539)
Surrenders (note 6)	(98,620)	(51,746)	(321,238)	(580,615)	(653,127)	(83,996)	(366,325)	(163,658)
Death Benefits (note 4)	(708,315)	-	(995)	-	(19,089)	-	(44,660)	(10,444)
Net policy repayments (loans) (note 5)	(26,414)	(28,635)	(118,480)	(1,659)	(33,915)	(6,064)	(87,371)	4,105
Deductions for surrender charges (note 2)	(12,745)	(10,081)	(195,079)	(26,439)	(15,161)	(14,571)	(177,085)	(15,086)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(394,894)	(424,111)	(645,294)	(536,016)	(226,705)	(236,928)	(588,572)	(586,379)
Asset charges (note 3)	(36,569)	(32,888)	(29,971)	(23,532)	(11,389)	(12,016)	(36,757)	(34,744)
Adjustments to maintain reserves	(18)	(10)	104	(4)	76	23	(242)	2

Net equity transactions	(311,468)	391,227	3,212,903	702,707	(185,641)	544,505	(713,411)	602,457

Net change in contract owners’ equity	1,030,506	800,449	6,905,120	795,405	5,051	738,422	1,116,645	1,639,295
Contract owners’ equity beginning of period	6,667,090	5,866,641	9,697,448	8,902,043	4,962,636	4,224,214	9,269,404	7,630,109

Contract owners’ equity end of period	$7,697,596	6,667,090	16,602,568	9,697,448	4,967,687	4,962,636	10,386,049	9,269,404

CHANGES IN UNITS:
Beginning units	325,981	305,546	423,234	391,292	304,421	271,116	331,787	306,191
Units purchased	44,104	51,715	193,909	103,103	53,362	58,995	41,663	90,691
Units redeemed	(58,566)	(31,280)	(80,407)	(71,161)	(65,217)	(25,690)	(65,457)	(65,095)

Ending units	311,519	325,981	536,736	423,234	292,566	304,421	307,993	331,787

	FOS		FVSS		FTVIS2		FTVRDI
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$53,242	42,545	138	89	30,036	34,670	1,142	1,092
Realized gain (loss) on investments	(1,023)	(34,728)	155	3,511	2,289	(755)	1,808	3,515
Change in unrealized gain (loss) on investments	874,138	(172,719)	(858)	(2,367)	34,645	57,819	6,475	(2,764)
Reinvested capital gains	3,749	5,381	2,278	-	-	-	2,363	7,939

Net increase (decrease) in contract owners’ equity resulting from operations	930,106	(159,521)	1,713	1,233	66,970	91,734	11,788	9,782

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	339,458	329,523	519	722	14,078	44,392	2,128	2,114
Transfers between funds	366,297	111,366	313	(183)	(7,004)	(12,208)	-	(10,705)
Surrenders (note 6)	(76,425)	(51,743)	-	(7,614)	(6,083)	(59,590)	-	(801)
Death Benefits (note 4)	(542)	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(100,403)	(1,483)	-	-	(5,943)	(190)	(11,793)	544
Deductions for surrender charges (note 2)	(8,802)	(3,318)	-	-	(529)	(3,470)	-	(83)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(123,949)	(114,857)	(804)	(900)	(32,144)	(37,332)	(2,514)	(3,122)
Asset charges (note 3)	(7,825)	(7,014)	(22)	(34)	(2,056)	(2,103)	(151)	(173)
Adjustments to maintain reserves	(2)	5	(6)	2	(1)	(14)	15	(15)

Net equity transactions	387,807	262,479	-	(8,007)	(39,682)	(70,515)	(12,315)	(12,241)

Net change in contract owners’ equity	1,317,913	102,958	1,713	(6,774)	27,288	21,219	(527)	(2,459)
Contract owners’ equity beginning of period	3,045,230	2,942,272	8,921	15,695	712,110	690,891	61,571	64,030

Contract owners’ equity end of period	$4,363,143	3,045,230	10,634	8,921	739,398	712,110	61,044	61,571

CHANGES IN UNITS:
Beginning units	339,433	311,161	406	782	39,077	43,229	2,589	3,132
Units purchased	77,550	48,535	34	37	747	2,592	116	113
Units redeemed	(43,175)	(20,263)	(34)	(413)	(2,828)	(6,744)	(581)	(656)

Ending units	373,808	339,433	406	406	36,996	39,077	2,124	2,589

	FTVSVI		FTVDM2		TIF2		FTVGI2
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$20,242	24,726	3,736	3,058	12,234	8,257	-	-
Realized gain (loss) on investments	47,464	34,795	(2,150)	(39,501)	(9,008)	(13,081)	(12,548)	(81,525)
Change in unrealized gain (loss) on investments	30,359	255,331	124,736	100,701	69,213	28,079	32,490	109,756
Reinvested capital gains	189,433	342,464	-	-	-	7,396	4,166	1,273

Net increase (decrease) in contract owners’ equity resulting from operations	287,498	657,316	126,322	64,258	72,439	30,651	24,108	29,504

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	225,876	273,048	29,747	39,047	37,077	36,222	20,516	29,157
Transfers between funds	(52,525)	(125,584)	(3,968)	1,880	(2,948)	(23,359)	(7,680)	(138,886)
Surrenders (note 6)	(161,287)	(71,171)	(19,377)	(105,973)	(21,431)	(5,016)	(14,466)	(182,928)
Death Benefits (note 4)	(33,817)	(7,049)	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(21,926)	4,534	8,564	5,756	(729)	3,506	(3,144)	(529)
Deductions for surrender charges (note 2)	(13,262)	(8,727)	(529)	(2,032)	(830)	(241)	(2,093)	(4,811)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(139,716)	(150,773)	(15,556)	(17,986)	(22,488)	(23,877)	(46,206)	(63,964)
Asset charges (note 3)	(7,365)	(6,880)	(1,027)	(1,209)	(1,191)	(1,239)	(4,403)	(5,414)
Adjustments to maintain reserves	(138)	26	-	(3)	5	(4)	(5)	4

Net equity transactions	(204,160)	(92,576)	(2,146)	(80,520)	(12,535)	(14,008)	(57,481)	(367,371)

Net change in contract owners’ equity	83,338	564,740	124,176	(16,262)	59,904	16,643	(33,373)	(337,867)
Contract owners’ equity beginning of period	2,815,105	2,250,365	311,956	328,218	438,554	421,911	1,300,775	1,638,642

Contract owners’ equity end of period	$2,898,443	2,815,105	436,132	311,956	498,458	438,554	1,267,402	1,300,775

CHANGES IN UNITS:
Beginning units	103,018	107,498	35,039	43,295	50,098	51,655	130,926	169,779
Units purchased	11,167	14,799	2,943	6,363	5,132	5,089	4,125	3,216
Units redeemed	(18,556)	(19,279)	(3,093)	(14,619)	(6,434)	(6,646)	(9,894)	(42,069)

Ending units	95,629	103,018	34,889	35,039	48,796	50,098	125,157	130,926

	FTVFA2		FTVIS1		FTVFA1		FTVGB1
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$37,943	48,074	129,780	118,871	19,686	21,925	-	-
Realized gain (loss) on investments	(2,376)	(8,093)	2,723	(10,358)	(8,462)	(38,930)	(52,562)	(63,661)
Change in unrealized gain (loss) on investments	65,201	75,386	157,325	221,288	37,948	68,796	123,693	191,236
Reinvested capital gains	58,490	40,695	-	-	27,853	17,302	13,040	2,934

Net increase (decrease) in contract owners’ equity resulting from operations	159,258	156,062	289,828	329,801	77,025	69,093	84,171	130,509

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	12,983	12,983	444,562	471,526	109,552	114,630	619,007	681,244
Transfers between funds	(413)	-	73,401	20,169	2,146	(114,483)	(48,712)	58,803
Surrenders (note 6)	(17,937)	(10,602)	(28,074)	(52,280)	(9,588)	(12,907)	(51,098)	(33,555)
Death Benefits (note 4)	-	-	-	-	-	-	-	(3,880)
Net policy repayments (loans) (note 5)	(250)	(447)	1,535	41,733	6,237	(14,024)	(6,810)	97,627
Deductions for surrender charges (note 2)	(1,042)	(2,001)	(3,694)	(12,977)	(1,606)	(2,779)	(15,543)	(9,530)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(34,352)	(36,063)	(175,445)	(155,526)	(38,516)	(39,616)	(243,396)	(257,267)
Asset charges (note 3)	(1,883)	(1,659)	(6,379)	(4,725)	(868)	(627)	(13,265)	(10,732)
Adjustments to maintain reserves	(5)	7	(2)	(2)	(7)	35	13	(3)

Net equity transactions	(42,899)	(37,782)	305,904	307,918	67,350	(69,771)	240,196	522,707

Net change in contract owners’ equity	116,359	118,280	595,732	637,719	144,375	(678)	324,367	653,216
Contract owners’ equity beginning of period	1,341,514	1,223,234	2,753,636	2,115,917	589,544	590,222	4,057,460	3,404,244

Contract owners’ equity end of period	$1,457,873	1,341,514	3,349,368	2,753,636	733,919	589,544	4,381,827	4,057,460

CHANGES IN UNITS:
Beginning units	91,468	94,396	202,177	177,624	40,156	45,600	364,803	315,893
Units purchased	833	987	41,330	53,234	8,168	9,633	78,702	87,719
Units redeemed	(3,532)	(3,915)	(19,831)	(28,681)	(3,757)	(15,077)	(57,846)	(38,809)

Ending units	88,769	91,468	223,676	202,177	44,567	40,156	385,659	364,803

	ACEG		AVMCCI		IVKMG1		IVBRA1
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$18	-	1,601	168	-	-	135,306	9,774
Realized gain (loss) on investments	4,048	2,218	1,011	363	1,996	5,779	(25,046)	(11,026)
Change in unrealized gain (loss) on investments	(180)	(3,982)	31,127	12,650	24,260	(21,913)	21,306	178,105
Reinvested capital gains	1,758	2,030	6,201	14,314	13,250	17,635	183,486	-

Net increase (decrease) in contract owners’ equity resulting from operations	5,644	266	39,940	27,495	39,506	1,501	315,052	176,853

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	1,227	2,127	17,798	12,603	16,131	27,153	1,327,450	1,094,731
Transfers between funds	-	2,104	36,566	14,155	24,080	(2,073)	(113,635)	567,925
Surrenders (note 6)	(3,373)	(3,013)	-	(2,049)	-	(11,482)	(1,071)	(41,694)
Death Benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(4,953)	(2,584)	(2)	3	371	(8,812)	(11,292)	247
Deductions for surrender charges (note 2)	(594)	(373)	-	(1,279)	-	(941)	(3,028)	(4,594)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(1,557)	(1,729)	(8,366)	(7,853)	(9,608)	(9,851)	(370,474)	(261,657)
Asset charges (note 3)	(62)	(76)	(772)	(572)	(484)	(461)	(18,297)	(10,655)
Adjustments to maintain reserves	-	-	(1)	3	(8)	2	2,180	(5)

Net equity transactions	(9,312)	(3,544)	45,223	15,011	30,482	(6,465)	811,833	1,344,298

Net change in contract owners’ equity	(3,668)	(3,278)	85,163	42,506	69,988	(4,964)	1,126,885	1,521,151
Contract owners’ equity beginning of period	23,342	26,620	236,302	193,796	158,578	163,542	2,618,887	1,097,736

Contract owners’ equity end of period	$19,674	23,342	321,465	236,302	228,566	158,578	3,745,772	2,618,887

CHANGES IN UNITS:
Beginning units	1,467	1,711	16,039	14,921	10,690	11,108	237,156	110,977
Units purchased	103	296	3,784	1,975	2,853	1,966	133,287	156,826
Units redeemed	(599)	(540)	(836)	(857)	(964)	(2,384)	(62,520)	(30,647)

Ending units	971	1,467	18,987	16,039	12,579	10,690	307,923	237,156

	JAEI		JAMGS		JACAS		JAGTS
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$170	-	-	-	-	24,803	23,205	2,613
Realized gain (loss) on investments	(34)	-	7	-	(107,960)	(68,925)	99,853	52,320
Change in unrealized gain (loss) on investments	50,317	-	1,433	-	873,021	(271,389)	1,408,175	226,008
Reinvested capital gains	1,613	-	-	-	214,568	369,019	297,041	100,942

Net increase (decrease) in contract owners’ equity resulting from operations	52,066	-	1,440	-	979,629	53,508	1,828,274	381,883

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	91,150	-	57,441	-	563,321	345,165	1,287,717	741,701
Transfers between funds	895,921	-	-	-	46,205	213,359	625,178	452,403
Surrenders (note 6)	-	-	-	-	(557,503)	(44,627)	(109,827)	(120,311)
Death Benefits (note 4)	-	-	-	-	(2,548)	(17,676)	(2,510)	-
Net policy repayments (loans) (note 5)	(152)	-	-	-	(5,224)	(68)	(65,956)	(28,428)
Deductions for surrender charges (note 2)	-	-	-	-	(11,229)	(8,674)	(10,200)	(7,401)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(19,913)	-	(447)	-	(157,195)	(154,357)	(444,850)	(293,922)
Asset charges (note 3)	(1,611)	-	-	-	(11,064)	(9,767)	(28,189)	(15,697)
Adjustments to maintain reserves	(5)	-	(1)	-	(5)	(14)	28	11

Net equity transactions	965,390	-	56,993	-	(135,242)	323,341	1,251,391	728,356

Net change in contract owners’ equity	1,017,456	-	58,433	-	844,387	376,849	3,079,665	1,110,239
Contract owners’ equity beginning of period	-	-	-	-	3,278,502	2,901,653	3,637,776	2,527,537

Contract owners’ equity end of period	$1,017,456	-	58,433	-	4,122,889	3,278,502	6,717,441	3,637,776

CHANGES IN UNITS:
Beginning units	-	-	-	-	140,373	126,651	205,242	162,354
Units purchased	89,489	-	5,383	-	14,060	28,313	93,675	73,747
Units redeemed	(1,945)	-	(41)	-	(18,638)	(14,591)	(37,382)	(30,859)

Ending units	87,544	-	5,342	-	135,795	140,373	261,535	205,242

	JAIGS		LOVTRC		MFBOV		MFFCA
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$41,500	117,333	3,458	195	36,140	37,179	-	-
Realized gain (loss) on investments	(47,222)	(231,896)	(118)	(9)	(9,866)	(11,833)	33,319	22,084
Change in unrealized gain (loss) on investments	694,024	(114,137)	(2,797)	(335)	180,647	181,179	72,202	194,986
Reinvested capital gains	-	66,478	-	28	120,576	-	209,876	61,140

Net increase (decrease) in contract owners’ equity resulting from operations	688,302	(162,222)	543	(121)	327,497	206,525	315,397	278,210

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	227,382	257,314	32,410	4,846	380,283	259,861	281,205	242,178
Transfers between funds	(52,557)	(91,357)	110,269	3,103	(118,866)	199,691	(81,792)	22,996
Surrenders (note 6)	(255,809)	(121,757)	-	-	(12,707)	(6,955)	(13,291)	(3,717)
Death Benefits (note 4)	(905)	(16,264)	-	-	-	(12,382)	-	(13,514)
Net policy repayments (loans) (note 5)	14,003	77,818	-	-	27,028	(22,835)	13,058	(13,716)
Deductions for surrender charges (note 2)	(7,213)	(5,972)	-	-	(1,639)	(2,337)	(1,531)	(2,134)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(126,176)	(137,364)	(3,594)	(397)	(92,596)	(94,868)	(87,997)	(81,719)
Asset charges (note 3)	(8,656)	(7,826)	(53)	(3)	(5,446)	(4,972)	(5,087)	(4,139)
Adjustments to maintain reserves	(7)	(3)	6	(3)	(6)	(5)	12	(1)

Net equity transactions	(209,938)	(45,411)	139,038	7,546	176,051	315,198	104,577	146,234

Net change in contract owners’ equity	478,364	(207,633)	139,581	7,425	503,548	521,723	419,974	424,444
Contract owners’ equity beginning of period	2,280,544	2,488,177	7,425	-	2,081,771	1,560,048	1,612,344	1,187,900

Contract owners’ equity end of period	$2,758,908	2,280,544	147,006	7,425	2,585,319	2,081,771	2,032,318	1,612,344

CHANGES IN UNITS:
Beginning units	266,508	271,270	738	-	133,215	109,452	77,197	68,853
Units purchased	28,805	47,052	13,786	778	27,098	38,863	14,665	18,226
Units redeemed	(48,828)	(51,814)	(456)	(40)	(16,447)	(15,100)	(10,106)	(9,882)

Ending units	246,485	266,508	14,068	738	143,866	133,215	81,756	77,197

	MFBIE		MFTCG		MV2IGI		MVIVIC
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$26,229	16,080	-	-	65	53	164,125	103,384
Realized gain (loss) on investments	5,917	17,008	15,958	15,959	(11)	(37)	121,671	22,392
Change in unrealized gain (loss) on investments	292,511	(25,484)	679,070	(155,988)	1,901	(511)	2,251,277	(30,405)
Reinvested capital gains	-	-	77,022	108,651	521	1,019	10,417	174,546

Net increase (decrease) in contract owners’ equity resulting from operations	324,657	7,604	772,050	(31,378)	2,476	524	2,547,490	269,917

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	224,074	144,714	369,039	262,085	-	-	1,657,649	1,697,137
Transfers between funds	(142,328)	(3,641)	(61,654)	61,378	-	-	951,468	883,441
Surrenders (note 6)	(14,431)	(2,230)	(35,645)	(3,752)	-	-	(104,554)	(37,835)
Death Benefits (note 4)	-	-	-	(12,175)	-	-	-	(1,268)
Net policy repayments (loans) (note 5)	12,293	(13,368)	22,334	(24,503)	-	-	(58,115)	(39,642)
Deductions for surrender charges (note 2)	(1,681)	(1,848)	(4,120)	(2,319)	-	-	(99,476)	(6,943)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(56,524)	(61,694)	(107,946)	(94,293)	(392)	(378)	(524,123)	(412,171)
Asset charges (note 3)	(3,482)	(3,792)	(6,110)	(4,907)	(24)	(21)	(36,178)	(25,569)
Adjustments to maintain reserves	3	(3)	3	(12)	(6)	(1)	(108)	(5)

Net equity transactions	17,924	58,138	175,901	181,502	(422)	(400)	1,786,563	2,057,145

Net change in contract owners’ equity	342,581	65,742	947,951	150,124	2,054	124	4,334,053	2,327,062
Contract owners’ equity beginning of period	1,354,700	1,288,958	1,926,782	1,776,658	8,879	8,755	8,729,796	6,402,734

Contract owners’ equity end of period	$1,697,281	1,354,700	2,874,733	1,926,782	10,933	8,879	13,063,849	8,729,796

CHANGES IN UNITS:
Beginning units	152,831	145,339	111,437	100,368	849	888	568,320	433,708
Units purchased	26,710	30,094	25,486	24,852	-	-	156,262	176,464
Units redeemed	(25,184)	(22,602)	(17,288)	(13,783)	(35)	(39)	(55,675)	(41,852)

Ending units	154,357	152,831	119,635	111,437	814	849	668,907	568,320

	MNDIC		MVUIC		MVFIC		MVIVSC
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$-	-	-	-	238,973	204,878	1,404	1,103
Realized gain (loss) on investments	(18,720)	(66,996)	1	-	229,910	209,204	12,350	2,498
Change in unrealized gain (loss) on investments	353,495	138,256	28	-	1,060,842	80,304	9,783	(2,289)
Reinvested capital gains	30,205	54,827	-	-	489,008	791,367	102	2,230

Net increase (decrease) in contract owners’ equity resulting from operations	364,980	126,087	29	-	2,018,733	1,285,753	23,639	3,542

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	231,186	195,452	9,503	-	1,597,501	1,258,368	20	2,057
Transfers between funds	103,252	94,753	-	-	986,566	907,384	(25,596)	(1,438)
Surrenders (note 6)	(16,945)	(16,887)	-	-	(670,178)	(447,218)	-	-
Death Benefits (note 4)	-	(1,629)	-	-	(1,939)	-	-	-
Net policy repayments (loans) (note 5)	(18,819)	(13,301)	-	-	(41,756)	33,394	(32)	(28)
Deductions for surrender charges (note 2)	(3,937)	(1,827)	-	-	(37,140)	(17,566)	-	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(80,759)	(69,702)	(541)	-	(496,027)	(435,496)	(5,424)	(5,890)
Asset charges (note 3)	(3,489)	(2,802)	-	-	(31,520)	(25,324)	(308)	(303)
Adjustments to maintain reserves	(3)	(1)	(1)	-	64	27	(1)	5

Net equity transactions	210,486	184,056	8,961	-	1,305,571	1,273,569	(31,341)	(5,597)

Net change in contract owners’ equity	575,466	310,143	8,990	-	3,324,304	2,559,322	(7,702)	(2,055)
Contract owners’ equity beginning of period	1,259,250	949,107	-	-	10,905,479	8,346,157	96,091	98,146

Contract owners’ equity end of period	$1,834,716	1,259,250	8,990	-	14,229,783	10,905,479	88,389	96,091

CHANGES IN UNITS:
Beginning units	86,757	71,308	-	-	428,253	373,926	5,461	5,792
Units purchased	25,412	33,701	932	-	84,447	94,544	-	116
Units redeemed	(12,367)	(18,252)	(53)	-	(37,737)	(40,217)	(1,500)	(447)

Ending units	99,802	86,757	879	-	474,963	428,253	3,961	5,461

	MSVFI		MSVRE		IDPGI		IDPG
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$2,256	2,523	-	-	14,795	11,319	38,217	28,213
Realized gain (loss) on investments	2,278	465	-	-	8,998	(8,710)	4,432	(3,212)
Change in unrealized gain (loss) on investments	1,716	4,694	-	-	60,388	30,034	229,520	47,219
Reinvested capital gains	-	-	-	-	6,550	-	20,314	-

Net increase (decrease) in contract owners’ equity resulting from operations	6,250	7,682	-	-	90,731	32,643	292,483	72,220

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	6,277	26,372	7	-	221,644	137,494	329,074	777,507
Transfers between funds	3,248	(20,750)	4	-	(15,304)	(89,847)	153,183	11,331
Surrenders (note 6)	-	(641)	-	-	(152)	(92)	(478)	-
Death Benefits (note 4)	(50,164)	(16,740)	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(164)	1,166	-	-	-	-	(72)	(5,567)
Deductions for surrender charges (note 2)	-	(90)	-	-	(532)	-	(456)	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(6,101)	(7,836)	(10)	-	(79,274)	(67,410)	(137,539)	(100,539)
Asset charges (note 3)	(356)	(499)	-	-	(3,688)	(2,595)	(10,179)	(5,605)
Adjustments to maintain reserves	22	7	(1)	-	(7)	2	(14)	5

Net equity transactions	(47,238)	(19,011)	-	-	122,687	(22,448)	333,519	677,132

Net change in contract owners’ equity	(40,988)	(11,329)	-	-	213,418	10,195	626,002	749,352
Contract owners’ equity beginning of period	115,297	126,626	-	-	566,232	556,037	1,515,270	765,918

Contract owners’ equity end of period	$74,309	115,297	-	-	779,650	566,232	2,141,272	1,515,270

CHANGES IN UNITS:
Beginning units	7,329	8,541	-	-	54,096	56,277	144,663	78,407
Units purchased	614	1,784	-	-	21,697	25,538	45,564	78,507
Units redeemed	(3,497)	(2,996)	-	-	(10,627)	(27,719)	(15,850)	(12,251)

Ending units	4,446	7,329	-	-	65,166	54,096	174,377	144,663

	NCPGI		NCPG		NVBX		NVIX
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$33,797	30,292	47,665	49,834	23,744	21,265	88,489	30,837
Realized gain (loss) on investments	3,600	(2,631)	1,987	(6,676)	(1,226)	(1,146)	(8,770)	(6,215)
Change in unrealized gain (loss) on investments	126,800	35,596	260,906	72,343	5,455	(18,535)	333,057	(5,519)
Reinvested capital gains	49,559	2,360	103,397	-	1,673	1,833	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	213,756	65,617	413,955	115,501	29,646	3,417	412,776	19,103

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	611,788	334,150	533,372	354,482	119,379	148,519	745,958	368,208
Transfers between funds	20,904	361,111	127,081	57,832	57,755	734,523	1,374,127	108,816
Surrenders (note 6)	(107)	(1,316)	(109)	-	-	(2,661)	(7,079)	(16,310)
Death Benefits (note 4)	(51,837)	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(39)	(24)	(137,350)	-	(48,005)	-	284	(1,953)
Deductions for surrender charges (note 2)	(532)	(1,253)	(1,009)	-	-	(571)	(1,035)	(28,685)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(151,128)	(114,021)	(194,337)	(124,829)	(54,904)	(41,282)	(99,945)	(52,092)
Asset charges (note 3)	(9,675)	(6,885)	(13,735)	(8,856)	(5,076)	(3,858)	(8,652)	(3,828)
Adjustments to maintain reserves	4	-	2,223	4	7	(2)	1	1

Net equity transactions	419,378	571,762	316,136	278,633	69,156	834,668	2,003,659	374,157

Net change in contract owners’ equity	633,134	637,379	730,091	394,134	98,802	838,085	2,416,435	393,260
Contract owners’ equity beginning of period	1,304,393	667,014	2,081,736	1,687,602	967,257	129,172	1,156,402	763,142

Contract owners’ equity end of period	$1,937,527	1,304,393	2,811,827	2,081,736	1,066,059	967,257	3,572,837	1,156,402

CHANGES IN UNITS:
Beginning units	126,505	68,405	203,424	175,464	91,898	12,550	125,767	83,763
Units purchased	57,417	70,565	61,346	41,540	22,482	89,212	202,565	55,554
Units redeemed	(20,467)	(12,465)	(31,872)	(13,580)	(16,160)	(9,864)	(17,187)	(13,550)

Ending units	163,455	126,505	232,898	203,424	98,220	91,898	311,145	125,767

	NVAMV1		GVAAA2		GVABD2		GVAGG2
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$76,349	107,644	256,575	328,356	8,364	18,338	36,518	57,211
Realized gain (loss) on investments	(232,990)	(49,260)	226,718	208,214	553	2,997	70,445	139,762
Change in unrealized gain (loss) on investments	379,978	182,927	2,236,593	(134,459)	11,410	(5,894)	797,152	(526,379)
Reinvested capital gains	160,278	433,272	516,886	1,040,017	1,891	2,532	407,467	365,267

Net increase (decrease) in contract owners’ equity resulting from operations	383,615	674,583	3,236,772	1,442,128	22,218	17,973	1,311,582	35,861

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	812,405	860,286	4,972,648	5,435,090	67,983	71,132	974,413	877,773
Transfers between funds	(1,109,007)	1,182,459	962,235	153,170	31,404	14,598	734,251	(109,706)
Surrenders (note 6)	(70,353)	(99,728)	(328,557)	(78,781)	(49,418)	(24,096)	(40,185)	(119,945)
Death Benefits (note 4)	-	(38,995)	(94,529)	-	(39,806)	-	(33,266)	-
Net policy repayments (loans) (note 5)	(19,570)	2,765	(161,678)	(20,422)	3,056	4,979	(81,033)	3,317
Deductions for surrender charges (note 2)	(4,257)	(4,641)	(26,368)	(23,180)	(4,817)	(1,110)	(4,209)	(8,762)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(263,340)	(193,890)	(1,719,817)	(1,499,130)	(37,024)	(43,916)	(297,627)	(251,216)
Asset charges (note 3)	(14,610)	(10,509)	(126,820)	(93,525)	(1,958)	(1,987)	(17,857)	(12,877)
Adjustments to maintain reserves	(15)	(75)	1,475	(1)	13	(4)	(167)	(4)

Net equity transactions	(668,747)	1,697,672	3,478,589	3,873,221	(30,567)	19,596	1,234,320	378,580

Net change in contract owners’ equity	(285,132)	2,372,255	6,715,361	5,315,349	(8,349)	37,569	2,545,902	414,441
Contract owners’ equity beginning of period	5,056,184	2,683,929	19,138,122	13,822,773	706,490	668,921	3,862,128	3,447,687

Contract owners’ equity end of period	$4,771,052	5,056,184	25,853,483	19,138,122	698,141	706,490	6,408,030	3,862,128

CHANGES IN UNITS:
Beginning units	178,666	114,223	1,057,280	832,357	52,273	50,805	208,017	186,042
Units purchased	40,091	81,566	309,654	331,446	7,523	8,043	85,819	66,300
Units redeemed	(63,624)	(17,123)	(133,458)	(106,523)	(9,748)	(6,575)	(30,300)	(44,325)

Ending units	155,133	178,666	1,233,476	1,057,280	50,048	52,273	263,536	208,017

	GVAGR2		GVAGI2		HIBF		GEM
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$17,062	10,563	36,407	23,742	232,166	187,076	162,673	73,362
Realized gain (loss) on investments	98,604	189,836	98,704	62,025	(14,257)	(75,614)	65,724	(93,067)
Change in unrealized gain (loss) on investments	791,193	(786,070)	109,104	(140,073)	37,864	343,125	3,745,257	695,836
Reinvested capital gains	416,729	985,529	257,665	282,436	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	1,323,588	399,858	501,880	228,130	255,773	454,587	3,973,654	676,131

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	324,905	389,800	190,578	255,301	930,856	306,731	2,368,251	2,366,022
Transfers between funds	95,293	(169,602)	134,681	174,631	11,817	2,443	(354,696)	95,860
Surrenders (note 6)	(147,493)	(299,829)	(149,205)	(115,155)	(38,765)	(126,754)	(238,881)	(106,901)
Death Benefits (note 4)	(55,432)	(16,081)	(31,775)	-	(76)	(16,063)	(804)	(4,509)
Net policy repayments (loans) (note 5)	(49,317)	(73,877)	(27,394)	1,213	(204,176)	6,653	(43,018)	(84,854)
Deductions for surrender charges (note 2)	(8,666)	(13,419)	(8,543)	(1,244)	(2,489)	(4,905)	(55,638)	(47,100)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(240,202)	(241,257)	(139,665)	(139,183)	(180,689)	(160,394)	(689,411)	(605,317)
Asset charges (note 3)	(13,255)	(11,839)	(6,448)	(5,763)	(13,526)	(10,898)	(17,945)	(13,621)
Adjustments to maintain reserves	(32)	2	(261)	9	(3)	7	161	(8)

Net equity transactions	(94,199)	(436,102)	(38,032)	169,809	502,949	(3,180)	968,019	1,599,572

Net change in contract owners’ equity	1,229,389	(36,244)	463,848	397,939	758,722	451,407	4,941,673	2,275,703
Contract owners’ equity beginning of period	4,751,440	4,787,684	2,268,735	1,870,796	3,467,288	3,015,881	9,197,675	6,921,972

Contract owners’ equity end of period	$5,980,829	4,751,440	2,732,583	2,268,735	4,226,010	3,467,288	14,139,348	9,197,675

CHANGES IN UNITS:
Beginning units	246,101	270,453	135,544	124,161	171,056	169,848	1,043,131	845,611
Units purchased	23,405	25,594	20,837	23,159	57,830	27,424	297,967	362,170
Units redeemed	(27,106)	(49,946)	(22,483)	(11,776)	(33,594)	(26,216)	(207,833)	(164,650)

Ending units	242,400	246,101	133,898	135,544	195,292	171,056	1,133,265	1,043,131

	GIG		NVIE6		NVNMO1		NVNSR2
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$20,878	18,563	2,227	2,714	4,628	5,318	9,218	9,299
Realized gain (loss) on investments	(9,385)	(22,510)	5,733	1,995	1,374	(1,066)	6,136	(8,351)
Change in unrealized gain (loss) on investments	210,110	12,577	27,699	(4,564)	160,557	48,981	111,820	(28,596)
Reinvested capital gains	-	-	-	-	17,753	31,691	143,333	125,320

Net increase (decrease) in contract owners’ equity resulting from operations	221,603	8,630	35,659	145	184,312	84,924	270,507	97,672

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	68,574	65,086	(105)	-	75,982	30,185	151,353	163,165
Transfers between funds	991,290	(96,146)	7	(3,347)	24,281	285	61,064	(175,368)
Surrenders (note 6)	(205,930)	(39,047)	(5,338)	(4,366)	(2,447)	(66)	(49,596)	(17,001)
Death Benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(7,076)	28,802	(4,863)	(3,652)	(12,009)	(6,371)	26,542	72,611
Deductions for surrender charges (note 2)	(3,315)	(1,872)	(830)	(220)	(297)	-	(2,432)	(2,772)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(38,378)	(34,443)	(7,993)	(8,637)	(29,879)	(27,822)	(73,636)	(73,736)
Asset charges (note 3)	(2,328)	(2,217)	(311)	(366)	(1,679)	(1,349)	(4,630)	(4,237)
Adjustments to maintain reserves	49	3	33	1	(10)	2	99	43

Net equity transactions	802,886	(79,834)	(19,400)	(20,587)	53,942	(5,136)	108,764	(37,295)

Net change in contract owners’ equity	1,024,489	(71,204)	16,259	(20,442)	238,254	79,788	379,271	60,377
Contract owners’ equity beginning of period	796,753	867,957	139,634	160,076	707,304	627,516	1,439,102	1,378,725

Contract owners’ equity end of period	$1,821,242	796,753	155,893	139,634	945,558	707,304	1,818,373	1,439,102

CHANGES IN UNITS:
Beginning units	83,394	91,636	14,701	16,960	43,345	43,686	79,412	83,771
Units purchased	92,419	12,034	1	-	6,350	2,404	14,279	17,510
Units redeemed	(26,247)	(20,276)	(1,786)	(2,259)	(3,284)	(2,745)	(8,917)	(21,869)

Ending units	149,566	83,394	12,916	14,701	46,411	43,345	84,774	79,412

	NVCRA1		NVCRB1		NVCCA1		NVCCN1
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$214,920	274,089	149,531	194,960	299,179	400,047	57,100	55,826
Realized gain (loss) on investments	72,256	62,621	39,917	30,819	104,856	61,646	(15,996)	(26,343)
Change in unrealized gain (loss) on investments	1,312,910	(309,614)	350,616	(138,471)	914,035	(489,479)	55,780	3,325
Reinvested capital gains	1,044,712	898,681	398,417	324,268	1,134,523	1,070,968	52,237	56,746

Net increase (decrease) in contract owners’ equity resulting from operations	2,644,798	925,777	938,481	411,576	2,452,593	1,043,182	149,121	89,554

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	3,503,958	3,269,290	1,690,400	1,812,921	3,172,125	3,470,975	604,228	736,613
Transfers between funds	241,392	116,864	65,408	301,909	(919,303)	1,448,654	88,186	52,395
Surrenders (note 6)	(122,864)	(301,256)	(60,623)	(71,470)	(171,896)	(151,725)	(95,195)	(397,387)
Death Benefits (note 4)	(27,385)	(7,007)	(77,397)	(37,319)	(34,025)	(18,350)	-	(19,145)
Net policy repayments (loans) (note 5)	28,213	(68,063)	(226)	(18,722)	(18,585)	(112,757)	(2,994)	(413)
Deductions for surrender charges (note 2)	(28,770)	(23,466)	(15,723)	(67,199)	(27,188)	(52,617)	(21,102)	(6,633)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(1,151,467)	(998,472)	(641,361)	(609,092)	(1,062,425)	(942,686)	(250,028)	(241,601)
Asset charges (note 3)	(65,982)	(45,253)	(47,905)	(37,252)	(70,129)	(51,765)	(17,221)	(13,807)
Adjustments to maintain reserves	(15)	(4)	-	(5)	(666)	4	(3)	(1)

Net equity transactions	2,377,080	1,942,633	912,573	1,273,771	867,908	3,589,733	305,871	110,021

Net change in contract owners’ equity	5,021,878	2,868,410	1,851,054	1,685,347	3,320,501	4,632,915	454,992	199,575
Contract owners’ equity beginning of period	12,065,363	9,196,953	7,411,332	5,725,985	14,738,254	10,105,339	2,203,495	2,003,920

Contract owners’ equity end of period	$17,087,241	12,065,363	9,262,386	7,411,332	18,058,755	14,738,254	2,658,487	2,203,495

CHANGES IN UNITS:
Beginning units	803,158	663,184	505,285	414,917	979,464	720,719	161,280	153,734
Units purchased	249,465	262,225	121,839	154,360	207,283	367,673	49,978	61,266
Units redeemed	(104,690)	(122,251)	(63,337)	(63,992)	(152,244)	(108,928)	(28,301)	(53,720)

Ending units	947,933	803,158	563,787	505,285	1,034,503	979,464	182,957	161,280

	NVCMD1		NVCMA1		NVCMC1		NVCBD1
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$444,307	549,855	602,405	788,457	59,089	66,278	52,646	45,478
Realized gain (loss) on investments	88,029	70,301	32,374	(3,394)	(3,197)	(14,133)	(2,105)	(419)
Change in unrealized gain (loss) on investments	1,045,858	(606,531)	2,434,695	(978,317)	87,238	(40,265)	19,165	24,721
Reinvested capital gains	1,352,626	1,258,774	2,849,257	2,329,624	128,046	91,956	-	2,496

Net increase (decrease) in contract owners’ equity resulting from operations	2,930,820	1,272,399	5,918,731	2,136,370	271,176	103,836	69,706	72,276

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	2,275,889	3,351,462	7,634,522	8,120,082	687,345	578,853	345,245	141,432
Transfers between funds	1,296,311	1,466,123	(159,429)	(611,693)	(164,942)	(321,628)	104,208	2,493
Surrenders (note 6)	(637,437)	(478,144)	(1,161,091)	(298,622)	(41,885)	(56)	(105,450)	(5,513)
Death Benefits (note 4)	(77,495)	(224,400)	(193,238)	-	(1,523)	-	-	(1,254)
Net policy repayments (loans) (note 5)	(70,534)	2,099	(108,297)	(22,443)	(14,275)	(1,854)	(733)	(3,440)
Deductions for surrender charges (note 2)	(88,776)	(34,659)	(122,962)	(116,328)	(2,093)	(280)	(22,559)	(1,797)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(1,265,769)	(1,208,561)	(2,569,916)	(2,423,097)	(271,260)	(232,826)	(82,482)	(80,871)
Asset charges (note 3)	(102,933)	(81,008)	(144,071)	(103,380)	(17,626)	(13,113)	(3,815)	(3,077)
Adjustments to maintain reserves	(249)	9	1,412	(9)	9	(4)	(26)	3

Net equity transactions	1,329,007	2,792,921	3,176,930	4,544,510	173,750	9,092	234,388	47,976

Net change in contract owners’ equity	4,259,827	4,065,320	9,095,661	6,680,880	444,926	112,928	304,094	120,252
Contract owners’ equity beginning of period	20,694,811	16,629,491	31,259,047	24,578,167	2,533,771	2,420,843	1,486,258	1,366,006

Contract owners’ equity end of period	$24,954,638	20,694,811	40,354,708	31,259,047	2,978,697	2,533,771	1,790,352	1,486,258

CHANGES IN UNITS:
Beginning units	1,390,277	1,193,350	2,085,093	1,765,490	175,794	178,028	103,663	100,369
Units purchased	235,375	359,469	510,591	651,877	58,176	56,877	35,149	14,219
Units redeemed	(155,781)	(162,542)	(317,495)	(332,274)	(46,226)	(59,111)	(19,198)	(10,925)

Ending units	1,469,871	1,390,277	2,278,189	2,085,093	187,744	175,794	119,614	103,663

	NVLCP1		TRF		GBF		GVIX2
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$96,558	89,978	36,173	16,290	48,692	43,393	57,524	49,580
Realized gain (loss) on investments	(6,353)	(230)	75,469	42,125	(17,353)	1,499	(11,275)	(34,127)
Change in unrealized gain (loss) on investments	37,449	(4,215)	398,691	40,229	13,898	(37,820)	431,360	3,897
Reinvested capital gains	-	11,234	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	127,654	96,767	510,333	98,644	45,237	7,072	477,609	19,350

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	682,033	470,281	1,339,109	442,656	727,271	528,126	324,411	365,903
Transfers between funds	384,789	(171,589)	885,292	25,566	(433,369)	111,289	(237,759)	57,313
Surrenders (note 6)	(133,229)	(2,382)	(21,950)	(18,968)	(94,806)	(4,872)	(36,034)	(54,516)
Death Benefits (note 4)	-	-	-	-	(212)	(58,143)	(182)	-
Net policy repayments (loans) (note 5)	32,051	(48,604)	(9,308)	(7,621)	9,124	410	11,353	(69,078)
Deductions for surrender charges (note 2)	(22,583)	(1,883)	(1,812)	(2,962)	(4,535)	(1,260)	(10,775)	(25,711)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(155,167)	(153,668)	(116,454)	(66,935)	(118,333)	(135,386)	(136,346)	(148,076)
Asset charges (note 3)	(8,428)	(8,919)	(12,112)	(4,516)	(8,009)	(8,826)	(1,918)	(2,287)
Adjustments to maintain reserves	5	2	110	60	(6)	10	52	(7)

Net equity transactions	779,471	83,238	2,062,875	367,280	77,125	431,348	(87,198)	123,541

Net change in contract owners’ equity	907,125	180,005	2,573,208	465,924	122,362	438,420	390,411	142,891
Contract owners’ equity beginning of period	2,943,667	2,763,662	1,243,413	777,489	2,170,150	1,731,730	2,006,753	1,863,862

Contract owners’ equity end of period	$3,850,792	2,943,667	3,816,621	1,243,413	2,292,512	2,170,150	2,397,164	2,006,753

CHANGES IN UNITS:
Beginning units	192,140	187,063	58,688	40,876	147,227	118,355	216,128	202,246
Units purchased	76,696	46,431	99,780	25,426	64,280	65,430	40,542	54,201
Units redeemed	(27,018)	(41,354)	(9,001)	(7,614)	(59,154)	(36,558)	(49,395)	(40,319)

Ending units	241,818	192,140	149,467	58,688	152,353	147,227	207,275	216,128

	GVIDA		NVDBL2		NVDCA2		GVIDC
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$37,106	43,513	13,317	13,720	18,884	28,384	16,036	16,805
Realized gain (loss) on investments	199,261	72,280	11,955	14,105	114,441	141,791	(201)	(712)
Change in unrealized gain (loss) on investments	15,596	(77,457)	35,486	526	2,234	(101,294)	13,161	2,269
Reinvested capital gains	174,483	199,834	17,677	16,953	41,312	61,654	17,044	17,517

Net increase (decrease) in contract owners’ equity resulting from operations	426,446	238,170	78,435	45,304	176,871	130,535	46,040	35,879

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	75,294	92,477	8,031	9,537	3,773	3,141	(736)	3,129
Transfers between funds	(58,529)	(44,097)	(15,837)	(21,606)	(2)	(2,927)	(36,668)	(4)
Surrenders (note 6)	(41,646)	(59,989)	(494)	(6,952)	(113,260)	(1,931)	(58)	(21,416)
Death Benefits (note 4)	(494,122)	-	-	-	(441,710)	(585,818)	-	-
Net policy repayments (loans) (note 5)	(5,479)	22,466	(12,409)	(5,679)	(287)	(6,451)	(842)	10,533
Deductions for surrender charges (note 2)	(1,885)	(7,350)	(80)	(1,254)	(15,055)	(457)	(46)	(4,792)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(107,044)	(132,544)	(37,268)	(44,620)	(31,261)	(44,270)	(19,528)	(37,429)
Asset charges (note 3)	(10,050)	(12,022)	(4,164)	(4,178)	(5,639)	(8,077)	(2,859)	(5,186)
Adjustments to maintain reserves	(169)	(985)	(13)	(26)	-	8	8	(2)

Net equity transactions	(643,630)	(142,044)	(62,234)	(74,778)	(603,441)	(646,782)	(60,729)	(55,167)

Net change in contract owners’ equity	(217,184)	96,126	16,201	(29,474)	(426,570)	(516,247)	(14,689)	(19,288)
Contract owners’ equity beginning of period	2,740,599	2,644,473	729,047	758,521	1,601,351	2,117,598	846,209	865,497

Contract owners’ equity end of period	$2,523,415	2,740,599	745,248	729,047	1,174,781	1,601,351	831,520	846,209

CHANGES IN UNITS:
Beginning units	135,365	142,983	41,057	45,409	78,174	111,376	54,564	58,187
Units purchased	3,418	4,942	458	598	171	166	(44)	205
Units redeemed	(33,540)	(12,560)	(3,749)	(4,950)	(28,392)	(33,368)	(3,786)	(3,828)

Ending units	105,243	135,365	37,766	41,057	49,953	78,174	50,734	54,564

	GVIDM		GVDMA		GVDMC		MCIF
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$82,772	89,528	160,500	160,426	9,689	10,376	71,231	77,025
Realized gain (loss) on investments	129,218	205,969	167,793	431,704	6,961	14,205	20,201	(5,300)
Change in unrealized gain (loss) on investments	87,387	(230,672)	541,630	(514,517)	8,208	(15,788)	502,749	344,358
Reinvested capital gains	277,832	262,357	631,498	669,135	22,502	19,637	485,542	526,047

Net increase (decrease) in contract owners’ equity resulting from operations	577,209	327,182	1,501,421	746,748	47,360	28,430	1,079,723	942,130

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	69,787	77,333	286,324	346,069	24,940	22,469	753,053	644,414
Transfers between funds	(55,314)	(206,240)	(35,176)	(632,851)	(3,016)	(54)	(1,395,673)	1,768,908
Surrenders (note 6)	(271,343)	(338,757)	(334,771)	(1,041,641)	(8,030)	(10,469)	(91,956)	(174,544)
Death Benefits (note 4)	(38,119)	(54,588)	(36,686)	-	-	-	(651)	-
Net policy repayments (loans) (note 5)	(17,646)	(327,003)	114,775	115,143	(32,934)	(220,690)	1,129	(47,673)
Deductions for surrender charges (note 2)	(13,485)	(33,155)	(18,370)	(67,764)	(3,136)	(179)	(7,110)	(10,636)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(207,151)	(257,184)	(433,441)	(514,912)	(41,908)	(46,300)	(338,048)	(234,411)
Asset charges (note 3)	(19,699)	(22,084)	(29,337)	(31,467)	(2,413)	(2,568)	(20,984)	(15,454)
Adjustments to maintain reserves	(15)	9	13	4	2	(11)	3	5

Net equity transactions	(552,985)	(1,161,669)	(486,669)	(1,827,419)	(66,495)	(257,802)	(1,100,237)	1,930,609

Net change in contract owners’ equity	24,224	(834,487)	1,014,752	(1,080,671)	(19,135)	(229,372)	(20,514)	2,872,739
Contract owners’ equity beginning of period	4,790,611	5,625,098	9,230,378	10,311,049	532,329	761,701	6,936,976	4,064,237

Contract owners’ equity end of period	$4,814,835	4,790,611	10,245,130	9,230,378	513,194	532,329	6,916,462	6,936,976

CHANGES IN UNITS:
Beginning units	259,456	326,411	470,203	569,800	30,967	46,837	238,161	167,843
Units purchased	5,017	4,976	21,869	20,014	2,584	1,856	41,437	90,823
Units redeemed	(33,554)	(71,931)	(44,776)	(119,611)	(6,215)	(17,726)	(74,502)	(20,505)

Ending units	230,919	259,456	447,296	470,203	27,336	30,967	205,096	238,161

	SAM		SAM5		NVMIG1		GVDIVI
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$9,038	124	86,930	4,870	22,348	24,536	53,420	36,943
Realized gain (loss) on investments	-	-	-	-	(28,721)	(19,472)	(15,809)	(23,504)
Change in unrealized gain (loss) on investments	-	-	-	-	422,217	(76,733)	344,616	56,232
Reinvested capital gains	-	37	-	250	-	36,964	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	9,038	161	86,930	5,120	415,844	(34,705)	382,227	69,671

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	25,890	445,252	16,740,852	28,487,451	185,755	269,007	605,162	339,409
Transfers between funds	315,282	674,989	(16,947,332)	(26,284,831)	(22,951)	19,924	284,899	27,816
Surrenders (note 6)	(389,848)	(1,070,271)	(2,434,726)	(697,685)	(171,888)	(43,839)	(129,513)	(41,635)
Death Benefits (note 4)	(28)	(121,772)	(818)	-	(182)	-	(7)	-
Net policy repayments (loans) (note 5)	39,258	16,043	112,376	(2,497,176)	25,383	6,666	(5,762)	594
Deductions for surrender charges (note 2)	(11,462)	(14,607)	(42,259)	(13,338)	(36,010)	(5,950)	(33,067)	(1,318)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(126,555)	(165,273)	(1,379,199)	(1,662,675)	(94,355)	(104,120)	(103,085)	(94,059)
Asset charges (note 3)	(5,644)	(6,694)	(93,138)	(86,823)	(5,241)	(5,505)	(5,838)	(3,506)
Adjustments to maintain reserves	5	(39)	(3,881)	(233)	-	(1)	2	(3)

Net equity transactions	(153,102)	(242,372)	(4,048,125)	(2,755,310)	(119,489)	136,182	612,791	227,298

Net change in contract owners’ equity	(144,064)	(242,211)	(3,961,195)	(2,750,190)	296,355	101,477	995,018	296,969
Contract owners’ equity beginning of period	1,996,529	2,238,740	20,539,590	23,289,780	1,653,516	1,552,039	1,323,525	1,026,556

Contract owners’ equity end of period	$1,852,465	1,996,529	16,578,395	20,539,590	1,949,871	1,653,516	2,318,543	1,323,525

CHANGES IN UNITS:
Beginning units	173,869	194,977	2,053,326	2,328,978	173,313	159,225	145,550	118,791
Units purchased	39,730	77,410	1,992,731	2,887,079	23,725	31,763	94,153	47,373
Units redeemed	(52,953)	(98,518)	(2,396,504)	(3,162,731)	(34,541)	(17,675)	(32,279)	(20,614)

Ending units	160,646	173,869	1,649,553	2,053,326	162,497	173,313	207,424	145,550

	NVMLG1		NVMLV1		NVMMG1		NVMMV1
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$12,290	24,077	28,129	32,109	-	-	66,043	65,455
Realized gain (loss) on investments	97,898	39,157	(73,895)	(15,433)	13,450	50,517	74,489	(52,037)
Change in unrealized gain (loss) on investments	614,726	(409,688)	206,964	69,767	795,796	(218,679)	328,390	193,011
Reinvested capital gains	150,381	406,896	100,177	164,321	291,694	373,601	247,793	271,445

Net increase (decrease) in contract owners’ equity resulting from operations	875,295	60,442	261,375	250,764	1,100,940	205,439	716,715	477,874

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	583,726	383,587	286,522	347,872	837,825	523,024	1,263,463	939,740
Transfers between funds	104,862	36,546	24,017	288,414	1,630,798	(126,496)	(778,702)	2,645,177
Surrenders (note 6)	(349,081)	(104,770)	(274,034)	(48,073)	(185,007)	(51,751)	(95,566)	(157,471)
Death Benefits (note 4)	-	(17,655)	-	-	(601)	(13,354)	-	-
Net policy repayments (loans) (note 5)	(41,479)	(9,152)	(6,471)	(2,529)	(24,829)	10,168	(36,812)	(17,763)
Deductions for surrender charges (note 2)	(72,759)	(24,075)	(56,769)	(19,359)	(46,242)	(18,145)	(24,341)	(14,687)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(188,870)	(192,587)	(214,125)	(205,562)	(258,503)	(199,593)	(490,993)	(300,054)
Asset charges (note 3)	(9,042)	(8,273)	(7,310)	(6,776)	(11,715)	(9,548)	(21,381)	(8,448)
Adjustments to maintain reserves	17	37	11	(12)	171	30	10	4

Net equity transactions	27,374	63,658	(248,159)	353,975	1,941,897	114,335	(184,322)	3,086,498

Net change in contract owners’ equity	902,669	124,100	13,216	604,739	3,042,837	319,774	532,393	3,564,372
Contract owners’ equity beginning of period	2,845,895	2,721,795	1,967,773	1,363,034	3,315,561	2,995,787	5,033,056	1,468,684

Contract owners’ equity end of period	$3,748,564	2,845,895	1,980,989	1,967,773	6,358,398	3,315,561	5,565,449	5,033,056

CHANGES IN UNITS:
Beginning units	167,874	164,069	114,685	92,428	193,743	186,375	260,205	89,385
Units purchased	39,332	28,725	17,487	43,598	135,890	41,049	95,923	195,161
Units redeemed	(37,378)	(24,920)	(31,370)	(21,341)	(38,762)	(33,681)	(103,618)	(24,341)

Ending units	169,828	167,874	100,802	114,685	290,871	193,743	252,510	260,205

	NVMMV2		SCGF		SCVF		SCF
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$5,254	5,897	-	-	12,483	19,012	-	5,952
Realized gain (loss) on investments	(1,149)	(85,166)	(85,805)	(154,043)	143,339	34,421	34,993	20,543
Change in unrealized gain (loss) on investments	32,303	100,840	595,434	(39,031)	(24,324)	274,317	93,968	62,427
Reinvested capital gains	24,191	37,382	27,808	303,015	107,880	247,055	152,175	262,439

Net increase (decrease) in contract owners’ equity resulting from operations	60,599	58,953	537,437	109,941	239,378	574,805	281,136	351,361

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	38,710	44,568	537,253	391,372	701,861	575,748	256,115	199,451
Transfers between funds	(21,407)	(174,759)	1,838,079	(123,495)	(1,389,956)	1,579,948	39,303	8,429
Surrenders (note 6)	(18,050)	(13,206)	(86,791)	(9,731)	(156,805)	(375,439)	(71,124)	(6,580)
Death Benefits (note 4)	-	-	-	-	(309)	(1,647)	(21,753)	-
Net policy repayments (loans) (note 5)	3,892	238	(34,672)	(6,906)	(17,776)	71,866	(6,589)	(4,191)
Deductions for surrender charges (note 2)	(1,268)	(2,650)	(8,969)	(15,572)	(25,487)	(21,182)	(11,644)	(2,606)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(26,948)	(33,827)	(167,248)	(107,143)	(258,700)	(225,150)	(111,721)	(104,891)
Asset charges (note 3)	(1,639)	(1,883)	(6,505)	(3,545)	(8,038)	(5,777)	(6,951)	(5,446)
Adjustments to maintain reserves	68	46	18	(1)	(8)	10	(56)	1

Net equity transactions	(26,642)	(181,473)	2,071,165	124,979	(1,155,218)	1,598,377	65,580	84,167

Net change in contract owners’ equity	33,957	(122,520)	2,608,602	234,920	(915,840)	2,173,182	346,716	435,528
Contract owners’ equity beginning of period	452,792	575,312	1,407,571	1,172,651	3,496,880	1,323,698	2,047,136	1,611,608

Contract owners’ equity end of period	$486,749	452,792	4,016,173	1,407,571	2,581,040	3,496,880	2,393,852	2,047,136

CHANGES IN UNITS:
Beginning units	20,833	31,127	70,801	63,883	134,561	64,145	79,583	76,956
Units purchased	2,173	3,084	111,866	29,337	35,200	100,906	13,841	10,280
Units redeemed	(3,333)	(13,378)	(20,958)	(22,419)	(78,695)	(30,490)	(11,422)	(7,653)

Ending units	19,673	20,833	161,709	70,801	91,066	134,561	82,002	79,583

	MSBF		NVSTB1		NVSTB2		NVOLG1
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$74,499	35,245	7,964	6,264	1,019	1,041	51,077	65,219
Realized gain (loss) on investments	1,886	(129)	341	(1,767)	(9)	(366)	68,359	149,335
Change in unrealized gain (loss) on investments	8,204	56,718	(1,910)	2,735	(47)	854	2,082,878	(1,804,465)
Reinvested capital gains	-	-	-	-	-	-	251,208	1,909,884

Net increase (decrease) in contract owners’ equity resulting from operations	84,589	91,834	6,395	7,232	963	1,529	2,453,522	319,973

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	231,228	166,364	155,563	52,518	1,066	35,684	1,095,258	840,553
Transfers between funds	297,654	134,618	11,750	88,459	674	(34,179)	(100,536)	2,339,735
Surrenders (note 6)	(48,141)	(100,678)	(36,776)	(13,103)	(1,320)	(3,359)	(361,957)	(131,705)
Death Benefits (note 4)	-	-	-	-	-	-	(78,672)	(11,989)
Net policy repayments (loans) (note 5)	8,846	(3,417)	(2,927)	(77)	(18)	1,260	(120,253)	(44,581)
Deductions for surrender charges (note 2)	(3,798)	(15,936)	(12,330)	(1,306)	(237)	(244)	(37,218)	(10,402)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(72,606)	(69,754)	(27,930)	(21,879)	(1,787)	(2,636)	(428,419)	(373,819)
Asset charges (note 3)	(4,325)	(3,078)	(920)	(1,548)	(155)	(178)	(27,321)	(23,682)
Adjustments to maintain reserves	(203)	(4)	(3)	6	1	12	2,515	336

Net equity transactions	408,655	108,115	86,427	103,070	(1,776)	(3,640)	(56,603)	2,584,446

Net change in contract owners’ equity	493,244	199,949	92,822	110,302	(813)	(2,111)	2,396,919	2,904,419
Contract owners’ equity beginning of period	1,187,102	987,153	325,470	215,168	62,684	64,795	8,938,897	6,034,478

Contract owners’ equity end of period	$1,680,346	1,187,102	418,292	325,470	61,871	62,684	11,335,816	8,938,897

CHANGES IN UNITS:
Beginning units	72,441	65,448	30,787	20,912	5,333	5,650	334,704	234,159
Units purchased	31,987	21,441	16,174	23,847	153	131	47,695	139,278
Units redeemed	(7,993)	(14,448)	(8,151)	(13,972)	(304)	(448)	(49,001)	(38,733)

Ending units	96,435	72,441	38,810	30,787	5,182	5,333	333,398	334,704

	NVIDAP		NVDBLP		NVDCAP		NVIDCP
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$292,543	200,517	125,717	105,348	125,841	103,954	57,807	48,719
Realized gain (loss) on investments	158,387	71,359	40,660	14,097	50,508	50,205	(8,496)	(8,364)
Change in unrealized gain (loss) on investments	914,058	(99,327)	316,018	59,196	450,897	42,610	40,801	3,064
Reinvested capital gains	1,135,946	793,575	144,576	108,622	234,901	194,979	54,496	45,570

Net increase (decrease) in contract owners’ equity resulting from operations	2,500,934	966,124	626,971	287,263	862,147	391,748	144,608	88,989

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	4,074,363	3,411,315	1,527,571	1,682,179	1,535,931	1,525,741	578,376	540,888
Transfers between funds	751,105	628,495	(18,289)	(25,993)	255,998	(118,626)	47,895	(11,099)
Surrenders (note 6)	(96,645)	(165,209)	(58,133)	(59,359)	(289,787)	(57,421)	(10,343)	(25,803)
Death Benefits (note 4)	(600)	-	(1,003)	-	(1,030)	-	-	-
Net policy repayments (loans) (note 5)	(121,331)	(9,585)	(142,111)	27,818	(23,473)	(2,970)	(12,620)	(2,200)
Deductions for surrender charges (note 2)	(17,076)	(44,353)	(13,611)	(23,313)	(46,846)	(25,943)	(6,302)	(1,851)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(1,089,995)	(900,296)	(548,541)	(521,472)	(485,582)	(453,056)	(251,972)	(257,717)
Asset charges (note 3)	(68,783)	(45,473)	(31,956)	(24,353)	(26,319)	(19,751)	(14,081)	(15,081)
Adjustments to maintain reserves	72	347	2,075	27	(477)	5	(168)	(3)

Net equity transactions	3,431,110	2,875,241	716,002	1,055,534	918,415	847,979	330,785	227,134

Net change in contract owners’ equity	5,932,044	3,841,365	1,342,973	1,342,797	1,780,562	1,239,727	475,393	316,123
Contract owners’ equity beginning of period	12,051,462	8,210,097	5,163,213	3,820,416	5,381,693	4,141,966	2,284,500	1,968,377

Contract owners’ equity end of period	$17,983,506	12,051,462	6,506,186	5,163,213	7,162,255	5,381,693	2,759,893	2,284,500

CHANGES IN UNITS:
Beginning units	790,126	589,540	395,296	311,255	381,863	317,253	195,147	175,450
Units purchased	318,735	289,111	122,926	149,957	119,345	129,951	54,525	49,656
Units redeemed	(115,164)	(88,525)	(70,551)	(65,916)	(59,272)	(65,341)	(27,037)	(29,959)

Ending units	993,697	790,126	447,671	395,296	441,936	381,863	222,635	195,147

	NVIDMP		NVDMAP		NVDMCP		NVTIV3
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$355,416	324,740	932,273	746,083	31,378	32,515	20,241	17,513
Realized gain (loss) on investments	124,646	94,159	510,711	254,232	(27,261)	(12,003)	4,329	(13,161)
Change in unrealized gain (loss) on investments	614,577	(325,313)	2,619,504	(662,005)	73,265	(1,858)	171,615	(6,101)
Reinvested capital gains	1,074,373	814,554	3,107,966	2,585,511	62,035	54,495	-	12,138

Net increase (decrease) in contract owners’ equity resulting from operations	2,169,012	908,140	7,170,454	2,923,821	139,417	73,149	196,185	10,389

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	2,642,333	3,106,353	10,718,521	11,060,277	578,145	455,619	119,893	127,302
Transfers between funds	(78,874)	1,907,500	805,097	238,338	(444,964)	147,706	(34,108)	33,850
Surrenders (note 6)	(313,738)	(148,668)	(560,188)	(619,196)	(13,001)	(16,908)	(20,511)	(32,670)
Death Benefits (note 4)	(157,670)	(26,484)	(130,148)	(35,982)	(6,971)	-	-	-
Net policy repayments (loans) (note 5)	(160,827)	(99,255)	46,906	3,776	(27,466)	(1,445)	3,561	5,638
Deductions for surrender charges (note 2)	(81,642)	(52,557)	(150,270)	(249,064)	(4,437)	(9,273)	(1,275)	(3,308)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(1,033,067)	(1,001,128)	(3,297,976)	(2,938,579)	(164,214)	(157,666)	(63,031)	(67,179)
Asset charges (note 3)	(90,130)	(68,674)	(174,344)	(126,395)	(8,528)	(6,860)	(3,271)	(3,116)
Adjustments to maintain reserves	(510)	(7)	1,946	6	11	1	3	34

Net equity transactions	725,875	3,617,080	7,259,544	7,333,181	(91,425)	411,174	1,261	60,551

Net change in contract owners’ equity	2,894,887	4,525,220	14,429,998	10,257,002	47,992	484,323	197,446	70,940
Contract owners’ equity beginning of period	15,970,017	11,444,797	39,604,628	29,347,626	1,538,025	1,053,702	872,615	801,675

Contract owners’ equity end of period	$18,864,904	15,970,017	54,034,626	39,604,628	1,586,017	1,538,025	1,070,061	872,615

CHANGES IN UNITS:
Beginning units	1,171,083	900,350	2,726,362	2,194,792	121,562	88,141	56,090	52,105
Units purchased	192,611	420,880	809,824	940,458	46,338	49,955	8,116	11,989
Units redeemed	(141,190)	(150,147)	(352,274)	(408,888)	(53,245)	(16,534)	(8,157)	(8,004)

Ending units	1,222,504	1,171,083	3,183,912	2,726,362	114,655	121,562	56,049	56,090

	EIF		NVRE1		NVLCAP		NVLMP
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$69,702	47,038	298,141	228,259	3,628	3,811	14,782	11,658
Realized gain (loss) on investments	112,011	47,313	(303,444)	(196,037)	5,646	(1,155)	3,973	(7,411)
Change in unrealized gain (loss) on investments	178,174	205,547	592,488	(118,632)	30,280	13,565	83,420	52,586
Reinvested capital gains	-	-	207,179	799,789	2,606	2,150	16,519	10,529

Net increase (decrease) in contract owners’ equity resulting from operations	359,887	299,898	794,364	713,379	42,160	18,371	118,694	67,362

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	278,627	252,742	2,761,638	2,843,942	26,884	109,833	176,210	129,440
Transfers between funds	190,199	(36,195)	(67,744)	471,857	17,037	(995)	78,298	14,078
Surrenders (note 6)	(39,617)	(32,229)	(197,885)	(240,115)	(100,676)	-	(32,284)	-
Death Benefits (note 4)	-	-	(1,615)	-	-	-	-	-
Net policy repayments (loans) (note 5)	(912)	11,198	(70,489)	(70,606)	(2,515)	-	(162)	1,835
Deductions for surrender charges (note 2)	(6,813)	(4,238)	(65,336)	(92,544)	(2,351)	-	(6,320)	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(98,777)	(88,112)	(840,758)	(796,187)	(20,055)	(14,556)	(109,249)	(95,699)
Asset charges (note 3)	(5,565)	(4,774)	(18,990)	(16,359)	(335)	(211)	(4,460)	(3,714)
Adjustments to maintain reserves	38	27	(282)	1,129	(6)	6	5	(4)

Net equity transactions	317,180	98,419	1,498,539	2,101,117	(82,017)	94,077	102,038	45,936

Net change in contract owners’ equity	677,067	398,317	2,292,903	2,814,496	(39,857)	112,448	220,732	113,298
Contract owners’ equity beginning of period	1,973,374	1,575,057	11,478,301	8,663,805	244,444	131,996	841,429	728,131

Contract owners’ equity end of period	$2,650,441	1,973,374	13,771,204	11,478,301	204,587	244,444	1,062,161	841,429

CHANGES IN UNITS:
Beginning units	92,314	86,860	717,274	581,175	19,110	11,510	68,392	64,488
Units purchased	27,779	14,974	209,850	229,634	3,270	9,191	19,815	13,087
Units redeemed	(15,015)	(9,520)	(119,062)	(93,535)	(8,823)	(1,591)	(12,476)	(9,183)

Ending units	105,078	92,314	808,062	717,274	13,557	19,110	75,731	68,392

	NVSIX2		GVEX1		AMTB		AMMCGS
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$66,352	52,906	588,485	386,933	8,671	6,833	-	-
Realized gain (loss) on investments	(17,232)	(28,324)	151,566	232,121	(836)	(587)	36	(4,041)
Change in unrealized gain (loss) on investments	603,443	243,189	4,093,091	1,105,995	(2,456)	351	5,266	1,399
Reinvested capital gains	273,001	560,434	738,504	319,424	-	-	595	1,106

Net increase (decrease) in contract owners’ equity resulting from operations	925,564	828,205	5,571,646	2,044,473	5,379	6,597	5,897	(1,536)

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	1,598,348	1,338,225	6,497,686	5,985,590	73,540	73,682	3,362	3,088
Transfers between funds	476,666	1,285,142	4,359,461	4,066,959	9,373	35	-	(30,920)
Surrenders (note 6)	(31,824)	(65,664)	(237,466)	(99,585)	(4,444)	(3,675)	-	-
Death Benefits (note 4)	-	-	(24,791)	(1,944)	-	-	-	-
Net policy repayments (loans) (note 5)	(27,580)	(4,637)	(174,683)	(48,577)	(28,170)	(90)	75	34
Deductions for surrender charges (note 2)	(22,857)	(23,725)	(62,029)	(56,915)	(113)	(237)	-	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(416,307)	(283,357)	(1,460,007)	(1,126,297)	(31,041)	(32,036)	(1,320)	(1,333)
Asset charges (note 3)	(13,657)	(7,376)	(73,134)	(42,062)	(1,737)	(1,889)	(63)	(69)
Adjustments to maintain reserves	(242)	2	(247)	(5)	7	6	(5)	3

Net equity transactions	1,562,547	2,238,610	8,824,790	8,677,164	17,415	35,796	2,049	(29,197)

Net change in contract owners’ equity	2,488,111	3,066,815	14,396,436	10,721,637	22,794	42,393	7,946	(30,733)
Contract owners’ equity beginning of period	5,587,881	2,521,066	21,845,378	11,123,741	579,872	537,479	22,968	53,701

Contract owners’ equity end of period	$8,075,992	5,587,881	36,241,814	21,845,378	602,666	579,872	30,914	22,968

CHANGES IN UNITS:
Beginning units	366,620	199,927	1,441,302	819,523	47,033	44,126	2,297	5,594
Units purchased	133,222	205,643	689,579	729,577	6,900	6,518	316	343
Units redeemed	(35,783)	(38,950)	(163,326)	(107,798)	(5,483)	(3,611)	(131)	(3,640)

Ending units	464,059	366,620	1,967,555	1,441,302	48,450	47,033	2,482	2,297

	AMSRS		NOTB3		NOTG3		NOTMG3
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$673	922	25,871	19,948	39,047	30,415	32,332	25,722
Realized gain (loss) on investments	12,315	7,486	2,084	(1,910)	(8,095)	(15,252)	468	(4,422)
Change in unrealized gain (loss) on investments	5,113	(1,023)	142,308	92,249	367,507	85,289	229,488	120,501
Reinvested capital gains	4,841	4,733	2,703	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	22,942	12,118	172,966	110,287	398,459	100,452	262,288	141,801

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	6,377	7,950	243,664	174,763	934,145	715,561	202,222	169,009
Transfers between funds	(1,047)	(4,848)	19,013	688,169	(65,402)	19,063	54,058	1,089,308
Surrenders (note 6)	-	(2,023)	-	-	(7)	(15,824)	(14,698)	-
Death Benefits (note 4)	(15,435)	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	1,188	(203)	(412)	(381)	(3)	(2)	(8,948)	-
Deductions for surrender charges (note 2)	-	(666)	-	(853)	-	(32,719)	(3,574)	(144)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(12,026)	(11,608)	(107,271)	(92,093)	(233,121)	(213,378)	(88,757)	(69,685)
Asset charges (note 3)	(406)	(502)	(9,858)	(8,194)	(16,762)	(12,298)	(11,497)	(9,263)
Adjustments to maintain reserves	10	(5)	60	2	27	4	(1)	11

Net equity transactions	(21,339)	(11,905)	145,196	761,413	618,877	460,407	128,805	1,179,236

Net change in contract owners’ equity	1,603	213	318,162	871,700	1,017,336	560,859	391,093	1,321,037
Contract owners’ equity beginning of period	133,696	133,483	1,565,545	693,845	2,062,864	1,502,005	1,805,368	484,331

Contract owners’ equity end of period	$135,299	133,696	1,883,707	1,565,545	3,080,200	2,062,864	2,196,461	1,805,368

CHANGES IN UNITS:
Beginning units	5,657	6,205	145,440	68,339	195,061	149,849	166,044	47,282
Units purchased	329	378	23,759	89,431	83,498	74,260	22,950	126,629
Units redeemed	(1,152)	(926)	(10,951)	(12,330)	(30,577)	(29,048)	(11,530)	(7,867)

Ending units	4,834	5,657	158,248	145,440	247,982	195,061	177,464	166,044

	OVGR		OVGS		OVIG		OVGI
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$-	-	32,181	36,900	19,725	8,398	34,109	19,632
Realized gain (loss) on investments	-	-	12,153	(165,084)	29,189	(7,026)	(23,877)	(40,320)
Change in unrealized gain (loss) on investments	-	-	1,111,144	(96,534)	246,237	(26,553)	354,002	23,843
Reinvested capital gains	-	-	-	233,896	-	17,864	45,763	208,677

Net increase (decrease) in contract owners’ equity resulting from operations	-	-	1,155,478	9,178	295,151	(7,317)	409,997	211,832

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	(891)	-	315,212	323,500	275,574	477,756	455,959	412,905
Transfers between funds	-	-	(375,607)	332,541	375,133	106,054	32,411	103,255
Surrenders (note 6)	-	-	(47,760)	(449,976)	(40,477)	(9,998)	(153,981)	(56,453)
Death Benefits (note 4)	-	-	(401)	-	-	-	-	-
Net policy repayments (loans) (note 5)	-	-	(42,374)	(25,873)	(14,527)	107	(12,390)	1,558
Deductions for surrender charges (note 2)	-	-	(3,044)	(20,209)	-	(1,801)	(16,586)	(6,372)
Redemptions to pay cost of insurance charges and administration charges (note 2)	880	-	(143,044)	(147,959)	(57,404)	(38,087)	(168,670)	(152,026)
Asset charges (note 3)	10	-	(10,650)	(10,479)	(5,013)	(3,000)	(6,204)	(5,233)
Adjustments to maintain reserves	1	-	(1)	39	3	(2)	36	52

Net equity transactions	-	-	(307,669)	1,584	533,289	531,029	130,575	297,686

Net change in contract owners’ equity	-	-	847,809	10,762	828,440	523,712	540,572	509,518
Contract owners’ equity beginning of period	-	-	3,316,742	3,305,980	944,473	420,761	2,216,969	1,707,451

Contract owners’ equity end of period	$-	-	4,164,551	3,316,742	1,772,913	944,473	2,757,541	2,216,969

CHANGES IN UNITS:
Beginning units	-	-	211,761	211,247	102,503	44,698	95,363	81,978
Units purchased	-	-	24,435	54,831	77,989	67,971	32,604	26,978
Units redeemed	-	-	(41,638)	(54,317)	(28,135)	(10,166)	(26,507)	(13,593)

Ending units	-	-	194,558	211,761	152,357	102,503	101,460	95,363

	OVSC		OVSB		PMVAAA		PMVRSA
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$19,126	8,881	11,067	22,964	29,815	15,337	239,791	15,498
Realized gain (loss) on investments	(935)	(24,453)	(2,692)	(5,764)	(4,349)	(10,380)	(33,794)	(23,688)
Change in unrealized gain (loss) on investments	157,905	257,425	20,518	11,121	55,313	61,465	(118,391)	196,369
Reinvested capital gains	117,407	65,843	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	293,503	307,696	28,893	28,321	80,779	66,422	87,606	188,179

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	221,699	174,096	12,089	11,757	115,819	98,045	780,660	740,069
Transfers between funds	49,167	53,884	37,868	19,383	(89,846)	6,589	380,904	112,706
Surrenders (note 6)	(40,045)	(84,529)	(16,373)	(30,110)	(3,344)	(4,755)	(24,699)	(15,241)
Death Benefits (note 4)	(19)	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(14,303)	35,289	(273)	(466)	(8,726)	(15,536)	(23,614)	(412)
Deductions for surrender charges (note 2)	(2,300)	(4,196)	(1,069)	(644)	(504)	(412)	(19,121)	(19,166)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(89,406)	(86,543)	(9,789)	(11,101)	(40,201)	(36,859)	(174,101)	(144,439)
Asset charges (note 3)	(5,162)	(4,842)	(894)	(987)	(1,046)	(1,076)	(756)	(551)
Adjustments to maintain reserves	(16)	56	(5)	(3)	-	(3)	(309)	1

Net equity transactions	119,615	83,215	21,554	(12,171)	(27,848)	45,993	918,964	672,967

Net change in contract owners’ equity	413,118	390,911	50,447	16,150	52,931	112,415	1,006,570	861,146
Contract owners’ equity beginning of period	2,032,766	1,641,855	448,509	432,359	606,461	494,046	1,740,064	878,918

Contract owners’ equity end of period	$2,445,884	2,032,766	498,956	448,509	659,392	606,461	2,746,634	1,740,064

CHANGES IN UNITS:
Beginning units	73,488	70,071	41,201	42,312	54,627	50,255	273,721	159,212
Units purchased	12,870	15,855	4,536	2,990	11,203	14,379	195,021	145,685
Units redeemed	(8,900)	(12,438)	(2,607)	(4,101)	(13,519)	(10,007)	(45,787)	(31,176)

Ending units	77,458	73,488	43,130	41,201	52,311	54,627	422,955	273,721

	PMVFBA		PMVLDA		PMVTRA		GVGMNS
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$12,853	9,250	53,583	57,407	134,072	116,560	268	203
Realized gain (loss) on investments	(16,175)	(24,909)	(10,843)	(43,368)	(6,949)	(29,697)	130	(743)
Change in unrealized gain (loss) on investments	81,770	37,085	10,350	37,754	179,838	51,550	7,388	3,743
Reinvested capital gains	-	-	-	-	-	-	2,280	-

Net increase (decrease) in contract owners’ equity resulting from operations	78,448	21,426	53,090	51,793	306,961	138,413	10,066	3,203

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	71,011	109,509	582,988	513,969	1,262,126	1,226,702	18,181	18,356
Transfers between funds	39,407	(21,858)	(65,004)	(101,819)	765,827	151,390	(155)	2,132
Surrenders (note 6)	(4,095)	(32,714)	(73,820)	(92,122)	(90,545)	(62,831)	(138)	-
Death Benefits (note 4)	-	-	(272)	(1,844)	-	-	-	-
Net policy repayments (loans) (note 5)	(19,998)	(18,682)	36,873	(3,939)	(13,129)	(95,173)	(8)	(976)
Deductions for surrender charges (note 2)	(1,272)	(4,914)	(13,424)	(15,059)	(24,915)	(33,168)	(244)	(1,157)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(32,587)	(39,492)	(183,270)	(205,912)	(407,964)	(418,338)	(8,352)	(8,598)
Asset charges (note 3)	(1,341)	(1,734)	(7,283)	(6,960)	(15,359)	(13,164)	(101)	(74)
Adjustments to maintain reserves	66	19	64	17	291	349	9	(7)

Net equity transactions	51,191	(9,866)	276,852	86,331	1,476,332	755,767	9,192	9,676

Net change in contract owners’ equity	129,639	11,560	329,942	138,124	1,783,293	894,180	19,258	12,879
Contract owners’ equity beginning of period	740,475	728,915	3,816,695	3,678,571	5,906,439	5,012,259	72,889	60,010

Contract owners’ equity end of period	$870,114	740,475	4,146,637	3,816,695	7,689,732	5,906,439	92,147	72,889

CHANGES IN UNITS:
Beginning units	59,943	60,781	299,290	292,515	505,653	440,626	6,093	5,234
Units purchased	20,076	11,539	60,636	67,897	185,669	145,984	1,451	2,275
Units redeemed	(16,473)	(12,377)	(39,105)	(61,122)	(63,880)	(80,957)	(734)	(1,416)

Ending units	63,546	59,943	320,821	299,290	627,442	505,653	6,810	6,093

	PVIVIA		PVEIIA		RVARS		TREI2
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$-	-	-	-	-	385	-	-
Realized gain (loss) on investments	-	-	2	-	3,942	1,513	-	-
Change in unrealized gain (loss) on investments	59	-	23	-	18,829	(3,217)	-	-
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	59	-	25	-	22,771	(1,319)	-	-

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	2,767	-	784	-	104,357	76,445	(114)	-
Transfers between funds	-	-	(1)	-	177,579	37,578	-	-
Surrenders (note 6)	-	-	-	-	(18,776)	(1,199)	-	-
Death Benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	-	-	-	-	(4,174)	(1,088)	-	-
Deductions for surrender charges (note 2)	-	-	-	-	-	(1,509)	-	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(130)	-	(132)	-	(28,155)	(25,229)	111	-
Asset charges (note 3)	-	-	-	-	(425)	(430)	3	-
Adjustments to maintain reserves	1	-	(3)	-	5	2	-	-

Net equity transactions	2,638	-	648	-	230,411	84,570	-	-

Net change in contract owners’ equity	2,697	-	673	-	253,182	83,251	-	-
Contract owners’ equity beginning of period	-	-	-	-	439,364	356,113	-	-

Contract owners’ equity end of period	$2,697	-	673	-	692,546	439,364	-	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	41,437	33,423	-	-
Units purchased	264	-	73	-	29,545	12,132	-	-
Units redeemed	(12)	-	(12)	-	(7,982)	(4,118)	-	-

Ending units	252	-	61	-	63,000	41,437	-	-

	TRHSP		TRHS2		VWHA		WRPMAV
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$-	-	-	-	-	9,066	926	1,352
Realized gain (loss) on investments	379,191	188,645	71,729	272,484	(245,988)	(196,712)	818	(867)
Change in unrealized gain (loss) on investments	1,859,990	(1,339,578)	190,668	(460,062)	190,353	1,076,423	22,866	(2,835)
Reinvested capital gains	563,743	72,949	67,836	8,576	-	-	5,887	7,414

Net increase (decrease) in contract owners’ equity resulting from operations	2,802,924	(1,077,984)	330,233	(179,002)	(55,635)	888,777	30,497	5,064

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	2,374,199	2,408,537	117,893	25,151	521,972	661,776	63,873	59,195
Transfers between funds	(188,015)	(103,489)	319,199	(92,309)	(312,860)	(488,940)	5,680	40,932
Surrenders (note 6)	(326,096)	(195,286)	(193,675)	(341,050)	(46,311)	(13,628)	-	-
Death Benefits (note 4)	(2,310)	(2,451)	-	-	(714)	-	-	-
Net policy repayments (loans) (note 5)	(90,681)	(34,645)	(481)	(48,206)	(34,371)	70,716	-	-
Deductions for surrender charges (note 2)	(116,585)	(16,989)	(20,319)	(7,014)	(6,097)	(5,382)	-	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	(969,201)	(895,828)	(41,464)	(55,926)	(191,282)	(238,916)	(39,869)	(29,642)
Asset charges (note 3)	(54,318)	(43,189)	(3,178)	(3,978)	(10,645)	(11,900)	(987)	(548)
Adjustments to maintain reserves	(2)	(52)	17	(10)	(10)	(4)	5	(5)

Net equity transactions	626,991	1,116,608	177,992	(523,342)	(80,318)	(26,278)	28,702	69,932

Net change in contract owners’ equity	3,429,915	38,624	508,225	(702,344)	(135,953)	862,499	59,199	74,996
Contract owners’ equity beginning of period	10,132,190	10,093,566	1,127,938	1,830,282	2,762,306	1,899,807	183,202	108,206

Contract owners’ equity end of period	$13,562,105	10,132,190	1,636,163	1,127,938	2,626,353	2,762,306	242,401	183,202

CHANGES IN UNITS:
Beginning units	459,805	410,034	36,976	53,571	328,844	325,022	17,399	10,519
Units purchased	109,582	122,938	12,544	1,164	91,615	117,869	6,077	9,837
Units redeemed	(86,991)	(73,167)	(7,388)	(17,759)	(102,398)	(114,047)	(3,578)	(2,957)

Ending units	482,396	459,805	42,132	36,976	318,061	328,844	19,898	17,399

	WRPMMV		WRASP		WRBP		WRBDP
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$876	846	167,781	61,427	7,838	4,850	12,494	17,858
Realized gain (loss) on investments	(39)	(1,070)	(201,853)	(421,286)	(25,820)	(6,959)	(3,993)	(3,431)
Change in unrealized gain (loss) on investments	18,765	(896)	1,813,140	83,683	56,357	(41,450)	17,108	13,345
Reinvested capital gains	5,152	4,953	-	-	13,865	52,388	5,508	2,009

Net increase (decrease) in contract owners’ equity resulting from operations	24,754	3,833	1,779,068	(276,176)	52,240	8,829	31,117	29,781

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	46,619	68,916	1,364,000	2,129,480	67,278	63,146	85,070	79,539
Transfers between funds	366	-	(972,624)	(1,424,548)	4,990	59,876	41,326	(4,651)
Surrenders (note 6)	-	-	(219,488)	(329,798)	(2,521)	(769)	(4,464)	(9,206)
Death Benefits (note 4)	-	-	(9,644)	(72,517)	-	(4,721)	-	(12,114)
Net policy repayments (loans) (note 5)	-	-	(101,158)	(63,501)	(3,616)	(3,403)	(35,770)	(3,290)
Deductions for surrender charges (note 2)	(3,752)	-	(39,555)	(21,208)	(2,036)	(228)	(1,931)	(5,146)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(21,123)	(20,756)	(707,922)	(844,077)	(48,951)	(42,894)	(56,095)	(58,886)
Asset charges (note 3)	(652)	(495)	(27,833)	(32,253)	(972)	(889)	(686)	(560)
Adjustments to maintain reserves	3	(5)	(49)	(27)	(1)	(3)	(5)	(9)

Net equity transactions	21,461	47,660	(714,273)	(658,449)	14,171	70,115	27,445	(14,323)

Net change in contract owners’ equity	46,215	51,493	1,064,795	(934,625)	66,411	78,944	58,562	15,458
Contract owners’ equity beginning of period	171,111	119,618	10,058,879	10,993,504	438,640	359,696	753,046	737,588

Contract owners’ equity end of period	$217,326	171,111	11,123,674	10,058,879	505,051	438,640	811,608	753,046

CHANGES IN UNITS:
Beginning units	16,308	11,607	829,304	883,083	25,157	21,048	53,743	54,763
Units purchased	4,144	6,785	115,995	204,275	5,328	7,653	9,273	6,543
Units redeemed	(2,251)	(2,084)	(169,891)	(258,054)	(4,476)	(3,544)	(7,329)	(7,563)

Ending units	18,201	16,308	775,408	829,304	26,009	25,157	55,687	53,743

	WRCEP		WRDIV		WRENG		WRGBP
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$4,024	3,242	8,731	7,799	2,695	421	2,036	1,919
Realized gain (loss) on investments	1,019	(10,126)	9,800	5,206	(120)	(4,713)	(152)	(140)
Change in unrealized gain (loss) on investments	133,114	(53,242)	60,935	(6,944)	(43,242)	101,631	1,241	2,013
Reinvested capital gains	36,389	86,781	22,547	35,014	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	174,546	26,655	102,013	41,075	(40,667)	97,339	3,125	3,792

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	139,943	119,464	71,293	76,710	43,452	43,703	15,737	13,587
Transfers between funds	37,039	36,073	(8,045)	(12,687)	18,545	942	1,642	6,961
Surrenders (note 6)	(8,561)	(21,569)	(11,225)	(10,877)	(3,533)	(14,046)	-	-
Death Benefits (note 4)	(6,032)	(16,611)	-	(26,929)	-	(877)	-	-
Net policy repayments (loans) (note 5)	(9,290)	832	(3,766)	(4,354)	708	5,216	-	-
Deductions for surrender charges (note 2)	(4,273)	(10,799)	(3,557)	(3,333)	(1,491)	(2,822)	(364)	(684)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(65,062)	(63,554)	(42,561)	(42,818)	(22,362)	(24,800)	(3,637)	(3,522)
Asset charges (note 3)	(738)	(689)	(402)	(353)	(169)	(154)	(103)	(37)
Adjustments to maintain reserves	(5)	(48)	(3)	-	(2)	1	(6)	8

Net equity transactions	83,021	43,099	1,734	(24,641)	35,148	7,163	13,269	16,313

Net change in contract owners’ equity	257,567	69,754	103,747	16,434	(5,519)	104,502	16,394	20,105
Contract owners’ equity beginning of period	795,194	725,440	647,647	631,213	366,522	262,020	70,924	50,819

Contract owners’ equity end of period	$1,052,761	795,194	751,394	647,647	361,003	366,522	87,318	70,924

CHANGES IN UNITS:
Beginning units	39,895	37,756	40,070	41,769	35,294	33,949	6,312	4,841
Units purchased	8,536	8,264	4,398	5,173	9,610	6,650	1,620	2,018
Units redeemed	(4,691)	(6,125)	(4,239)	(6,872)	(5,110)	(5,305)	(479)	(547)

Ending units	43,740	39,895	40,229	40,070	39,794	35,294	7,453	6,312

	WRGNR		WRGP		WRHIP		WRIP
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$808	3,772	2,262	184	200,848	243,514	283	1,098
Realized gain (loss) on investments	(30,725)	(28,092)	1,141	1,933	(33,385)	(84,925)	4,242	(4,157)
Change in unrealized gain (loss) on investments	52,613	143,835	148,584	(74,777)	61,640	335,206	104,372	(28,700)
Reinvested capital gains	-	-	80,539	80,230	-	-	15,102	15,019

Net increase (decrease) in contract owners’ equity resulting from operations	22,696	119,515	232,526	7,570	229,103	493,795	123,999	(16,740)

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	84,217	85,825	108,032	139,155	574,096	500,401	81,087	89,814
Transfers between funds	5,040	(10,055)	14,333	(29,280)	(57,226)	(285,124)	(5,798)	(13,620)
Surrenders (note 6)	(6,957)	(20,684)	(14,971)	(54,327)	(62,567)	(216,984)	(9,073)	(18,866)
Death Benefits (note 4)	-	(9,640)	(3,197)	(26,430)	(6,083)	(31,737)	(3,154)	(16,772)
Net policy repayments (loans) (note 5)	(5,932)	2,655	(8,702)	(15,621)	(57,307)	(808)	(4,247)	(10,911)
Deductions for surrender charges (note 2)	(1,634)	(4,993)	(8,977)	(9,831)	(20,954)	(7,975)	(3,039)	(7,820)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(40,168)	(41,885)	(63,537)	(59,370)	(216,100)	(222,730)	(42,674)	(44,306)
Asset charges (note 3)	(648)	(545)	(615)	(517)	(10,012)	(9,346)	(809)	(694)
Adjustments to maintain reserves	(2)	3	2	8	15	(20)	(12)	9

Net equity transactions	33,916	681	22,368	(56,213)	143,862	(274,323)	12,281	(23,166)

Net change in contract owners’ equity	56,612	120,196	254,894	(48,643)	372,965	219,472	136,280	(39,906)
Contract owners’ equity beginning of period	608,101	487,905	765,929	814,572	3,328,616	3,109,144	495,537	535,443

Contract owners’ equity end of period	$664,713	608,101	1,020,823	765,929	3,701,581	3,328,616	631,817	495,537

CHANGES IN UNITS:
Beginning units	98,985	98,330	39,645	42,679	161,734	175,522	38,030	39,844
Units purchased	20,301	17,841	6,711	7,695	33,768	30,667	6,030	8,277
Units redeemed	(14,205)	(17,186)	(5,503)	(10,729)	(26,905)	(44,455)	(5,120)	(10,091)

Ending units	105,081	98,985	40,853	39,645	168,597	161,734	38,940	38,030

	WRI2P		WRLTBP		WRMIC		WRMCG
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$7,021	5,699	542	377	-	-	-	-
Realized gain (loss) on investments	4,941	(3,811)	(7)	(10)	(8,989)	(9,000)	6,670	(4,010)
Change in unrealized gain (loss) on investments	92,041	(2,272)	(74)	78	34,718	19,059	416,532	14,479
Reinvested capital gains	-	4,601	-	-	988	27,553	60,249	90,779

Net increase (decrease) in contract owners’ equity resulting from operations	104,003	4,217	461	445	26,717	37,612	483,451	101,248

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	57,100	60,430	6,291	10,255	45,032	44,219	171,007	160,840
Transfers between funds	37,057	7,791	1,488	1,451	12,289	(11,421)	7,656	58,198
Surrenders (note 6)	(4,323)	(18,792)	(3)	-	(2,934)	(10,864)	(99,890)	(22,491)
Death Benefits (note 4)	-	(11,197)	-	-	-	(1,163)	-	(9,285)
Net policy repayments (loans) (note 5)	(10,023)	(11,953)	(10)	(15)	(9,919)	(652)	(23,220)	(31,595)
Deductions for surrender charges (note 2)	(2,273)	(4,357)	-	-	(3,168)	(2,887)	(11,844)	(7,373)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(31,429)	(30,594)	(2,591)	(2,470)	(23,773)	(24,183)	(88,290)	(88,374)
Asset charges (note 3)	(613)	(508)	-	-	(290)	(305)	(1,877)	(1,564)
Adjustments to maintain reserves	(8)	5	4	(2)	(8)	(7)	1	1

Net equity transactions	45,488	(9,175)	5,179	9,219	17,229	(7,263)	(46,457)	58,357

Net change in contract owners’ equity	149,491	(4,958)	5,640	9,664	43,946	30,349	436,994	159,605
Contract owners’ equity beginning of period	439,727	444,685	31,667	22,003	287,007	256,658	1,807,436	1,647,831

Contract owners’ equity end of period	$589,218	439,727	37,307	31,667	330,953	287,007	2,244,430	1,807,436

CHANGES IN UNITS:
Beginning units	32,614	33,339	2,904	2,057	14,166	14,352	80,928	78,294
Units purchased	7,194	5,676	722	1,079	3,164	2,844	9,037	11,615
Units redeemed	(4,323)	(6,401)	(252)	(232)	(2,320)	(3,030)	(10,770)	(8,981)

Ending units	35,485	32,614	3,374	2,904	15,010	14,166	79,195	80,928

	WRMMP		WRPAP		WRPCP		WRPMP
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$1,289	275	12,232	17,505	2,718	4,285	28,722	41,997
Realized gain (loss) on investments	-	-	1,772	(19,740)	(8,103)	(2,748)	(5,732)	10,262
Change in unrealized gain (loss) on investments	-	-	139,034	(54,877)	26,992	(13,560)	295,110	(183,677)
Reinvested capital gains	13	8	94,547	114,737	15,335	23,052	203,385	253,690

Net increase (decrease) in contract owners’ equity resulting from operations	1,302	283	247,585	57,625	36,942	11,029	521,485	122,272

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	90,810	155,274	205,657	253,210	33,826	56,206	440,832	567,423
Transfers between funds	(18,553)	(82,046)	(783)	(41,742)	902	1,227	1,425	2,585
Surrenders (note 6)	(1,792)	(7,470)	(111,049)	(64,708)	(59,098)	-	(77,304)	(32,793)
Death Benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(1,541)	(2,546)	(16,062)	(19,746)	(579)	(557)	(4,819)	(38,269)
Deductions for surrender charges (note 2)	(604)	(5,830)	(10,702)	(36,803)	(15,139)	-	(21,038)	(10,179)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(56,852)	(59,609)	(85,971)	(90,835)	(49,536)	(51,336)	(277,213)	(284,152)
Asset charges (note 3)	(91)	(125)	(1,381)	(1,241)	(1,506)	(1,384)	(10,768)	(9,518)
Adjustments to maintain reserves	534	4	3	3	1	2	5	1

Net equity transactions	11,911	(2,348)	(20,288)	(1,862)	(91,129)	4,158	51,120	195,098

Net change in contract owners’ equity	13,213	(2,065)	227,297	55,763	(54,187)	15,187	572,605	317,370
Contract owners’ equity beginning of period	216,350	218,415	1,204,894	1,149,131	370,495	355,308	3,544,318	3,226,948

Contract owners’ equity end of period	$229,563	216,350	1,432,191	1,204,894	316,308	370,495	4,116,923	3,544,318

CHANGES IN UNITS:
Beginning units	21,205	21,435	71,542	71,509	25,268	24,921	224,105	211,475
Units purchased	13,092	18,402	11,247	16,568	2,363	4,232	26,537	39,267
Units redeemed	(11,928)	(18,632)	(11,826)	(16,535)	(8,110)	(3,885)	(23,683)	(26,637)

Ending units	22,369	21,205	70,963	71,542	19,521	25,268	226,959	224,105

	WRPMAP		WRPMCP		WRRESP		WRSTP
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$45,017	70,757	3,527	4,976	3,310	2,384	-	-
Realized gain (loss) on investments	(3,447)	(1,426)	(7,253)	(4,116)	(2,820)	305	64,194	19,159
Change in unrealized gain (loss) on investments	494,224	(242,591)	35,888	(17,385)	(17,943)	(13,719)	238,663	(35,764)
Reinvested capital gains	324,716	387,395	20,449	27,891	30,936	20,146	141,305	49,127

Net increase (decrease) in contract owners’ equity resulting from operations	860,510	214,135	52,611	11,366	13,483	9,116	444,162	32,522

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	944,969	943,237	76,185	74,642	36,393	38,758	190,497	204,593
Transfers between funds	50,547	9,919	5,517	4,878	(6,490)	8,087	(91,971)	58,871
Surrenders (note 6)	(1,401)	(57,356)	(22,897)	(19,464)	(2,153)	(4,259)	(16,647)	(43,773)
Death Benefits (note 4)	(33,323)	-	-	-	-	(17,825)	(6,520)	(4,389)
Net policy repayments (loans) (note 5)	(43,941)	41,061	(21,577)	5,376	(11,825)	(4,741)	(22,608)	(4,375)
Deductions for surrender charges (note 2)	(1,810)	(12,795)	(9,109)	(17,978)	(1,601)	(1,396)	(6,597)	(12,947)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(429,379)	(420,965)	(42,195)	(45,217)	(18,123)	(18,223)	(109,899)	(98,679)
Asset charges (note 3)	(16,581)	(13,245)	(2,641)	(2,260)	(256)	(229)	(1,481)	(1,109)
Adjustments to maintain reserves	1	-	9	1	(15)	7	(11)	(35)

Net equity transactions	469,082	489,856	(16,708)	(22)	(4,070)	179	(65,237)	98,157

Net change in contract owners’ equity	1,329,592	703,991	35,903	11,344	9,413	9,295	378,925	130,679
Contract owners’ equity beginning of period	4,995,693	4,291,702	410,226	398,882	241,032	231,737	1,368,386	1,237,707

Contract owners’ equity end of period	$6,325,285	4,995,693	446,129	410,226	250,445	241,032	1,747,311	1,368,386

CHANGES IN UNITS:
Beginning units	305,075	273,926	26,886	26,953	13,098	13,130	59,608	54,747
Units purchased	57,263	62,456	5,121	5,623	2,527	2,677	7,603	12,777
Units redeemed	(31,395)	(31,307)	(6,078)	(5,690)	(2,711)	(2,709)	(9,599)	(7,916)

Ending units	330,943	305,075	25,929	26,886	12,914	13,098	57,612	59,608

	WRSCP		WRSCV		WRVP		WFVSCG
	2017	2016	2017	2016	2017	2016	2017	2016
Investment activity:
Net investment income (loss)	$-	-	-	1,070	4,947	3,340	-	-
Realized gain (loss) on investments	(111)	(13,317)	5,598	5,666	1,855	(1,479)	899	(3,449)
Change in unrealized gain (loss) on investments	98,937	(21,335)	(1,603)	39,113	28,324	(4,341)	263,332	(12,266)
Reinvested capital gains	13,139	44,442	35,892	22,795	6,709	32,331	33,005	83,046

Net increase (decrease) in contract owners’ equity resulting from operations	111,965	9,790	39,887	68,644	41,835	29,851	297,236	67,331

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	80,638	70,319	31,115	34,177	52,688	37,045	92,193	73,662
Transfers between funds	363	(37,330)	(23,415)	(7,318)	(574)	4,152	333,822	45,585
Surrenders (note 6)	(5,821)	(7,135)	(5,159)	(17,834)	(4,014)	(3,628)	(21,184)	(7,269)
Death Benefits (note 4)	-	(3,006)	-	(8,855)	-	(12,993)	-	-
Net policy repayments (loans) (note 5)	(3,497)	(11,152)	434	121	(3,545)	(14,241)	21,960	12,876
Deductions for surrender charges (note 2)	(4,872)	(5,622)	(1,933)	(6,145)	(882)	(785)	(1,114)	(948)
Redemptions to pay cost of insurance charges and administration charges (note 2)	(35,434)	(35,104)	(19,978)	(19,758)	(17,971)	(17,608)	(56,794)	(53,584)
Asset charges (note 3)	(944)	(762)	(346)	(302)	(109)	(94)	(2,897)	(2,224)
Adjustments to maintain reserves	1	(23)	3	(4)	(12)	5	(11)	16

Net equity transactions	30,434	(29,815)	(19,279)	(25,918)	25,581	(8,147)	365,975	68,114

Net change in contract owners’ equity	142,399	(20,025)	20,608	42,726	67,416	21,704	663,211	135,445
Contract owners’ equity beginning of period	462,423	482,448	296,402	253,676	318,678	296,974	991,523	856,078

Contract owners’ equity end of period	$604,822	462,423	317,010	296,402	386,094	318,678	1,654,734	991,523

CHANGES IN UNITS:
Beginning units	25,978	27,893	12,660	13,964	15,404	15,954	37,321	34,719
Units purchased	4,542	4,772	1,337	2,417	2,620	2,272	17,133	6,305
Units redeemed	(2,922)	(6,687)	(2,091)	(3,721)	(1,434)	(2,822)	(4,966)	(3,703)

Ending units	27,598	25,978	11,906	12,660	16,590	15,404	49,488	37,321

	CAF
	2017	2016
Investment activity:
Net investment income (loss)	$-	2,752
Realized gain (loss) on investments	-	(217,257)
Change in unrealized gain (loss) on investments	-	38,429
Reinvested capital gains	-	190,128

Net increase (decrease) in contract owners’ equity resulting from operations	-	14,052

Equity transactions:
Purchase payments received from contract owners (notes 2 and 6)	-	160,691
Transfers between funds	-	(1,798,666)
Surrenders (note 6)	-	(6)
Death Benefits (note 4)	-	-
Net policy repayments (loans) (note 5)	-	(383)
Deductions for surrender charges (note 2)	-	-
Redemptions to pay cost of insurance charges and administration charges (note 2)	-	(30,182)
Asset charges (note 3)	-	(1,376)
Adjustments to maintain reserves	-	9,956

Net equity transactions	-	(1,659,966)

Net change in contract owners’ equity	-	(1,645,914)
Contract owners’ equity beginning of period	-	1,645,914

Contract owners’ equity end of period	$-	-

CHANGES IN UNITS:
Beginning units	-	104,079
Units purchased	-	38,248
Units redeemed	-	(142,327)

Ending units	-	-

See accompanying notes to financial statements.

NATIONWIDE VL SEPARATE ACCOUNT-G

NOTES TO FINANCIAL STATEMENTS

December 31, 2017

(1) Background and Summary of Significant Accounting Policies

(a) Organization and Nature of Operations

The Nationwide VL Separate Account-G (the Separate Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life and Annuity Insurance Company (the Company) on December 10, 2003. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. The Separate Account is an Investment Company and follows accounting and reporting guidance under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 946, Financial Services – Investment Companies. The Company currently offers five individual flexible premium variable life insurance policies through the Separate Account: Nationwide® Options Select, Nationwide MarathonSM VUL, Nationwide YourLife® Protection VUL, Nationwide YourLife® Accumulation VUL and Nationwide MarathonSM Performance VUL. The Company offers a last survivor flexible premium adjustable variable life insurance policy- Nationwide YourLife® Survivorship VUL.

(b) The Policies

The Separate Account offers variable life insurance benefits intended to provide life insurance protection for the beneficiary named by the policyholders. Policy features are described in the applicable prospectus.

With certain exceptions, policyholders may invest in the following:

AB FUNDS

VPS Dynamic Asset Allocation Portfolio - Class A (ALVDAA)

VPS Small/Mid Cap Value Portfolio - Class A (ALVSVA)

AMERICAN CENTURY INVESTORS, INC.

VP Inflation Protection Fund - Class I (ACVIP1)

VP Inflation Protection Fund - Class II (ACVIP2)

VP Mid Cap Value Fund - Class I (ACVMV1)

VP Ultra(R) Fund - Class I (ACVU1)*

VP Value Fund - Class I (ACVV)*

AMERICAN FUNDS GROUP (THE)

New World Fund - Class 2 (AMVNW2)

BLACKROCK FUNDS

Variable Series Funds, Inc. - BlackRock High Yield V.I. Fund- Class I (BRVHYI)

Global Allocation V.I. Fund - Class I (BRVGA1)

Global Allocation V.I. Fund - Class II (MLVGA2)

DELAWARE FUNDS BY MACQUARIE

VIP Small Cap Value Series: Service Class (DWVSVS)

DIMENSIONAL FUND ADVISORS INC.

DFA VA Global Moderate Allocation Portfolio: Institutional Class Shares (DFVGMI)

VA Global Bond Portfolio (DFVGB)

VA Inflation-Protected Securities Portfolio (DFVIPS)

VA International Small Portfolio (DFVIS)

VA International Value Portfolio (DFVIV)

VA Short-Term Fixed Portfolio (DFVSTF)

VA U.S. Large Value Portfolio (DFVULV)

VA U.S. Targeted Value Portfolio (DFVUTV)

DREYFUS CORPORATION

Small Cap Stock Index Portfolio - Service Shares (DVSCS)

Stock Index Fund, Inc. - Initial Shares (DSIF)

Appreciation Portfolio - Initial Shares (DCAP)

DEUTSCHE ASSET & WEALTH MANAGEMENT

Global Income Builder VIP - Class A (DSGIBA)

Capital Growth VIP - Class A (DSVCGA)

FEDERATED INVESTORS

Quality Bond Fund II - Primary Shares (FQB)

FIDELITY INVESTMENTS

VIP Real Estate Portfolio - Service Class (FRESS)

VIP Contrafund(R) Portfolio: Service Class (FCS)*

VIP Energy Portfolio - Service Class 2 (FNRS2)

VIP Equity-Income Portfolio - Service Class (FEIS)

VIP Freedom Fund 2010 Portfolio - Service Class (FF10S)

VIP Freedom Fund 2020 Portfolio - Service Class (FF20S)

VIP Freedom Fund 2030 Portfolio - Service Class (FF30S)

VIP Growth Portfolio - Service Class (FGS)

VIP Investment Grade Bond Portfolio - Service Class (FIGBS)

VIP Mid Cap Portfolio - Service Class (FMCS)

VIP Overseas Portfolio - Service Class (FOS)

VIP Value Strategies Portfolio - Service Class (FVSS)

FRANKLIN TEMPLETON DISTRIBUTORS, INC.

Franklin Income Securities Fund - Class 2 (FTVIS2)

Rising Dividends Securities Fund - Class 1 (FTVRDI)

Small Cap Value Securities Fund - Class 1 (FTVSVI)

Templeton Developing Markets Securities Fund - Class 2 (FTVDM2)

Templeton Foreign Securities Fund - Class 2 (TIF2)

Templeton Global Bond Securities Fund - Class 2 (FTVGI2)

VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)

VIP Trust - Franklin Income VIP Fund: Class 1 (FTVIS1)

VIP Trust - Franklin Founding Funds Allocation VIP Fund: Class 1 (FTVFA1)

VIP Trust - Templeton Global Bond VIP Fund: Class 1 (FTVGB1)

INVESCO INVESTMENTS

VI American Franchise Fund - Series I Shares (ACEG)

VI Value Opportunities Fund - Series I Shares (AVBVI)*

VI Mid Cap Core Equity Fund: Series I Shares (AVMCCI)

Van Kampen V.I. Mid Cap Growth Fund - Series I Shares (IVKMG1)

Balanced-Risk Allocation Fund: Series I Shares (IVBRA1)

JANUS HENDERSON INVESTORS

Enterprise Portfolio: Institutional Shares (JAEI)

Enterprise Portfolio: Service Shares (JAMGS)

Forty Portfolio: Service Shares (JACAS)

Global Technology Portfolio: Service Shares (JAGTS)

Overseas Portfolio: Service Shares (JAIGS)

LORD ABBETT FUNDS

Series Fund, Inc. - Total Return Portfolio - Class VC (LOVTRC)

M FUNDS

M Large Cap Value Fund (MFBOV)

M Capital Appreciation Fund (MFFCA)

M International Equity Fund (MFBIE)

M Large Cap Growth Fund (MFTCG)

MASSACHUSETTS FINANCIAL SERVICES CO.

Var Insurance Trust II - MFS Investors Growth Stock Portfolio - Initial Class (MV2IGI)

Variable Insurance Trust II - MFS International Value Portfolio - Initial Class (MVIVIC)

Variable Insurance Trust - MFS New Discovery Series - Intital Class (MNDIC)

Utilities Series - Initial Class (MVUIC)

Value Series - Initial Class (MVFIC)

Variable Insurance Trust II - MFS International Value Portfolio - Service Class (MVIVSC)

MORGAN STANLEY

Core Plus Fixed Income Portfolio - Class I (MSVFI)

U.S. Real Estate Portfolio - Class I (MSVRE)*

NATIONWIDE FUNDS GROUP

NVIT Investor Destinations Managed Growth and Income Class I (IDPGI)

NVIT Investor Destinations Managed Growth Class I (IDPG)

NVIT Cardinal Managed Growth and Income Class I (NCPGI)

NVIT Cardinal Managed Growth Class I (NCPG)

NVIT Bond Index Fund Class I (NVBX)

NVIT International Index Fund Class I (NVIX)

American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)

American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)

American Funds NVIT Bond Fund - Class II (GVABD2)

American Funds NVIT Global Growth Fund - Class II (GVAGG2)

American Funds NVIT Growth Fund - Class II (GVAGR2)

American Funds NVIT Growth-Income Fund - Class II (GVAGI2)

Federated NVIT High Income Bond Fund - Class I (HIBF)

NVIT Emerging Markets Fund - Class I (GEM)

NVIT International Equity Fund - Class I (GIG)

Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)

Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)

Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)

NVIT Cardinal Aggressive Fund - Class I (NVCRA1)

NVIT Cardinal Balanced Fund - Class I (NVCRB1)

NVIT Cardinal Capital Appreciation Fund - Class I (NVCCA1)

NVIT Cardinal Conservative Fund - Class I (NVCCN1)

NVIT Cardinal Moderate Fund - Class I (NVCMD1)

NVIT Cardinal Moderately Aggressive Fund - Class I (NVCMA1)

NVIT Cardinal Moderately Conservative Fund - Class I (NVCMC1)

NVIT Core Bond Fund - Class I (NVCBD1)

NVIT Core Plus Bond Fund - Class I (NVLCP1)

NVIT Nationwide Fund - Class I (TRF)

NVIT Nationwide Fund - Class II (TRF2)*

NVIT Government Bond Fund - Class I (GBF)

NVIT International Index Fund - Class II (GVIX2)

NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)

NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)

NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)

NVIT Investor Destinations Conservative Fund - Class II (GVIDC)

NVIT Investor Destinations Moderate Fund - Class II (GVIDM)

NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)

NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)

NVIT Mid Cap Index Fund - Class I (MCIF)

NVIT Money Market Fund - Class I (SAM)

NVIT Money Market Fund - Class V (SAM5)

NVIT Multi-Manager International Growth Fund - Class I (NVMIG1)

NVIT Multi-Manager International Value Fund - Class I (GVDIVI)

NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)

NVIT Multi-Manager Large Cap Value Fund - Class I (NVMLV1)

NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)

NVIT Multi-Manager Mid Cap Value Fund - Class I (NVMMV1)

NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)

NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)

NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)

NVIT Multi-Manager Small Company Fund - Class I (SCF)

NVIT Multi-Sector Bond Fund - Class I (MSBF)

NVIT Short Term Bond Fund - Class I (NVSTB1)

NVIT Short Term Bond Fund - Class II (NVSTB2)

NVIT Large Cap Growth Fund - Class I (NVOLG1)

NVIT Investor Destinations Aggressive Fund - Class P (NVIDAP)

NVIT Investor Destinations Balanced Fund - Class P (NVDBLP)

NVIT Investor Destinations Capital Appreciation Fund - Class P (NVDCAP)

NVIT Investor Destinations Conservative Fund - Class P (NVIDCP)

NVIT Investor Destinations Moderate Fund - Class P (NVIDMP)

NVIT Investor Destinations Moderately Aggressive Fund - Class P (NVDMAP)

NVIT Investor Destinations Moderately Conservative Fund - Class P (NVDMCP)

Templeton NVIT International Value Fund - Class III (NVTIV3)

Invesco NVIT Comstock Value Fund - Class I (EIF)

NVIT Real Estate Fund - Class I (NVRE1)

Loring Ward NVIT Capital Appreciation Fund - Class P (NVLCAP)

Loring Ward NVIT Moderate Fund - Class P (NVLMP)

NVIT Small Cap Index Fund Class II (NVSIX2)

NVIT S&P 500 Index Fund Class I (GVEX1)

NEUBERGER & BERMAN MANAGEMENT, INC.

Short Duration Bond Portfolio - I Class Shares (AMTB)

International Portfolio - S Class Shares (AMINS)*

Mid-Cap Growth Portfolio - S Class Shares (AMMCGS)

Advisers Management Trust: Mid Cap Intrinsic Value Portfolio - Class S (AMRS)*

Socially Responsive Portfolio - I Class Shares (AMSRS)

NORTHERN LIGHTS

TOPS Managed Risk Balanced ETF Portfolio - Class 3 (NOTB3)

TOPS Managed Risk Growth ETF Portfolio - Class 3 (NOTG3)

TOPS Managed Risk Moderate Growth ETF Portfolio - Class 3 (NOTMG3)

OPPENHEIMER FUNDS

Capital Appreciation Fund/VA - Non-Service Shares (OVGR)*

Global Securities Fund/VA - Non-Service Shares (OVGS)

International Growth Fund/VA - Non-Service Shares (OVIG)

Main Street Fund(R)/VA - Non-Service Shares (OVGI)

Main Street Small- & Mid-Cap Fund(R)/VA - Non-Service Shares (OVSC)

Global Strategic Income Fund/VA: Non-service Shares (OVSB)

PIMCO FUNDS

All Asset Portfolio - Administrative Class (PMVAAA)

CommodityRealReturn(R) Strategy Portfolio - Administrative Class (PMVRSA)

Foreign Bond Portfolio (Unhedged) - Administrative Class (PMVFBA)

Low Duration Portfolio - Administrative Class (PMVLDA)

Total Return Portfolio - Administrative Class (PMVTRA)

GOLDMAN SACHS ASSET MANAGEMENT GROUP

Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)

PUTNAM INVESTMENTS

VT International Value Fund: Class IA (PVIVIA)

VT Equity Income Fund: Class IA (PVEIIA)

GUGGENHEIM INVESTMENTS

Variable Fund - Multi-Hedge Strategies (RVARS)

T. ROWE PRICE

Blue Chip Growth Portfolio - II (TRBCG2)*

Equity Income Portfolio - II (TREI2)*

Health Sciences Fund, Inc. (TRHS)*

T. Rowe Price Health Sciences Portfolio (TRHSP)

Health Sciences Portfolio - II (TRHS2)

Limited-Term Bond Portfolio - II (TRLT2)*

VAN ECK ASSOCIATES CORPORATION

VIP Trust Global Hard Assets Fund - Initial Class (VWHA)

WADDELL & REED, INC.

Ivy Funds VIP - Pathfinder Moderately Aggressive - Managed Volatility (WRPMAV)

Ivy Funds VIP - Pathfinder Moderately Conservative - Managed Volatility (WRPMCV)*

Ivy Funds VIP - Pathfinder Moderate - Managed Volatility (WRPMMV)

Variable Insurance Portfolios - Asset Strategy (WRASP)

Variable Insurance Portfolios - Balanced (WRBP)

Variable Insurance Portfolios - Bond (WRBDP)

Variable Insurance Portfolios - Core Equity (WRCEP)

Variable Insurance Portfolios - Dividend Opportunities (WRDIV)

Variable Insurance Portfolios - Energy (WRENG)

Variable Insurance Portfolios - Global Bond (WRGBP)

Variable Insurance Portfolios - Global Natural Resources (WRGNR)

Variable Insurance Portfolios - Growth (WRGP)

Variable Insurance Portfolios - High Income (WRHIP)

Variable Insurance Portfolios - International Growth (WRIP)

Variable Insurance Portfolios - International Core Equity (WRI2P)

Variable Insurance Portfolios - Limited-Term Bond (WRLTBP)

Variable Insurance Portfolios - Micro Cap Growth (WRMIC)

Variable Insurance Portfolios - Mid Cap Growth (WRMCG)

Variable Insurance Portfolios - Money Market (WRMMP)

Variable Insurance Portfolios - Pathfinder Aggressive (WRPAP)

Variable Insurance Portfolios - Pathfinder Conservative (WRPCP)

Variable Insurance Portfolios - Pathfinder Moderate (WRPMP)

Variable Insurance Portfolios - Pathfinder Moderately Aggressive (WRPMAP)

Variable Insurance Portfolios - Pathfinder Moderately Conservative (WRPMCP)

Variable Insurance Portfolios - Real Estate Securities (WRRESP)

Variable Insurance Portfolios - Science and Technology (WRSTP)

Variable Insurance Portfolios - Small Cap Growth (WRSCP)

Variable Insurance Portfolios - Small Cap Value (WRSCV)

Variable Insurance Portfolios - Value (WRVP)

WELLS FARGO FUNDS

Advantage VT Small Cap Growth Fund - Class 2 (WFVSCG)

*	At December 31, 2017, policyholders were not invested in this fund.

The Contract Owners’ Equity is affected by the investment results of each fund, equity transactions by policyholders and certain policy and asset charges (see notes 2 and 3). The accompanying financial statements include only policyholders’ purchase payments pertaining to the variable portions of their policies and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

A policyholder may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners’ Equity if a prior period purchase payment is refunded to a policyholder due to a policy cancellation during the free look period, and/or if a gain is realized by the policyholder during the free look period.

The Company allocates purchase payments to subaccounts and/or the fixed account as instructed by the policyholder. Shares of the subaccounts are purchased at Net Asset Value, then converted into accumulation units. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the policy.

(c) Security Valuation, Transactions and Related Investment Income

Investments in underlying mutual funds are valued at the closing Net Asset Value per share at December 31, 2017 of such funds. The cost of investments sold is determined on a first in - first out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends and capital gain distributions are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d) Federal Income Taxes

Operations of the Separate Account form a part of, and are taxed with, operations of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code. The Company does not provide for income taxes within the Separate Account. Taxes are generally the responsibility of the policyholder upon termination or withdrawal.

(e) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Recently Issued Accounting Standards

There are no recently issued accounting standards applicable to the Separate Account.

(g) Subsequent Events

The Company evaluated subsequent events through the date the financial statements were issued with the Securities and Exchange Commission, and no subsequent events have occurred requiring accrual or disclosure.

(h) Securities and Exchange Commission Regulations

On October 13, 2016, the Securities and Exchange Commission amended Regulation S-X, which requires standardized, enhanced disclosure about derivatives in investment company financial statements, as well as other amendments. The compliance date for the amendments to Regulation S-X was August 1, 2017. Management has incorporated the changes necessary to the financial statements and disclosures.

(2) Policy Charges

The Separate Account assesses charges associated with the policy. These charges are either assessed as a direct deduction from premium payments or through a redemption of units from the subaccounts contained within the Separate Account. The assessment of charges varies based on the policy and any additional riders or benefits elected. The additional riders or benefits and related charges specific to each product are described in detail in the applicable prospectus.

Policy Charges
Mortality and Expense Risk Charge/Percent of Subaccount Value Charge - assessed through a redemption of units	Equal, on an annual basis, to 0.03% - 0.07% of the daily value of the assets invested in each fund
Sales Charge/Percent of Premium Charge - assessed through a deduction from premium payments	0.50% - 10.00% of each premium payment
Premium Tax Charge - assessed through a deduction from premium payments	3.50% of each premium payment
Short-Term Trading Fee - assessed through a redemption of units	1% of the dollar amount transferred out of a subaccount within 60 days of being applied to that subaccount
Indexed Interest Strategy Charge	2.00% of the cash value applied to create an index segment
Cost of Insurance Charges (including any flat extra charge) - assessed through a redemption of units	$0.01 - $83.34 per $1,000 of a policy’s net amount at risk
Specified Amount/Underwriting and Distribution Charge- assessed through a redemption of units	$0.00 - $3.14 per $1,000 of specified amount
Administrative Charge - assessed through a redemption of units	$5 - $25 per policy, per month
Surrender Charge - assessed through a redemption of units	$0.00 - $55.95 per $1,000 of a policy’s specified amount
Policy Loan Interest Charge - assessed through a redemption of units	3.00% - 4.50% of an outstanding policy loan
Service/Illustration/Partial Surrender Fees - assessed through a redemption of units	$25.00 per request

Rider Charges - assessed through a redemption of units monthly, unless otherwise specified.
Adjusted Sales Load Life Insurance Rider Charge	$0.14 for each $1,000 of premium for each 1% of sales load reduction elected
Children’s Term Insurance Rider Charge	$0.43 per $1,000 of the rider’s specified amount
Long-Term Care Rider Charge	$0.00 - $28.65 per $1,000 of the rider’s net amount risk
Spouse Life Insurance Rider Charge	$0.10 - $10.23 per $1,000 of the rider’s specified amount
Long-Term Care Rider II Charge	$0.00 -$4.17 per $1,000 of the rider’s specified amount
Accidental Death Benefit Rider Charge	$0.05 - $0.75 per $1,000 of the rider’s specified amount
Waiver of Monthly Deductions Rider Charge	$85 - $855 per $1,000 of the rider’s benefit amount
Premium Waiver Rider Charge	$42 - $315 per $1,000 of the rider’s benefit amount
Additional Term Insurance/Additional Protection Rider Charge
Cost of Insurance	$0.01 - $83.34 per $1,000 of the rider’s death benefit
Specified Amount	$0.07 - $3.14 per $1,000 of the rider’s specified amount
Overloan Lapse Protection/Policy Guard Rider Charge	$1.50 - $42.50 per $1,000 of the policy’s cash value at the time the rider is invoked
Accelerated Death Benefit Rider Charge	$280 - $450 at the time the rider is invoked
Extended Death Benefit Guarantee Rider Charge	$0.01 - $0.16 of elected policy specified amount coverage
Extended No-Lapse Guarantee Rider Charge	5% - 400% of the sum of the guaranteed maximum cost of insurance charges for the policy, and Additional Term Insurance Rider if elected, and guaranteed maximum charges for all other elected riders
Four Year Term Insurance Rider Charge	$0.01 - $83.34 per $1,000 of a rider death benefit
Policy Split Option Rider Charge	$0.01 - $0.03 of policy and Additional Term Insurance Rider specified amount
Wealth Guard Rider Charge	$0.58 - $1.25 per $1,000 of cash value

For the periods ended December 31, 2017 and 2016, total front-end sales charge deductions were $10,023,790 and $10,430,227, respectively and were recognized as a reduction of purchase payments on the Statement of Changes in Contract Owners’ Equity.

(3) Asset Charges

The Company deducts a charge related to the assumption of mortality and expense risk.

For Nationwide YourLife® Accumulation VUL policies, the current charge is 0% of variable policy value on an annualized basis, with a guaranteed maximum charge of 0.30 % of the variable policy value on an annualized basis.

The amount of the charge for other policies may vary based on the policy year and the amount of the policy value. The tables below show by product the amount of the charge on an annualized basis, current charges, and charge variation based on policy year and policy value.

Nationwide® Options Select policies

Policy Years	Charge for First $25,000 in Variable Policy Value (Annualized)	Charge for Next $225,000 in Variable Policy Value (Annualized)	Charge for Variable Policy Value in Excess Of $250,000 (Annualized)
1 through 10	0.60%	0.30%	0.10%
11 through 20	0.30%	0.20%	0.05%
21 and later	0.00%	0.00%	0.00%

Note: the guaranteed maximum for all policies is 0.60% on an annualized basis.

Nationwide MarathonSM VUL policies

Policy Years	Charge for First $25,000 in Variable Policy Value (Annualized)	Charge for Next $225,000 in Variable Policy Value (Annualized)	Charge for Variable Policy Value in Excess Of $250,000 (Annualized)
1 through 10	0.60%	0.30%	0.10%
11 through 20	0.30%	0.10%	0.00%
21 and later	0.00%	0.00%	0.00%

Note: the guaranteed maximum for all policies is 0.60% on an annualized basis.

Nationwide®YourLifeSM Protection VUL policies

Policy Years	Charge for First $250,000 in Variable Policy Value (Annualized)	Charge for Variable Policy Value in Excess Of $250,000 (Annualized)
1 through 15	0.80%	0.30%
16 or later	0.30%	0.20%

Note: the guaranteed maximum for all policies is 0.80% on an annualized basis.

Nationwide MarathonSM Performance VUL policies

For policies that do not elect the accumulation rider, the charge will be deducted in accordance with the table below.

Policy Years	Charge for First $250,000 in Variable Policy Value (Annualized)	Charge for Variable Policy Value in Excess Of $250,000 (Annualized)
1 through 15	0.80%	0.30%
16 or later	0.30%	0.20%

Note: the guaranteed maximum for all policies not electing that accumulation rider is 0.80% on an annualized basis. If you do elect the accumulations rider, the maximum guaranteed charge is equal to an annualized rate of 0.30% of variable policy value for all policy years and the current charge is 0.00%.

Nationwide YourLife® Survivorship VUL policies

Policy Years	Charge for First $250,000 in Variable Policy Value (Annualized)	Charge for Variable Policy Value in Excess Of $250,000 (Annualized)
1 through 15	0.80%	0.50%
16 through 20	0.50%	0.50%
21 or later	0.00%	0.00%

Note: the guaranteed maximum for all policies is 0.80% on an annualized basis of all variable account cash value for policy years 1-15, 0.50% on an annualized basis for all variable cash value for policy years 16-20 and 0.30% for policy year 21 and later.

The charges above are assessed against each policy by liquidating units.

(4) Death Benefits

Death benefit proceeds result in a redemption of the policy value from the Separate Account and payment of those proceeds, less any outstanding policy loans (and policy charges), to the legal beneficiary. In the event that the guaranteed death benefit exceeds the policy value on the date of death, the excess is paid by the Company’s general account.

(5) Policy Loans (Net of Repayments)

Policy provisions allow policyholders to borrow 90% of a policy’s variable cash surrender value plus 100% of a policy’s fixed cash surrender value less applicable value of surrender charge. Interest is charged on the outstanding loan and is due and payable in advance on the policy anniversary. For Nationwide® Options Select, Nationwide MarathonSM VUL, Nationwide YourLife® Accumulation VUL policies and Nationwide YourLife® Survivorship VUL the maximum guaranteed loan interest charged is 3.90% on the outstanding loan. For the Nationwide YourLife® Protection and Nationwide MarathonSM Performance VUL policies the maximum guaranteed loan interest charged is 4.50%, except for policyholders electing the accumulation rider on the Nationwide MarathonSM Performance in which case the maximum guaranteed loan interest charged is 3.90%. Current loan interest charged may vary. At the time the loan is granted, the amount of the loan is transferred from the Separate Account to the Company’s general account as collateral for the outstanding loan.

Collateral amounts in the general account are credited with the stated rate of interest in effect at the time the loan is made, subject to a guaranteed minimum rate. Interest credited is paid by the Company’s general account to the Separate Account. Loan repayments result in a transfer of collateral including interest credited back to the Separate Account.

(6) Related Party Transactions

The Company performs various services on behalf of the mutual fund companies in which the Separate Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

Contract owners may, with certain restrictions, transfer their assets between the Separate Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. These transfers are the result of the contract owner executing fund exchanges. Fund exchanges from the Separate Account to the fixed account are included in surrenders, and fund exchanges from the fixed account to the Separate Account are included in purchase payments received from contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity. Policy loan transactions (note 5), executed at the direction of the contract owner, also result in transfers between the Separate Account and the fixed account of the Company, but are included in Net Policy Repayments (Loans). The fixed account assets are not reflected in the accompanying financial statements. For the years ended December 31, 2017 and 2016, total transfers to the Separate Account from the fixed account were $23,575,518 and $20,185,272, respectively, and total transfers from the Separate Account to the fixed account were $16,812,829 and $13,602,140, respectively.

(7) Fair Value Measurement

FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Separate Account generally uses the market approach as the valuation technique due to the nature of the mutual fund investments offered in the Separate Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.

In accordance with FASB ASC 820, the Separate Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Separate Account categorizes financial assets recorded at fair value as follows:

•

Level 1 – Unadjusted quoted prices accessible in active markets and mutual funds where the value per share (unit) is determined and published and is the basis for current transactions for identical assets or liabilities at the measurement date.

•

Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means.

•

Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The Separate Account recognizes transfers between fair value hierarchy levels at the reporting period end. There were no transfers between Level 1 and 2 as of December 31, 2017.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2017:

	Level 1	Level 2	Level 3	Total
Separate Account Investments	$867,340,702	$-	$-	$867,340,702

The cost of purchases and proceeds from sales of Investments for the year ended December 31, 2017 are as follows:

	Purchase of Investments	Sales of Investments
VPS Dynamic Asset Allocation Portfolio - Class A (ALVDAA)	$267,417	$252,214

VPS Small/Mid Cap Value Portfolio - Class A (ALVSVA)	1,003,410	588,938
VP Inflation Protection Fund - Class I (ACVIP1)	2,742,017	398,370
VP Inflation Protection Fund - Class II (ACVIP2)	21,971	46,183
VP Mid Cap Value Fund - Class I (ACVMV1)	418,704	798,680
New World Fund - Class 2 (AMVNW2)	69,742	336
Variable Series Funds, Inc. - BlackRock High Yield V.I. Fund- Class I (BRVHYI)	145,139	1,363
Global Allocation V.I. Fund - Class I (BRVGA1)	1,129,157	636,890
Global Allocation V.I. Fund - Class II (MLVGA2)	74,824	645,730
VIP Small Cap Value Series: Service Class (DWVSVS)	666,764	453,924
DFA VA Global Moderate Allocation Portfolio: Institutional Class Shares (DFVGMI)	142,719	2,046
VA Global Bond Portfolio (DFVGB)	3,745,041	221,510
VA Inflation-Protected Securities Portfolio (DFVIPS)	596,594	40,621
VA International Small Portfolio (DFVIS)	2,976,756	603,997
VA International Value Portfolio (DFVIV)	2,629,451	553,754
VA Short-Term Fixed Portfolio (DFVSTF)	3,727,766	209,457
VA U.S. Large Value Portfolio (DFVULV)	4,740,940	829,237
VA U.S. Targeted Value Portfolio (DFVUTV)	3,965,459	699,732
Small Cap Stock Index Portfolio - Service Shares (DVSCS)	662,674	615,445
Stock Index Fund, Inc. - Initial Shares (DSIF)	1,435,395	829,744
Appreciation Portfolio - Initial Shares (DCAP)	533,708	463,787
Global Income Builder VIP - Class A (DSGIBA)	196,305	11,587
Capital Growth VIP - Class A (DSVCGA)	11,148	190
Quality Bond Fund II - Primary Shares (FQB)	150,675	48,081
VIP Real Estate Portfolio - Service Class (FRESS)	99,929	1,138
VIP Energy Portfolio - Service Class 2 (FNRS2)	1,661,053	1,179,691
VIP Equity-Income Portfolio - Service Class (FEIS)	1,065,712	792,207
VIP Freedom Fund 2010 Portfolio - Service Class (FF10S)	141,270	207,552
VIP Freedom Fund 2020 Portfolio - Service Class (FF20S)	469,746	519,793
VIP Freedom Fund 2030 Portfolio - Service Class (FF30S)	1,007,973	964,187
VIP Growth Portfolio - Service Class (FGS)	6,187,713	2,094,366
VIP Investment Grade Bond Portfolio - Service Class (FIGBS)	841,375	894,286
VIP Mid Cap Portfolio - Service Class (FMCS)	1,194,231	1,408,110
VIP Overseas Portfolio - Service Class (FOS)	776,751	331,951
VIP Value Strategies Portfolio - Service Class (FVSS)	2,962	540
Franklin Income Securities Fund - Class 2 (FTVIS2)	37,788	47,433
Rising Dividends Securities Fund - Class 1 (FTVRDI)	5,095	13,920
Small Cap Value Securities Fund - Class 1 (FTVSVI)	434,002	428,515
Templeton Developing Markets Securities Fund - Class 2 (FTVDM2)	24,546	22,956
Templeton Foreign Securities Fund - Class 2 (TIF2)	46,547	46,853
Templeton Global Bond Securities Fund - Class 2 (FTVGI2)	36,260	89,570
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)	108,420	54,882
VIP Trust - Franklin Income VIP Fund: Class 1 (FTVIS1)	567,883	132,197
VIP Trust - Franklin Founding Funds Allocation VIP Fund: Class 1 (FTVFA1)	147,310	32,414
VIP Trust - Templeton Global Bond VIP Fund: Class 1 (FTVGB1)	661,249	408,018
VI American Franchise Fund - Series I Shares (ACEG)	2,607	10,143
VI Mid Cap Core Equity Fund: Series I Shares (AVMCCI)	63,806	10,781
Van Kampen V.I. Mid Cap Growth Fund - Series I Shares (IVKMG1)	50,142	6,402
Balanced-Risk Allocation Fund: Series I Shares (IVBRA1)	1,496,733	366,138
Enterprise Portfolio: Institutional Shares (JAEI)	971,489	4,311
Enterprise Portfolio: Service Shares (JAMGS)	57,284	290
Forty Portfolio: Service Shares (JACAS)	561,567	482,251
Global Technology Portfolio: Service Shares (JAGTS)	2,069,438	497,658
Overseas Portfolio: Service Shares (JAIGS)	239,690	408,128
Series Fund, Inc. - Total Return Portfolio - Class VC (LOVTRC)	149,343	6,853
M Large Cap Value Fund (MFBOV)	604,239	271,465
M Capital Appreciation Fund (MFFCA)	534,333	219,897
M International Equity Fund (MFBIE)	313,477	269,327
M Large Cap Growth Fund (MFTCG)	562,423	309,504
Var Insurance Trust II - MFS Investors Growth Stock Portfolio - Initial Class (MV2IGI)	586	416
Variable Insurance Trust II - MFS International Value Portfolio - Initial Class (MVIVIC)	2,547,591	586,493
Variable Insurance Trust - MFS New Discovery Series - Intital Class (MNDIC)	362,334	121,654
Utilities Series - Initial Class (MVUIC)	9,351	390
Value Series - Initial Class (MVFIC)	2,752,309	718,850
Variable Insurance Trust II - MFS International Value Portfolio - Service Class (MVIVSC)	1,507	31,341
Core Plus Fixed Income Portfolio - Class I (MSVFI)	10,143	55,148
NVIT Investor Destinations Managed Growth and Income Class I (IDPGI)	302,474	158,435

NVIT Investor Destinations Managed Growth Class I (IDPG)	471,494	79,437
NVIT Cardinal Managed Growth and Income Class I (NCPGI)	628,628	125,898
NVIT Cardinal Managed Growth Class I (NCPG)	783,918	316,751
NVIT Bond Index Fund Class I (NVBX)	319,988	225,421
NVIT International Index Fund Class I (NVIX)	2,276,152	184,005
American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)	1,312,649	1,745,101
American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)	5,002,141	749,883
American Funds NVIT Bond Fund - Class II (GVABD2)	89,922	110,247
American Funds NVIT Global Growth Fund - Class II (GVAGG2)	1,986,869	308,571
American Funds NVIT Growth Fund - Class II (GVAGR2)	750,133	410,595
American Funds NVIT Growth-Income Fund - Class II (GVAGI2)	552,772	296,722
Federated NVIT High Income Bond Fund - Class I (HIBF)	1,319,450	584,337
NVIT Emerging Markets Fund - Class I (GEM)	2,102,323	971,643
NVIT International Equity Fund - Class I (GIG)	1,074,248	250,487
Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)	2,259	19,436
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)	134,169	57,837
Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)	375,077	113,862
NVIT Cardinal Aggressive Fund - Class I (NVCRA1)	4,249,991	613,277
NVIT Cardinal Balanced Fund - Class I (NVCRB1)	1,862,253	401,731
NVIT Cardinal Capital Appreciation Fund - Class I (NVCCA1)	3,658,189	1,356,555
NVIT Cardinal Conservative Fund - Class I (NVCCN1)	660,156	244,946
NVIT Cardinal Moderate Fund - Class I (NVCMD1)	4,379,229	1,253,327
NVIT Cardinal Moderately Aggressive Fund - Class I (NVCMA1)	8,848,894	2,220,325
NVIT Cardinal Moderately Conservative Fund - Class I (NVCMC1)	938,746	577,870
NVIT Core Bond Fund - Class I (NVCBD1)	528,381	241,339
NVIT Core Plus Bond Fund - Class I (NVLCP1)	1,169,132	293,091
NVIT Nationwide Fund - Class I (TRF)	2,243,101	144,161
NVIT Government Bond Fund - Class I (GBF)	802,215	676,392
NVIT International Index Fund - Class II (GVIX2)	402,150	431,824
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)	255,964	688,983
NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)	36,512	67,776
NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)	63,946	607,189
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)	34,400	62,055
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)	388,578	580,944
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)	1,081,860	776,537
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)	58,339	92,644
NVIT Mid Cap Index Fund - Class I (MCIF)	1,647,270	2,190,727
NVIT Money Market Fund - Class I (SAM)	504,665	648,773
NVIT Money Market Fund - Class V (SAM5)	16,445,048	20,406,350
NVIT Multi-Manager International Growth Fund - Class I (NVMIG1)	234,686	331,843
NVIT Multi-Manager International Value Fund - Class I (GVDIVI)	925,178	258,970
NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)	772,131	582,089
NVIT Multi-Manager Large Cap Value Fund - Class I (NVMLV1)	347,007	466,871
NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)	2,839,884	606,388
NVIT Multi-Manager Mid Cap Value Fund - Class I (NVMMV1)	1,904,807	1,775,335
NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)	54,511	51,777
NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)	2,508,430	409,475
NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)	873,989	1,908,858
NVIT Multi-Manager Small Company Fund - Class I (SCF)	411,668	193,931
NVIT Multi-Sector Bond Fund - Class I (MSBF)	624,730	141,373
NVIT Short Term Bond Fund - Class I (NVSTB1)	173,628	79,235
NVIT Short Term Bond Fund - Class II (NVSTB2)	2,741	3,498
NVIT Large Cap Growth Fund - Class I (NVOLG1)	1,412,126	1,157,668
NVIT Investor Destinations Aggressive Fund - Class P (NVIDAP)	5,740,149	880,206
NVIT Investor Destinations Balanced Fund - Class P (NVDBLP)	1,490,831	504,553
NVIT Investor Destinations Capital Appreciation Fund - Class P (NVDCAP)	1,673,882	394,717
NVIT Investor Destinations Conservative Fund - Class P (NVIDCP)	618,550	175,463
NVIT Investor Destinations Moderate Fund - Class P (NVIDMP)	3,146,708	991,035
NVIT Investor Destinations Moderately Aggressive Fund - Class P (NVDMAP)	13,917,978	2,618,260
NVIT Investor Destinations Moderately Conservative Fund - Class P (NVDMCP)	568,822	566,845
Templeton NVIT International Value Fund - Class III (NVTIV3)	93,748	72,248
Invesco NVIT Comstock Value Fund - Class I (EIF)	650,197	263,353
NVIT Real Estate Fund - Class I (NVRE1)	2,651,377	647,525
Loring Ward NVIT Capital Appreciation Fund - Class P (NVLCAP)	41,949	117,726
Loring Ward NVIT Moderate Fund - Class P (NVLMP)	263,468	130,135
NVIT Small Cap Index Fund Class II (NVSIX2)	2,184,830	282,923

NVIT S&P 500 Index Fund Class I (GVEX1)	11,232,599	1,080,827
Short Duration Bond Portfolio - I Class Shares (AMTB)	74,571	48,492
Mid-Cap Growth Portfolio - S Class Shares (AMMCGS)	3,406	758
Socially Responsive Portfolio - I Class Shares (AMSRS)	11,800	27,636
TOPS Managed Risk Balanced ETF Portfolio - Class 3 (NOTB3)	246,216	72,449
TOPS Managed Risk Growth ETF Portfolio - Class 3 (NOTG3)	833,742	175,666
TOPS Managed Risk Moderate Growth ETF Portfolio - Class 3 (NOTMG3)	250,652	89,513
Global Securities Fund/VA - Non-Service Shares (OVGS)	409,635	685,141
International Growth Fund/VA - Non-Service Shares (OVIG)	826,913	273,903
Main Street Fund(R)/VA - Non-Service Shares (OVGI)	729,827	519,421
Main Street Small- & Mid-Cap Fund(R)/VA - Non-Service Shares (OVSC)	465,655	209,561
Global Strategic Income Fund/VA: Non-service Shares (OVSB)	57,952	25,327
All Asset Portfolio - Administrative Class (PMVAAA)	146,090	144,124
CommodityRealReturn(R) Strategy Portfolio - Administrative Class (PMVRSA)	1,253,259	94,503
Foreign Bond Portfolio (Unhedged) - Administrative Class (PMVFBA)	261,745	197,767
Low Duration Portfolio - Administrative Class (PMVLDA)	658,227	327,837
Total Return Portfolio - Administrative Class (PMVTRA)	1,978,751	368,659
Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)	17,054	5,322
VT International Value Fund: Class IA (PVIVIA)	2,707	70
VT Equity Income Fund: Class IA (PVEIIA)	691	41
Variable Fund - Multi-Hedge Strategies (RVARS)	299,326	68,921
T. Rowe Price Health Sciences Portfolio (TRHSP)	2,570,098	1,379,014
Health Sciences Portfolio - II (TRHS2)	541,835	296,024
VIP Trust Global Hard Assets Fund - Initial Class (VWHA)	456,200	536,513
Ivy Funds VIP - Pathfinder Moderately Aggressive - Managed Volatility (WRPMAV)	60,330	24,820
Ivy Funds VIP - Pathfinder Moderate - Managed Volatility (WRPMMV)	43,584	16,100
Variable Insurance Portfolios - Asset Strategy (WRASP)	737,289	1,283,778
Variable Insurance Portfolios - Balanced (WRBP)	132,593	96,717
Variable Insurance Portfolios - Bond (WRBDP)	100,907	55,472
Variable Insurance Portfolios - Core Equity (WRCEP)	178,828	55,457
Variable Insurance Portfolios - Dividend Opportunities (WRDIV)	74,793	41,777
Variable Insurance Portfolios - Energy (WRENG)	68,874	31,028
Variable Insurance Portfolios - Global Bond (WRGBP)	20,685	5,374
Variable Insurance Portfolios - Global Natural Resources (WRGNR)	86,144	51,418
Variable Insurance Portfolios - Growth (WRGP)	173,951	68,796
Variable Insurance Portfolios - High Income (WRHIP)	763,292	418,619
Variable Insurance Portfolios - International Growth (WRIP)	69,486	41,808
Variable Insurance Portfolios - International Core Equity (WRI2P)	94,101	41,583
Variable Insurance Portfolios - Limited-Term Bond (WRLTBP)	7,540	1,822
Variable Insurance Portfolios - Micro Cap Growth (WRMIC)	46,232	28,008
Variable Insurance Portfolios - Mid Cap Growth (WRMCG)	210,607	196,816
Variable Insurance Portfolios - Money Market (WRMMP)	100,541	87,318
Variable Insurance Portfolios - Pathfinder Aggressive (WRPAP)	259,351	172,864
Variable Insurance Portfolios - Pathfinder Conservative (WRPCP)	50,869	123,946
Variable Insurance Portfolios - Pathfinder Moderate (WRPMP)	512,526	229,304
Variable Insurance Portfolios - Pathfinder Moderately Aggressive (WRPMAP)	995,115	156,307
Variable Insurance Portfolios - Pathfinder Moderately Conservative (WRPMCP)	98,395	91,144
Variable Insurance Portfolios - Real Estate Securities (WRRESP)	67,483	37,293
Variable Insurance Portfolios - Science and Technology (WRSTP)	251,540	175,517
Variable Insurance Portfolios - Small Cap Growth (WRSCP)	70,275	26,744
Variable Insurance Portfolios - Small Cap Value (WRSCV)	58,170	41,561
Variable Insurance Portfolios - Value (WRVP)	54,909	17,661
Advantage VT Small Cap Growth Fund - Class 2 (WFVSCG)	526,858	127,860

	$206,047,892	$90,272,020

(8) Financial Highlights

The following tabular presentation is a summary of units, unit fair values, Contract Owners’ Equity outstanding and policy expense rates for variable life policies as of December 31, 2017, and the investment income ratio and total return for each of the periods in the five year period ended December 31, 2017. Total return and investment income ratio for periods with no ending Contract Owners’ Equity were considered to be irrelevant, and therefore are not presented.

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
VPS Dynamic Asset Allocation Portfolio - Class A (ALVDAA)
2017	0.00%	10,410	$14.13	$147,118	2.08%	14.67%
2016	0.00%	9,543	12.32	117,614	0.89%	3.59%
2015	0.00%	13,015	11.90	154,846	0.76%	-1.09%
2014	0.00%	5,625	12.03	67,662	0.59%	4.45%
2013	0.00%	4,308	11.52	49,612	0.38%	12.31%
VPS Small/Mid Cap Value Portfolio - Class A (ALVSVA)
2017	0.00%	204,069	24.91	5,083,044	0.47%	13.15%
2016	0.00%	197,662	22.01	4,351,374	0.61%	25.09%
2015	0.00%	175,052	17.60	3,080,727	0.78%	-5.49%
2014	0.00%	161,166	18.62	3,000,967	0.71%	9.20%
2013	0.00%	130,573	17.05	2,226,517	0.65%	38.06%
VP Inflation Protection Fund - Class I (ACVIP1)
2017	0.00%	960,321	10.56	10,144,346	3.00%	3.92%
2016	0.00%	759,508	10.16	7,720,100	2.12%	4.71%
2015	0.00%	586,893	9.71	5,697,440	2.17%	-2.28%
2014	0.00%	422,946	9.93	4,201,701	1.52%	3.58%
2013	0.00%	284,870	9.59	2,732,232	1.72%	-8.21%
VP Inflation Protection Fund - Class II (ACVIP2)
2017	0.00%	28,784	15.42	443,947	2.61%	3.67%
2016	0.00%	31,163	14.88	463,617	1.85%	4.39%
2015	0.00%	35,402	14.25	504,545	2.06%	-2.47%
2014	0.00%	42,382	14.61	619,305	1.27%	3.30%
2013	0.00%	48,973	14.15	692,757	1.65%	-8.48%
VP Mid Cap Value Fund - Class I (ACVMV1)
2017	0.00%	122,029	36.92	4,505,663	1.54%	11.69%
2016	0.00%	137,634	33.06	4,549,808	1.72%	22.85%
2015	0.00%	118,610	26.91	3,191,525	1.65%	-1.43%
2014	0.00%	103,996	27.30	2,838,965	1.18%	16.42%
2013	0.00%	103,011	23.45	2,415,405	1.22%	30.11%
New World Fund - Class 2 (AMVNW2)
2017	0.00%	6,381	10.98	70,051	0.21%	9.78%	****
Variable Series Funds, Inc. - BlackRock High Yield V.I. Fund - Class I (BRVHYI)
2017	0.00%	13,876	10.34	143,500	2.62%	3.42%
Global Allocation V.I. Fund - Class I (BRVGA1)
2017	0.00%	851,843	14.22	12,109,483	1.35%	13.86%
2016	0.00%	836,360	12.49	10,442,277	1.35%	4.11%
2015	0.00%	797,102	11.99	9,558,850	1.56%	-0.71%
2014	0.00%	448,110	12.08	5,412,182	2.56%	2.11%
2013	0.00%	330,149	11.83	3,905,089	1.53%	14.76%
Global Allocation V.I. Fund - Class II (MLVGA2)
2017	0.00%	95,952	19.45	1,866,686	1.12%	13.74%
2016	0.00%	129,853	17.10	2,220,988	1.03%	3.96%
2015	0.00%	162,940	16.45	2,680,815	0.96%	-0.87%
2014	0.00%	175,251	16.60	2,908,631	2.06%	1.97%
2013	0.00%	178,390	16.28	2,903,626	0.94%	14.55%
VIP Small Cap Value Series: Service Class (DWVSVS)
2017	0.00%	120,635	17.86	2,154,839	0.66%	11.76%
2016	0.00%	112,644	15.98	1,800,418	0.72%	31.08%
2015	0.00%	56,660	12.19	690,859	0.43%	-6.46%
2014	0.00%	39,303	13.04	512,330	0.06%	5.62%
2013	0.00%	2,026	12.34	25,005	0.00%	23.42%	****
DFA VA Global Moderate Allocation Portfolio: Institutional Class Shares (DFVGMI)
2017	0.00%	13,091	10.91	142,858	4.03%	9.13%	****

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
VA Global Bond Portfolio (DFVGB)
2017	0.00%	1,152,895	$11.12	$12,821,908	1.97%	2.11%
2016	0.00%	854,690	10.89	9,308,800	1.95%	1.73%
2015	0.00%	607,216	10.71	6,501,268	1.91%	1.55%
2014	0.00%	345,929	10.54	3,647,287	2.76%	2.88%
2013	0.00%	160,180	10.25	1,641,501	0.81%	-0.35%
VA Inflation-Protected Securities Portfolio (DFVIPS)
2017	0.00%	59,732	10.31	615,684	3.90%	3.27%
2016	0.00%	6,285	9.98	62,732	1.56%	-0.19%	****
VA International Small Portfolio (DFVIS)
2017	0.00%	906,479	18.38	16,665,252	2.70%	29.95%
2016	0.00%	809,712	14.15	11,455,601	2.66%	6.23%
2015	0.00%	614,629	13.32	8,185,530	2.57%	5.81%
2014	0.00%	362,894	12.59	4,567,434	2.68%	-5.78%
2013	0.00%	193,191	13.36	2,580,630	4.15%	27.07%
VA International Value Portfolio (DFVIV)
2017	0.00%	1,038,233	15.68	16,274,869	3.07%	25.81%
2016	0.00%	919,267	12.46	11,454,027	3.70%	9.11%
2015	0.00%	665,525	11.42	7,600,222	3.87%	-6.96%
2014	0.00%	359,804	12.27	4,416,327	5.07%	-7.16%
2013	0.00%	168,169	13.22	2,223,308	4.41%	21.65%
VA Short-Term Fixed Portfolio (DFVSTF)
2017	0.00%	1,274,235	10.27	13,086,887	1.15%	0.83%
2016	0.00%	943,434	10.19	9,609,276	0.81%	0.79%
2015	0.00%	654,808	10.11	6,617,353	0.37%	0.30%
2014	0.00%	379,421	10.08	3,822,802	0.24%	0.15%
2013	0.00%	174,278	10.06	1,753,354	0.49%	0.25%
VA U.S. Large Value Portfolio (DFVULV)
2017	0.00%	951,408	22.89	21,782,073	2.00%	19.08%
2016	0.00%	817,777	19.23	15,722,765	2.25%	18.87%
2015	0.00%	620,641	16.17	10,038,049	2.63%	-3.41%
2014	0.00%	368,268	16.74	6,166,301	2.33%	9.08%
2013	0.00%	210,726	15.35	3,234,571	2.74%	40.82%
VA U.S. Targeted Value Portfolio (DFVUTV)
2017	0.00%	693,137	21.60	14,973,956	1.15%	9.77%
2016	0.00%	579,722	19.68	11,409,596	1.22%	27.49%
2015	0.00%	441,322	15.44	6,812,864	1.57%	-5.23%
2014	0.00%	267,161	16.29	4,351,835	1.21%	3.71%
2013	0.00%	139,303	15.71	2,188,027	1.37%	44.62%
Small Cap Stock Index Portfolio - Service Shares (DVSCS)
2017	0.00%	202,647	32.50	6,586,344	0.65%	12.40%
2016	0.00%	211,312	28.92	6,110,137	0.86%	25.73%
2015	0.00%	207,752	23.00	4,778,006	0.72%	-2.33%
2014	0.00%	192,081	23.55	4,522,946	0.56%	5.12%
2013	0.00%	175,641	22.40	3,934,333	0.98%	40.71%
Stock Index Fund, Inc. - Initial Shares (DSIF)
2017	0.00%	572,239	28.49	16,303,880	1.73%	21.54%
2016	0.00%	571,839	23.44	13,405,210	2.04%	11.71%
2015	0.00%	530,391	20.99	11,130,581	1.83%	1.11%
2014	0.00%	541,663	20.76	11,242,662	1.79%	13.42%
2013	0.00%	465,920	18.30	8,526,017	1.87%	32.03%
Appreciation Portfolio - Initial Shares (DCAP)
2017	0.00%	58,134	27.51	1,599,159	1.36%	27.33%
2016	0.00%	64,247	21.60	1,387,967	1.66%	7.90%
2015	0.00%	64,238	20.02	1,286,124	1.71%	-2.47%
2014	0.00%	70,791	20.53	1,453,193	1.86%	8.09%
2013	0.00%	71,016	18.99	1,348,682	1.98%	21.10%
Global Income Builder VIP - Class A (DSGIBA)
2017	0.00%	19,415	12.13	235,477	2.43%	16.54%
2016	0.00%	3,693	10.41	38,435	0.00%	4.07%	****

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Capital Growth VIP - Class A (DSVCGA)
2017	0.00%	1,048	$10.84	$11,360	0.00%	8.39%	****
Quality Bond Fund II - Primary Shares (FQB)
2017	0.00%	23,126	17.07	394,657	3.03%	4.04%
2016	0.00%	17,646	16.40	289,458	3.57%	3.82%
2015	0.00%	11,707	15.80	184,964	3.78%	-0.24%
2014	0.00%	11,590	15.84	183,562	2.98%	3.79%
2013	0.00%	5,666	15.26	86,458	3.82%	1.03%
VIP Real Estate Portfolio - Service Class (FRESS)
2017	0.00%	9,584	10.30	98,695	2.33%	2.98%
VIP Energy Portfolio - Service Class 2 (FNRS2)
2017	0.00%	436,048	20.36	8,876,534	1.47%	-2.78%
2016	0.00%	415,801	20.94	8,705,989	0.49%	33.51%
2015	0.00%	396,711	15.68	6,221,595	1.01%	-20.75%
2014	0.00%	334,708	19.79	6,623,528	0.76%	-12.76%
2013	0.00%	255,548	22.68	5,797,017	0.80%	24.15%
VIP Equity-Income Portfolio - Service Class (FEIS)
2017	0.00%	305,989	23.48	7,185,159	1.64%	12.80%
2016	0.00%	304,708	20.82	6,342,945	2.37%	17.90%
2015	0.00%	283,135	17.66	4,998,944	3.15%	-4.09%
2014	0.00%	274,895	18.41	5,060,342	3.05%	8.65%
2013	0.00%	238,428	16.94	4,039,744	2.67%	28.01%
VIP Freedom Fund 2010 Portfolio - Service Class (FF10S)
2017	0.00%	82,464	21.12	1,741,693	1.46%	12.99%
2016	0.00%	88,971	18.69	1,663,083	1.62%	5.28%
2015	0.00%	69,215	17.76	1,228,939	1.66%	-0.31%
2014	0.00%	74,734	17.81	1,331,079	1.58%	4.35%
2013	0.00%	60,427	17.07	1,031,399	1.61%	13.39%
VIP Freedom Fund 2020 Portfolio - Service Class (FF20S)
2017	0.00%	126,321	22.72	2,869,387	1.45%	16.47%
2016	0.00%	134,430	19.50	2,621,778	1.29%	6.04%
2015	0.00%	154,944	18.39	2,849,675	1.90%	-0.37%
2014	0.00%	132,142	18.46	2,439,240	1.65%	4.66%
2013	0.00%	125,691	17.64	2,216,763	1.93%	15.95%
VIP Freedom Fund 2030 Portfolio - Service Class (FF30S)
2017	0.00%	311,519	24.71	7,697,596	1.35%	20.82%
2016	0.00%	325,981	20.45	6,667,090	1.44%	6.52%
2015	0.00%	305,546	19.20	5,866,641	1.63%	-0.34%
2014	0.00%	309,117	19.27	5,955,194	1.54%	4.86%
2013	0.00%	283,709	18.37	5,212,310	1.64%	21.50%
VIP Growth Portfolio - Service Class (FGS)
2017	0.00%	536,736	30.93	16,602,568	0.11%	35.00%
2016	0.00%	423,234	22.91	9,697,448	0.00%	0.71%
2015	0.00%	391,292	22.75	8,902,043	0.19%	7.05%
2014	0.00%	260,884	21.25	5,544,203	0.11%	11.19%
2013	0.00%	187,989	19.11	3,593,071	0.21%	36.20%
VIP Investment Grade Bond Portfolio - Service Class (FIGBS)
2017	0.00%	292,566	16.98	4,967,687	2.39%	4.16%
2016	0.00%	304,421	16.30	4,962,636	2.48%	4.63%
2015	0.00%	271,116	15.58	4,224,214	2.53%	-0.71%
2014	0.00%	261,925	15.69	4,110,011	2.34%	5.75%
2013	0.00%	274,240	14.84	4,069,121	2.31%	-1.89%
VIP Mid Cap Portfolio - Service Class (FMCS)
2017	0.00%	307,993	33.72	10,386,049	0.61%	20.70%
2016	0.00%	331,787	27.94	9,269,404	0.44%	12.11%
2015	0.00%	306,191	24.92	7,630,109	0.40%	-1.50%
2014	0.00%	300,104	25.30	7,592,271	0.17%	6.20%
2013	0.00%	275,346	23.82	6,559,465	0.43%	36.06%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
VIP Overseas Portfolio - Service Class (FOS)
2017	0.00%	373,808	$11.67	$4,363,143	1.45%	30.10%
2016	0.00%	339,433	8.97	3,045,230	1.49%	-5.12%
2015	0.00%	311,161	9.46	2,942,272	1.63%	-5.44%	****
VIP Value Strategies Portfolio - Service Class (FVSS)
2017	0.00%	406	26.19	10,634	1.42%	19.21%
2016	0.00%	406	21.97	8,921	0.69%	9.48%
2015	0.00%	782	20.07	15,695	0.70%	-3.05%
2014	0.00%	1,242	20.70	25,712	0.98%	6.69%
2013	0.00%	1,183	19.40	22,955	0.87%	30.44%
Franklin Income Securities Fund - Class 2 (FTVIS2)
2017	0.00%	36,996	19.99	739,398	4.13%	9.67%
2016	0.00%	39,077	18.22	712,110	4.96%	14.02%
2015	0.00%	43,229	15.98	690,891	4.69%	-7.05%
2014	0.00%	48,719	17.20	837,726	4.99%	4.62%
2013	0.00%	54,549	16.44	896,587	6.44%	13.94%
Rising Dividends Securities Fund - Class 1 (FTVRDI)
2017	0.00%	2,124	28.74	61,044	1.84%	20.85%
2016	0.00%	2,589	23.78	61,571	1.65%	16.33%
2015	0.00%	3,132	20.44	64,030	1.81%	-3.42%
2014	0.00%	3,832	21.17	81,111	1.33%	9.01%
2013	0.00%	3,483	19.42	67,633	1.85%	30.05%
Small Cap Value Securities Fund - Class 1 (FTVSVI)
2017	0.00%	95,629	30.31	2,898,443	0.73%	10.92%
2016	0.00%	103,018	27.33	2,815,105	1.02%	30.54%
2015	0.00%	107,498	20.93	2,250,365	0.93%	-7.18%
2014	0.00%	135,847	22.55	3,063,921	0.85%	0.88%
2013	0.00%	152,465	22.36	3,408,627	1.49%	36.50%
Templeton Developing Markets Securities Fund - Class 2 (FTVDM2)
2017	0.00%	34,889	12.50	436,132	0.98%	40.41%
2016	0.00%	35,039	8.90	311,956	0.87%	17.44%
2015	0.00%	43,295	7.58	328,218	2.16%	-19.60%
2014	0.00%	50,660	9.43	477,687	1.57%	-5.71%	****
Templeton Foreign Securities Fund - Class 2 (TIF2)
2017	0.00%	48,796	10.22	498,458	2.58%	16.69%
2016	0.00%	50,098	8.75	438,554	1.94%	7.18%
2015	0.00%	51,655	8.17	421,911	3.35%	-6.49%
2014	0.00%	69,093	8.73	603,521	2.03%	-12.65%	****
Templeton Global Bond Securities Fund - Class 2 (FTVGI2)
2017	0.00%	125,157	10.13	1,267,402	0.00%	1.93%
2016	0.00%	130,926	9.94	1,300,775	0.00%	2.94%
2015	0.00%	169,779	9.65	1,638,642	8.05%	-4.30%
2014	0.00%	193,513	10.09	1,951,719	5.54%	0.86%	****
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)
2017	0.00%	88,769	16.42	1,457,873	2.68%	11.98%
2016	0.00%	91,468	14.67	1,341,514	3.87%	13.18%
2015	0.00%	94,396	12.96	1,223,234	3.00%	-6.21%
2014	0.00%	100,715	13.82	1,391,573	2.78%	2.85%
2013	0.00%	103,801	13.43	1,394,493	11.97%	23.77%
VIP Trust - Franklin Income VIP Fund: Class 1 (FTVIS1)
2017	0.00%	223,676	14.97	3,349,368	4.20%	9.94%
2016	0.00%	202,177	13.62	2,753,636	4.99%	14.33%
2015	0.00%	177,624	11.91	2,115,917	4.68%	-6.84%
2014	0.00%	169,320	12.79	2,165,033	5.08%	4.92%
2013	0.00%	137,679	12.19	1,677,857	6.46%	14.18%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
VIP Trust - Franklin Founding Funds Allocation VIP Fund: Class 1 (FTVFA1)
2017	0.00%	44,567	$16.47	$733,919	2.91%	12.17%
2016	0.00%	40,156	14.68	589,544	3.89%	13.43%
2015	0.00%	45,600	12.94	590,222	3.24%	-5.93%
2014	0.00%	41,549	13.76	571,662	3.03%	3.05%
2013	0.00%	34,615	13.35	462,144	12.35%	24.14%
VIP Trust - Templeton Global Bond VIP Fund: Class 1 (FTVGB1)
2017	0.00%	385,659	11.36	4,381,827	0.00%	2.15%
2016	0.00%	364,803	11.12	4,057,460	0.00%	3.21%
2015	0.00%	315,893	10.78	3,404,244	7.77%	-4.10%
2014	0.00%	289,255	11.24	3,250,473	4.80%	2.12%
2013	0.00%	242,067	11.00	2,663,696	4.74%	1.89%
VI American Franchise Fund - Series I Shares (ACEG)
2017	0.00%	971	20.26	19,674	0.08%	27.34%
2016	0.00%	1,467	15.91	23,342	0.00%	2.27%
2015	0.00%	1,711	15.56	26,620	0.00%	5.01%
2014	0.00%	2,173	14.82	32,196	0.04%	8.44%
2013	0.00%	2,173	13.66	29,691	0.45%	40.14%
VI Mid Cap Core Equity Fund: Series I Shares (AVMCCI)
2017	0.00%	18,987	16.93	321,465	0.55%	14.92%
2016	0.00%	16,039	14.73	236,302	0.08%	13.43%
2015	0.00%	14,921	12.99	193,796	0.37%	-4.03%
2014	0.00%	12,437	13.53	168,313	0.04%	4.43%
2013	0.00%	10,303	12.96	133,512	0.81%	28.81%
Van Kampen V.I. Mid Cap Growth Fund - Series I Shares (IVKMG1)
2017	0.00%	12,579	18.17	228,566	0.00%	22.49%
2016	0.00%	10,690	14.83	158,578	0.00%	0.76%
2015	0.00%	11,108	14.72	163,542	0.00%	1.21%
2014	0.00%	10,209	14.55	148,515	0.00%	8.04%
2013	0.00%	10,706	13.47	144,158	0.41%	37.01%
Balanced-Risk Allocation Fund: Series I Shares (IVBRA1)
2017	0.00%	307,923	12.16	3,745,772	4.26%	10.16%
2016	0.00%	237,156	11.04	2,618,887	0.53%	11.64%
2015	0.00%	110,977	9.89	1,097,736	5.04%	-4.10%
2014	0.00%	46,256	10.31	477,104	0.00%	3.14%	****
Enterprise Portfolio: Institutional Shares (JAEI)
2017	0.00%	87,544	11.62	1,017,456	0.04%	16.22%	****
Enterprise Portfolio: Service Shares (JAMGS)
2017	0.00%	5,342	10.94	58,433	0.00%	9.38%	****
Forty Portfolio: Service Shares (JACAS)
2017	0.00%	135,795	30.36	4,122,889	0.00%	29.99%
2016	0.00%	140,373	23.36	3,278,502	0.82%	1.94%
2015	0.00%	126,651	22.91	2,901,653	1.25%	11.94%
2014	0.00%	137,085	20.47	2,805,775	0.03%	8.47%
2013	0.00%	139,107	18.87	2,624,894	0.61%	30.89%
Global Technology Portfolio: Service Shares (JAGTS)
2017	0.00%	261,535	25.68	6,717,441	0.44%	44.91%
2016	0.00%	205,242	17.72	3,637,776	0.09%	13.85%
2015	0.00%	162,354	15.57	2,527,537	0.56%	4.65%
2014	0.00%	66,371	14.88	987,397	0.00%	9.35%
2013	0.00%	44,208	13.61	601,460	0.00%	35.39%
Overseas Portfolio: Service Shares (JAIGS)
2017	0.00%	246,485	11.19	2,758,908	1.58%	30.80%
2016	0.00%	266,508	8.56	2,280,544	5.09%	-6.71%
2015	0.00%	271,270	9.17	2,488,177	0.50%	-8.80%
2014	0.00%	295,324	10.06	2,970,291	5.68%	-12.10%
2013	0.00%	333,529	11.44	3,816,337	3.06%	14.28%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Series Fund, Inc. - Total Return Portfolio - Class VC (LOVTRC)
2017	0.00%	14,068	$10.45	$147,006	11.71%	3.86%
2016	0.00%	738	10.06	7,425	4.57%	0.61%	****
M Large Cap Value Fund (MFBOV)
2017	0.00%	143,866	17.97	2,585,319	1.59%	14.99%
2016	0.00%	133,215	15.63	2,081,771	2.08%	9.64%
2015	0.00%	109,452	14.25	1,560,048	1.70%	-0.66%
2014	0.00%	73,950	14.35	1,061,005	1.41%	9.68%
2013	0.00%	54,589	13.08	714,083	2.91%	34.22%
M Capital Appreciation Fund (MFFCA)
2017	0.00%	81,756	24.86	2,032,318	0.00%	19.02%
2016	0.00%	77,197	20.89	1,612,344	0.00%	21.06%
2015	0.00%	68,853	17.25	1,187,900	0.00%	-6.58%
2014	0.00%	49,378	18.47	911,912	0.00%	12.42%
2013	0.00%	36,555	16.43	600,521	0.00%	39.20%
M International Equity Fund (MFBIE)
2017	0.00%	154,357	11.00	1,697,281	1.72%	24.05%
2016	0.00%	152,831	8.86	1,354,700	1.20%	-0.05%
2015	0.00%	145,339	8.87	1,288,958	2.24%	-3.94%
2014	0.00%	82,343	9.23	760,236	2.77%	-7.06%
2013	0.00%	58,837	9.93	584,463	2.60%	16.32%
M Large Cap Growth Fund (MFTCG)
2017	0.00%	119,635	24.03	2,874,733	0.00%	38.97%
2016	0.00%	111,437	17.29	1,926,782	0.00%	-2.32%
2015	0.00%	100,368	17.70	1,776,658	0.02%	7.70%
2014	0.00%	67,771	16.44	1,113,836	0.05%	10.21%
2013	0.00%	49,888	14.91	743,948	0.58%	36.15%
Var Insurance Trust II - MFS Investors Growth Stock Portfolio - Initial Class (MV2IGI)
2017	0.00%	814	13.43	10,933	0.65%	28.42%
2016	0.00%	849	10.46	8,879	0.59%	6.08%
2015	0.00%	888	9.86	8,755	0.49%	-1.40%	****
Variable Insurance Trust II - MFS International Value Portfolio - Initial Class (MVIVIC)
2017	0.00%	668,907	19.53	13,063,849	1.51%	27.14%
2016	0.00%	568,320	15.36	8,729,796	1.36%	4.05%
2015	0.00%	433,708	14.76	6,402,734	1.88%	6.65%
2014	0.00%	345,728	13.84	4,785,543	2.09%	1.34%
2013	0.00%	181,067	13.66	2,473,137	1.99%	27.90%
Variable Insurance Trust - MFS New Discovery Series - Intital Class (MNDIC)
2017	0.00%	99,802	18.38	1,834,716	0.00%	26.65%
2016	0.00%	86,757	14.51	1,259,250	0.00%	9.05%
2015	0.00%	71,308	13.31	949,107	0.00%	-1.89%
2014	0.00%	54,582	13.57	740,444	0.00%	-7.26%
2013	0.00%	23,401	14.63	342,293	0.00%	41.52%
Utilities Series - Initial Class (MVUIC)
2017	0.00%	879	10.23	8,990	0.00%	2.28%
Value Series - Initial Class (MVFIC)
2017	0.00%	474,963	29.96	14,229,783	1.93%	17.65%
2016	0.00%	428,253	25.47	10,905,479	2.15%	14.09%
2015	0.00%	373,926	22.32	8,346,157	2.39%	-0.74%
2014	0.00%	319,923	22.49	7,193,784	1.52%	10.51%
2013	0.00%	296,423	20.35	6,031,469	1.24%	35.89%
Variable Insurance Trust II - MFS International Value Portfolio - Service Class (MVIVSC)
2017	0.00%	3,961	22.31	88,389	1.40%	26.82%
2016	0.00%	5,461	17.60	96,091	1.13%	3.84%
2015	0.00%	5,792	16.95	98,146	1.75%	6.32%
2014	0.00%	6,208	15.94	98,942	1.78%	1.13%
2013	0.00%	6,987	15.76	110,111	1.32%	27.63%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Core Plus Fixed Income Portfolio - Class I (MSVFI)
2017	0.00%	4,446	$16.71	$74,309	2.43%	6.24%
2016	0.00%	7,329	15.73	115,297	1.95%	6.11%
2015	0.00%	8,541	14.83	126,626	3.26%	-0.65%
2014	0.00%	11,035	14.92	164,673	2.42%	7.85%
2013	0.00%	5,818	13.84	80,498	4.51%	-0.32%
NVIT Investor Destinations Managed Growth and Income Class I (IDPGI)
2017	0.00%	65,166	11.96	779,650	2.14%	14.30%
2016	0.00%	54,096	10.47	566,232	1.88%	5.94%
2015	0.00%	56,277	9.88	556,037	2.27%	-3.10%
2014	0.00%	29,188	10.20	297,609	5.99%	1.96%	****
NVIT Investor Destinations Managed Growth Class I (IDPG)
2017	0.00%	174,377	12.28	2,141,272	2.06%	17.23%
2016	0.00%	144,663	10.47	1,515,270	3.17%	7.23%
2015	0.00%	78,407	9.77	765,918	2.76%	-3.71%
2014	0.00%	19,029	10.15	193,049	1.89%	1.45%	****
NVIT Cardinal Managed Growth and Income Class I (NCPGI)
2017	0.00%	163,455	11.85	1,937,527	2.20%	14.96%
2016	0.00%	126,505	10.31	1,304,393	2.95%	5.74%
2015	0.00%	68,405	9.75	667,014	4.05%	-4.03%
2014	0.00%	6,762	10.16	68,703	5.82%	1.60%	****
NVIT Cardinal Managed Growth Class I (NCPG)
2017	0.00%	232,898	12.07	2,811,827	1.89%	17.98%
2016	0.00%	203,424	10.23	2,081,736	2.75%	6.40%
2015	0.00%	175,464	9.62	1,687,602	2.41%	-4.62%
2014	0.00%	59,412	10.08	599,084	5.69%	0.84%	****
NVIT Bond Index Fund Class I (NVBX)
2017	0.00%	98,220	10.85	1,066,059	2.34%	3.12%
2016	0.00%	91,898	10.53	967,257	2.94%	2.26%
2015	0.00%	12,550	10.29	129,172	2.21%	0.14%
2014	0.00%	8,912	10.28	91,597	3.64%	2.78%	****
NVIT International Index Fund Class I (NVIX)
2017	0.00%	311,145	11.48	3,572,837	4.26%	24.88%
2016	0.00%	125,767	9.19	1,156,402	3.31%	0.92%
2015	0.00%	83,763	9.11	763,142	3.49%	-0.96%
2014	0.00%	17,628	9.20	162,159	3.72%	-8.01%	****
American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)
2017	0.00%	155,133	30.75	4,771,052	1.55%	8.67%
2016	0.00%	178,666	28.30	5,056,184	3.04%	20.44%
2015	0.00%	114,223	23.50	2,683,929	2.61%	-4.28%
2014	0.00%	95,149	24.55	2,335,592	1.98%	13.12%
2013	0.00%	103,650	21.70	2,249,204	2.02%	31.90%
American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)
2017	0.00%	1,233,476	20.96	25,853,483	1.14%	15.79%
2016	0.00%	1,057,280	18.10	19,138,122	2.01%	9.00%
2015	0.00%	832,357	16.61	13,822,773	1.46%	0.98%
2014	0.00%	703,208	16.44	11,564,210	0.97%	4.99%
2013	0.00%	622,866	15.66	9,756,106	1.32%	23.28%
American Funds NVIT Bond Fund - Class II (GVABD2)
2017	0.00%	50,048	13.95	698,141	1.20%	3.21%
2016	0.00%	52,273	13.52	706,490	2.55%	2.65%
2015	0.00%	50,805	13.17	668,921	1.36%	-0.23%
2014	0.00%	51,655	13.20	681,686	1.26%	4.98%
2013	0.00%	49,442	12.57	621,540	1.78%	-2.57%
American Funds NVIT Global Growth Fund - Class II (GVAGG2)
2017	0.00%	263,536	24.32	6,408,030	0.71%	30.97%
2016	0.00%	208,017	18.57	3,862,128	1.57%	0.19%
2015	0.00%	186,042	18.53	3,447,687	0.67%	6.54%
2014	0.00%	161,115	17.39	2,802,384	0.77%	1.84%
2013	0.00%	140,319	17.08	2,396,669	0.41%	28.64%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
American Funds NVIT Growth Fund - Class II (GVAGR2)
2017	0.00%	242,400	$24.67	$5,980,829	0.31%	27.80%
2016	0.00%	246,101	19.31	4,751,440	0.23%	9.06%
2015	0.00%	270,453	17.70	4,787,684	0.63%	6.43%
2014	0.00%	334,321	16.63	5,560,897	0.50%	8.07%
2013	0.00%	228,533	15.39	3,517,531	0.33%	29.61%
American Funds NVIT Growth-Income Fund - Class II (GVAGI2)
2017	0.00%	133,898	20.41	2,732,583	1.43%	21.93%
2016	0.00%	135,544	16.74	2,268,735	1.16%	11.09%
2015	0.00%	124,161	15.07	1,870,796	0.88%	1.09%
2014	0.00%	132,583	14.91	1,976,216	0.81%	10.23%
2013	0.00%	124,701	13.52	1,686,270	1.05%	32.97%
Federated NVIT High Income Bond Fund - Class I (HIBF)
2017	0.00%	195,292	21.64	4,226,010	5.77%	6.76%
2016	0.00%	171,056	20.27	3,467,288	5.58%	14.16%
2015	0.00%	169,848	17.76	3,015,881	5.24%	-2.61%
2014	0.00%	180,468	18.23	3,290,227	3.69%	2.55%
NVIT Emerging Markets Fund - Class I (GEM)
2017	0.00%	1,133,265	12.48	14,139,348	1.38%	41.50%
2016	0.00%	1,043,131	8.82	9,197,675	0.88%	7.72%
2015	0.00%	845,611	8.19	6,921,972	0.90%	-15.99%
2014	0.00%	687,395	9.74	6,698,225	0.86%	-2.56%	****
NVIT International Equity Fund - Class I (GIG)
2017	0.00%	149,566	12.18	1,821,242	2.00%	27.45%
2016	0.00%	83,394	9.55	796,753	2.22%	0.87%
2015	0.00%	91,636	9.47	867,957	0.58%	-3.06%
2014	0.00%	60,895	9.77	594,970	1.76%	-2.30%	****
Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)
2017	0.00%	12,916	12.07	155,893	1.49%	27.07%
2016	0.00%	14,701	9.50	139,634	1.87%	0.63%
2015	0.00%	16,960	9.44	160,076	0.26%	-3.22%
2014	0.00%	19,755	9.75	192,660	3.81%	-0.72%
2013	0.00%	22,404	9.82	220,078	0.53%	17.56%
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)
2017	0.00%	46,411	20.37	945,558	0.55%	24.85%
2016	0.00%	43,345	16.32	707,304	0.82%	13.60%
2015	0.00%	43,686	14.36	627,516	0.74%	-1.08%
2014	0.00%	49,965	14.52	725,541	0.90%	6.60%
2013	0.00%	55,708	13.62	758,853	1.29%	43.82%
Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)
2017	0.00%	84,774	21.45	1,818,373	0.57%	18.36%
2016	0.00%	79,412	18.12	1,439,102	0.76%	10.11%
2015	0.00%	83,771	16.46	1,378,725	0.75%	-0.42%
2014	0.00%	108,030	16.53	1,785,457	0.84%	10.51%
2013	0.00%	149,145	14.96	2,230,562	0.81%	38.55%
NVIT Cardinal Aggressive Fund - Class I (NVCRA1)
2017	0.00%	947,933	18.03	17,087,241	1.48%	19.99%
2016	0.00%	803,158	15.02	12,065,363	2.62%	8.33%
2015	0.00%	663,184	13.87	9,196,953	2.84%	-1.58%
2014	0.00%	553,360	14.09	7,796,742	2.25%	4.48%
2013	0.00%	468,988	13.49	6,324,877	1.51%	29.65%
NVIT Cardinal Balanced Fund - Class I (NVCRB1)
2017	0.00%	563,787	16.43	9,262,386	1.80%	12.01%
2016	0.00%	505,285	14.67	7,411,332	2.98%	6.28%
2015	0.00%	414,917	13.80	5,725,985	2.76%	-1.05%
2014	0.00%	403,592	13.95	5,629,020	2.62%	4.46%
2013	0.00%	330,447	13.35	4,411,939	1.83%	14.72%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
NVIT Cardinal Capital Appreciation Fund - Class I (NVCCA1)
2017	0.00%	1,034,503	$17.46	$18,058,755	1.81%	16.01%
2016	0.00%	979,464	15.05	14,738,254	3.12%	7.32%
2015	0.00%	720,719	14.02	10,105,339	3.26%	-1.15%
2014	0.00%	623,239	14.18	8,839,824	2.67%	4.70%
2013	0.00%	573,117	13.55	7,763,774	1.77%	21.44%
NVIT Cardinal Conservative Fund - Class I (NVCCN1)
2017	0.00%	182,957	14.53	2,658,487	2.34%	6.35%
2016	0.00%	161,280	13.66	2,203,495	2.79%	4.81%
2015	0.00%	153,734	13.03	2,003,920	2.14%	-0.65%
2014	0.00%	152,786	13.12	2,004,592	2.58%	3.42%
2013	0.00%	113,279	12.69	1,437,089	1.92%	5.03%
NVIT Cardinal Moderate Fund - Class I (NVCMD1)
2017	0.00%	1,469,871	16.98	24,954,638	1.99%	14.05%
2016	0.00%	1,390,277	14.89	20,694,811	3.01%	6.82%
2015	0.00%	1,193,350	13.94	16,629,491	3.01%	-0.98%
2014	0.00%	1,116,884	14.07	15,717,194	2.62%	4.66%
2013	0.00%	964,838	13.45	12,973,328	1.86%	17.98%
NVIT Cardinal Moderately Aggressive Fund - Class I (NVCMA1)
2017	0.00%	2,278,189	17.71	40,354,708	1.70%	18.16%
2016	0.00%	2,085,093	14.99	31,259,047	2.92%	7.69%
2015	0.00%	1,765,490	13.92	24,578,167	3.26%	-1.43%
2014	0.00%	1,517,067	14.12	21,425,404	2.75%	4.66%
2013	0.00%	1,263,113	13.49	17,044,854	1.73%	24.35%
NVIT Cardinal Moderately Conservative Fund - Class I (NVCMC1)
2017	0.00%	187,744	15.87	2,978,697	2.07%	10.08%
2016	0.00%	175,794	14.41	2,533,771	3.04%	5.99%
2015	0.00%	178,028	13.60	2,420,843	2.47%	-0.88%
2014	0.00%	188,769	13.72	2,589,667	2.63%	4.17%
2013	0.00%	157,199	13.17	2,070,182	1.79%	11.33%
NVIT Core Bond Fund - Class I (NVCBD1)
2017	0.00%	119,614	14.97	1,790,352	3.22%	4.40%
2016	0.00%	103,663	14.34	1,486,258	3.16%	5.35%
2015	0.00%	100,369	13.61	1,366,006	2.90%	-0.72%
2014	0.00%	112,469	13.71	1,541,787	3.02%	5.06%
2013	0.00%	99,762	13.05	1,301,786	2.59%	-1.91%
NVIT Core Plus Bond Fund - Class I (NVLCP1)
2017	0.00%	241,818	15.92	3,850,792	2.88%	3.94%
2016	0.00%	192,140	15.32	2,943,667	3.20%	3.70%
2015	0.00%	187,063	14.77	2,763,662	2.36%	-0.32%
2014	0.00%	100,994	14.82	1,496,836	2.97%	5.09%
2013	0.00%	26,464	14.10	373,227	2.21%	-1.77%
NVIT Nationwide Fund - Class I (TRF)
2017	0.00%	149,467	25.53	3,816,621	1.31%	20.52%
2016	0.00%	58,688	21.19	1,243,413	1.90%	11.39%
2015	0.00%	40,876	19.02	777,489	1.19%	0.94%
2014	0.00%	43,756	18.84	824,554	1.16%	12.15%
2013	0.00%	45,891	16.80	771,114	1.37%	31.10%
NVIT Government Bond Fund - Class I (GBF)
2017	0.00%	152,353	15.05	2,292,512	2.20%	2.08%
2016	0.00%	147,227	14.74	2,170,150	2.04%	0.74%
2015	0.00%	118,355	14.63	1,731,730	1.90%	-0.11%
2014	0.00%	91,498	14.65	1,340,223	1.96%	4.57%
2013	0.00%	97,820	14.01	1,370,220	2.02%	-4.06%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
NVIT International Index Fund - Class II (GVIX2)
2017	0.00%	207,275	$11.57	$2,397,164	2.60%	24.56%
2016	0.00%	216,128	9.29	2,006,753	2.58%	0.75%
2015	0.00%	202,246	9.22	1,863,862	1.71%	-1.26%
2014	0.00%	311,118	9.33	2,903,734	1.80%	-6.67%	****
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)
2017	0.00%	105,243	23.98	2,523,415	1.50%	18.43%
2016	0.00%	135,365	20.25	2,740,599	1.66%	9.47%
2015	0.00%	142,983	18.50	2,644,473	1.22%	-1.00%
2014	0.00%	181,101	18.68	3,383,228	1.58%	4.99%
2013	0.00%	222,191	17.79	3,953,738	1.71%	27.25%
NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)
2017	0.00%	37,766	19.73	745,248	1.79%	11.13%
2016	0.00%	41,057	17.76	729,047	1.86%	6.30%
2015	0.00%	45,409	16.70	758,521	1.59%	-0.17%
2014	0.00%	51,025	16.73	853,814	1.66%	4.59%
2013	0.00%	55,874	16.00	893,964	1.62%	13.42%
NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)
2017	0.00%	49,953	23.52	1,174,781	1.54%	14.81%
2016	0.00%	78,174	20.48	1,601,351	1.56%	7.74%
2015	0.00%	111,376	19.01	2,117,598	1.54%	-0.53%
2014	0.00%	116,249	19.11	2,222,063	1.70%	5.21%
2013	0.00%	122,047	18.17	2,217,324	1.73%	19.49%
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)
2017	0.00%	50,734	16.39	831,520	1.93%	5.68%
2016	0.00%	54,564	15.51	846,209	1.96%	4.26%
2015	0.00%	58,187	14.87	865,497	1.61%	0.26%
2014	0.00%	67,500	14.84	1,001,370	1.71%	3.89%
2013	0.00%	81,059	14.28	1,157,489	1.46%	4.83%
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)
2017	0.00%	230,919	20.85	4,814,835	1.75%	12.93%
2016	0.00%	259,456	18.46	4,790,611	1.77%	7.14%
2015	0.00%	326,411	17.23	5,625,098	1.36%	-0.33%
2014	0.00%	460,842	17.29	7,968,436	1.66%	5.18%
2013	0.00%	511,799	16.44	8,413,613	1.66%	16.63%
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
2017	0.00%	447,296	22.90	10,245,130	1.65%	16.68%
2016	0.00%	470,203	19.63	9,230,378	1.69%	8.48%
2015	0.00%	569,800	18.10	10,311,049	1.42%	-0.73%
2014	0.00%	638,050	18.23	11,630,954	1.61%	4.96%
2013	0.00%	756,842	17.37	13,144,810	1.58%	22.38%
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
2017	0.00%	27,336	18.77	513,194	1.80%	9.21%
2016	0.00%	30,967	17.19	532,329	1.76%	5.70%
2015	0.00%	46,837	16.26	761,701	1.30%	-0.03%
2014	0.00%	60,141	16.27	978,360	1.79%	4.74%
2013	0.00%	64,057	15.53	994,912	1.73%	10.49%
NVIT Mid Cap Index Fund - Class I (MCIF)
2017	0.00%	205,096	33.72	6,916,462	0.96%	15.78%
2016	0.00%	238,161	29.13	6,936,976	1.55%	20.29%
2015	0.00%	167,843	24.21	4,064,237	0.94%	-2.53%
2014	0.00%	199,670	24.84	4,960,620	1.25%	9.42%
2013	0.00%	143,174	22.71	3,250,790	1.33%	33.05%
NVIT Money Market Fund - Class I (SAM)
2017	0.00%	160,646	11.53	1,852,465	-0.01%	0.42%
2016	0.00%	173,869	11.48	1,996,529	0.00%	0.01%
2015	0.00%	194,977	11.48	2,238,740	0.00%	0.00%
2014	0.00%	215,876	11.48	2,478,704	0.00%	0.00%
2013	0.00%	347,049	11.48	3,984,842	0.00%	0.00%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
NVIT Money Market Fund - Class V (SAM5)
2017	0.00%	1,649,553	$10.05	$16,578,395	0.47%	0.47%
2016	0.00%	2,053,326	10.00	20,539,590	0.03%	0.03%
2015	0.00%	2,328,978	10.00	23,289,780	0.00%	0.00%
2014	0.00%	712,040	10.00	7,120,400	0.00%	0.00%
2013	0.00%	783,055	10.00	7,830,550	0.00%	0.00%
NVIT Multi-Manager International Growth Fund - Class I (NVMIG1)
2017	0.00%	162,497	12.00	1,949,871	1.22%	25.77%
2016	0.00%	173,313	9.54	1,653,516	1.51%	-2.12%
2015	0.00%	159,225	9.75	1,552,039	0.74%	-0.49%
2014	0.00%	142,155	9.80	1,392,485	1.06%	-2.04%	****
NVIT Multi-Manager International Value Fund - Class I (GVDIVI)
2017	0.00%	207,424	11.18	2,318,543	2.83%	22.92%
2016	0.00%	145,550	9.09	1,323,525	3.30%	5.23%
2015	0.00%	118,791	8.64	1,026,556	1.32%	-5.12%
2014	0.00%	134,160	9.11	1,221,913	1.81%	-8.92%	****
NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
2017	0.00%	169,828	22.07	3,748,564	0.37%	30.20%
2016	0.00%	167,874	16.95	2,845,895	0.88%	2.19%
2015	0.00%	164,069	16.59	2,721,795	0.49%	3.43%
2014	0.00%	155,659	16.04	2,496,538	0.54%	10.44%
2013	0.00%	138,170	14.52	2,006,635	0.78%	34.74%
NVIT Multi-Manager Large Cap Value Fund - Class I (NVMLV1)
2017	0.00%	100,802	19.65	1,980,989	1.46%	14.54%
2016	0.00%	114,685	17.16	1,967,773	2.06%	16.35%
2015	0.00%	92,428	14.75	1,363,034	1.32%	-3.15%
2014	0.00%	81,975	15.23	1,248,212	1.48%	10.52%
2013	0.00%	55,946	13.78	770,803	1.62%	35.44%
NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
2017	0.00%	290,871	21.86	6,358,398	0.00%	27.74%
2016	0.00%	193,743	17.11	3,315,561	0.00%	6.47%
2015	0.00%	186,375	16.07	2,995,787	0.00%	-0.18%
2014	0.00%	134,418	16.10	2,164,630	0.00%	4.04%
2013	0.00%	126,740	15.48	1,961,821	0.00%	38.94%
NVIT Multi-Manager Mid Cap Value Fund - Class I (NVMMV1)
2017	0.00%	252,510	22.04	5,565,449	1.24%	13.95%
2016	0.00%	260,205	19.34	5,033,056	2.40%	17.72%
2015	0.00%	89,385	16.43	1,468,684	1.80%	-2.75%
2014	0.00%	38,643	16.90	652,904	2.46%	17.15%
2013	0.00%	12,836	14.42	185,122	1.92%	35.85%
NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
2017	0.00%	19,673	24.74	486,749	1.13%	13.84%
2016	0.00%	20,833	21.73	452,792	1.31%	17.59%
2015	0.00%	31,127	18.48	575,312	1.15%	-2.89%
2014	0.00%	33,147	19.03	630,849	1.36%	17.02%
2013	0.00%	36,573	16.26	594,817	1.29%	35.68%
NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)
2017	0.00%	161,709	24.84	4,016,173	0.00%	24.92%
2016	0.00%	70,801	19.88	1,407,571	0.00%	8.30%
2015	0.00%	63,883	18.36	1,172,651	0.00%	0.76%
2014	0.00%	61,051	18.22	1,112,254	0.00%	2.81%
2013	0.00%	48,365	17.72	857,037	0.00%	44.29%
NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)
2017	0.00%	91,066	28.34	2,581,040	0.41%	9.06%
2016	0.00%	134,561	25.99	3,496,880	0.91%	25.93%
2015	0.00%	64,145	20.64	1,323,698	0.81%	-6.02%
2014	0.00%	47,076	21.96	1,033,712	0.54%	7.02%
2013	0.00%	48,920	20.52	1,003,722	0.93%	40.40%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
NVIT Multi-Manager Small Company Fund - Class I (SCF)
2017	0.00%	82,002	$29.19	$2,393,852	0.00%	13.49%
2016	0.00%	79,583	25.72	2,047,136	0.36%	22.83%
2015	0.00%	76,956	20.94	1,611,608	0.40%	-1.63%
2014	0.00%	70,495	21.29	1,500,841	0.18%	0.82%
2013	0.00%	62,947	21.12	1,329,304	0.14%	40.91%
NVIT Multi-Sector Bond Fund - Class I (MSBF)
2017	0.00%	96,435	17.42	1,680,346	5.19%	6.33%
2016	0.00%	72,441	16.39	1,187,102	3.15%	8.65%
2015	0.00%	65,448	15.08	987,153	1.97%	-2.89%
2014	0.00%	64,007	15.53	994,151	3.18%	3.88%
2013	0.00%	58,991	14.95	881,989	3.32%	-1.12%
NVIT Short Term Bond Fund - Class I (NVSTB1)
2017	0.00%	38,810	10.78	418,292	2.25%	1.95%
2016	0.00%	30,787	10.57	325,470	2.32%	2.74%
2015	0.00%	20,912	10.29	215,168	1.57%	-0.08%
2014	0.00%	32,592	10.30	335,626	1.31%	0.77%
2013	0.00%	14,974	10.22	153,023	1.38%	0.33%
NVIT Short Term Bond Fund - Class II (NVSTB2)
2017	0.00%	5,182	11.94	61,871	1.65%	1.58%
2016	0.00%	5,333	11.75	62,684	1.55%	2.49%
2015	0.00%	5,650	11.47	64,795	1.64%	-0.34%
2014	0.00%	5,939	11.51	68,343	0.66%	0.49%
2013	0.00%	10,369	11.45	118,735	1.03%	0.11%
NVIT Large Cap Growth Fund - Class I (NVOLG1)
2017	0.00%	333,398	34.00	11,335,816	0.50%	27.31%
2016	0.00%	334,704	26.71	8,938,897	0.84%	3.63%
2015	0.00%	234,159	25.77	6,034,478	0.65%	5.09%
2014	0.00%	236,973	24.52	5,811,049	0.77%	8.80%
2013	0.00%	206,369	22.54	4,651,275	0.81%	36.70%
NVIT Investor Destinations Aggressive Fund - Class P (NVIDAP)
2017	0.00%	993,697	18.10	17,983,506	1.99%	18.65%
2016	0.00%	790,126	15.25	12,051,462	2.05%	9.52%
2015	0.00%	589,540	13.93	8,210,097	1.83%	-0.79%
2014	0.00%	430,299	14.04	6,039,978	2.38%	5.13%
2013	0.00%	197,326	13.35	2,634,524	2.70%	27.39%
NVIT Investor Destinations Balanced Fund - Class P (NVDBLP)
2017	0.00%	447,671	14.53	6,506,186	2.13%	11.27%
2016	0.00%	395,296	13.06	5,163,213	2.36%	6.42%
2015	0.00%	311,255	12.27	3,820,416	2.08%	-0.01%
2014	0.00%	239,612	12.28	2,941,338	2.05%	4.69%
2013	0.00%	338,593	11.73	3,970,064	2.49%	13.63%
NVIT Investor Destinations Capital Appreciation Fund - Class P (NVDCAP)
2017	0.00%	441,936	16.21	7,162,255	2.04%	15.00%
2016	0.00%	381,863	14.09	5,381,693	2.20%	7.95%
2015	0.00%	317,253	13.06	4,141,966	2.07%	-0.39%
2014	0.00%	229,581	13.11	3,009,148	2.31%	5.36%
2013	0.00%	144,799	12.44	1,801,347	2.50%	19.69%
NVIT Investor Destinations Conservative Fund - Class P (NVIDCP)
2017	0.00%	222,635	12.40	2,759,893	2.28%	5.89%
2016	0.00%	195,147	11.71	2,284,500	2.28%	4.35%
2015	0.00%	175,450	11.22	1,968,377	2.13%	0.45%
2014	0.00%	153,730	11.17	1,716,992	2.26%	4.08%
2013	0.00%	109,569	10.73	1,175,786	2.47%	4.96%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
NVIT Investor Destinations Moderate Fund - Class P (NVIDMP)
2017	0.00%	1,222,504	$15.43	$18,864,904	2.02%	13.16%
2016	0.00%	1,171,083	13.64	15,970,017	2.46%	7.28%
2015	0.00%	900,350	12.71	11,444,797	1.87%	-0.15%
2014	0.00%	955,139	12.73	12,160,047	2.17%	5.31%
2013	0.00%	680,674	12.09	8,229,174	2.19%	16.78%
NVIT Investor Destinations Moderately Aggressive Fund - Class P (NVDMAP)
2017	0.00%	3,183,912	16.97	54,034,626	2.01%	16.83%
2016	0.00%	2,726,362	14.53	39,604,628	2.23%	8.64%
2015	0.00%	2,194,792	13.37	29,347,626	1.96%	-0.59%
2014	0.00%	1,619,407	13.45	21,781,882	2.23%	5.11%
2013	0.00%	1,028,463	12.80	13,161,273	2.81%	22.56%
NVIT Investor Destinations Moderately Conservative Fund - Class P (NVDMCP)
2017	0.00%	114,655	13.83	1,586,017	2.02%	9.33%
2016	0.00%	121,562	12.65	1,538,025	2.57%	5.83%
2015	0.00%	88,141	11.95	1,053,702	2.08%	0.16%
2014	0.00%	74,587	11.94	890,242	2.69%	4.88%
2013	0.00%	33,484	11.38	381,071	2.62%	10.68%
Templeton NVIT International Value Fund - Class III (NVTIV3)
2017	0.00%	56,049	19.09	1,070,061	2.08%	22.72%
2016	0.00%	56,090	15.56	872,615	2.19%	1.12%
2015	0.00%	52,105	15.39	801,675	1.85%	-3.90%
2014	0.00%	51,746	16.01	828,480	3.69%	-8.15%
2013	0.00%	51,705	17.43	901,241	1.95%	20.09%
Invesco NVIT Comstock Value Fund - Class I (EIF)
2017	0.00%	105,078	25.22	2,650,441	3.18%	18.00%
2016	0.00%	92,314	21.38	1,973,374	2.77%	17.89%
2015	0.00%	86,860	18.13	1,575,057	1.62%	-6.30%
2014	0.00%	82,984	19.35	1,605,920	1.87%	9.17%
2013	0.00%	65,274	17.73	1,157,106	0.00%	35.64%
NVIT Real Estate Fund - Class I (NVRE1)
2017	0.00%	808,062	17.04	13,771,204	2.35%	6.50%
2016	0.00%	717,274	16.00	11,478,301	2.30%	7.35%
2015	0.00%	581,175	14.91	8,663,805	2.94%	-5.36%
2014	0.00%	497,732	15.75	7,839,885	3.25%	28.88%
2013	0.00%	438,421	12.22	5,358,066	1.73%	3.05%
Loring Ward NVIT Capital Appreciation Fund - Class P (NVLCAP)
2017	0.00%	13,557	15.09	204,587	1.45%	17.98%
2016	0.00%	19,110	12.79	244,444	2.35%	11.54%
2015	0.00%	11,510	11.47	131,996	4.05%	-3.00%
2014	0.00%	2,410	11.82	28,493	2.57%	3.34%
2013	0.00%	1,092	11.44	12,494	2.26%	14.41%	****
Loring Ward NVIT Moderate Fund - Class P (NVLMP)
2017	0.00%	75,731	14.03	1,062,161	1.62%	14.00%
2016	0.00%	68,392	12.30	841,429	1.51%	8.96%
2015	0.00%	64,488	11.29	728,131	2.23%	-1.70%
2014	0.00%	50,922	11.49	584,877	4.29%	2.09%
2013	0.00%	821	11.25	9,237	5.22%	12.51%	****
NVIT Small Cap Index Fund Class II (NVSIX2)
2017	0.00%	464,059	17.40	8,075,992	0.98%	14.18%
2016	0.00%	366,620	15.24	5,587,881	1.46%	20.87%
2015	0.00%	199,927	12.61	2,521,066	1.51%	-4.88%
2014	0.00%	89,884	13.26	1,191,600	1.19%	4.55%
2013	0.00%	36,792	12.68	466,520	2.64%	26.80%	****
NVIT S&P 500 Index Fund Class I (GVEX1)
2017	0.00%	1,967,555	18.42	36,241,814	2.06%	21.53%
2016	0.00%	1,441,302	15.16	21,845,378	2.36%	11.66%
2015	0.00%	819,523	13.57	11,123,741	2.51%	1.16%
2014	0.00%	384,476	13.42	5,158,659	2.94%	13.36%
2013	0.00%	137,283	11.84	1,624,875	4.33%	18.36%	****

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Short Duration Bond Portfolio - I Class Shares (AMTB)
2017	0.00%	48,450	$12.44	$602,666	1.44%	0.89%
2016	0.00%	47,033	12.33	579,872	1.24%	1.22%
2015	0.00%	44,126	12.18	537,479	1.37%	0.18%
2014	0.00%	55,145	12.16	670,464	1.73%	0.61%
2013	0.00%	74,467	12.08	899,896	2.43%	0.62%
Mid-Cap Growth Portfolio - S Class Shares (AMMCGS)
2017	0.00%	2,482	12.46	30,914	0.00%	24.56%
2016	0.00%	2,297	10.00	22,968	0.00%	4.16%
2015	0.00%	5,594	9.60	53,701	0.00%	-4.00%	****
Socially Responsive Portfolio - I Class Shares (AMSRS)
2017	0.00%	4,834	27.99	135,299	0.50%	18.43%
2016	0.00%	5,657	23.63	133,696	0.70%	9.86%
2015	0.00%	6,205	21.51	133,483	0.47%	-0.46%
2014	0.00%	8,644	21.61	186,817	0.39%	10.38%
2013	0.00%	8,706	19.58	170,461	0.69%	37.60%
TOPS Managed Risk Balanced ETF Portfolio - Class 3 (NOTB3)
2017	0.00%	158,248	11.90	1,883,707	1.50%	10.58%
2016	0.00%	145,440	10.76	1,565,545	1.38%	6.02%
2015	0.00%	68,339	10.15	693,845	1.23%	-4.54%
2014	0.00%	49,812	10.64	529,777	1.10%	3.00%
2013	0.00%	24,676	10.33	254,810	1.18%	3.26%	****
TOPS Managed Risk Growth ETF Portfolio - Class 3 (NOTG3)
2017	0.00%	247,982	12.42	3,080,200	1.58%	17.45%
2016	0.00%	195,061	10.58	2,062,864	1.70%	5.51%
2015	0.00%	149,849	10.02	1,502,005	1.54%	-9.22%
2014	0.00%	66,382	11.04	732,931	1.64%	1.18%
2013	0.00%	4,285	10.91	46,758	0.56%	9.12%	****
TOPS Managed Risk Moderate Growth ETF Portfolio - Class 3 (NOTMG3)
2017	0.00%	177,464	12.38	2,196,461	1.59%	13.83%
2016	0.00%	166,044	10.87	1,805,368	1.61%	6.14%
2015	0.00%	47,282	10.24	484,331	1.29%	-6.46%
2014	0.00%	39,788	10.95	435,725	1.43%	2.75%
2013	0.00%	12,476	10.66	132,970	1.11%	6.58%	****
Global Securities Fund/VA - Non-Service Shares (OVGS)
2017	0.00%	194,558	21.41	4,164,551	0.87%	36.66%
2016	0.00%	211,761	15.66	3,316,742	1.11%	0.08%
2015	0.00%	211,247	15.65	3,305,980	1.31%	3.94%
2014	0.00%	181,521	15.06	2,732,979	1.12%	2.29%
International Growth Fund/VA - Non-Service Shares (OVIG)
2017	0.00%	152,357	11.64	1,772,913	1.46%	26.29%
2016	0.00%	102,503	9.21	944,473	1.16%	-2.12%
2015	0.00%	44,698	9.41	420,761	0.95%	3.43%
2014	0.00%	5,259	9.10	47,862	0.26%	-8.99%	****
Main Street Fund(R)/VA - Non-Service Shares (OVGI)
2017	0.00%	101,460	27.18	2,757,541	1.28%	16.91%
2016	0.00%	95,363	23.25	2,216,969	1.05%	11.62%
2015	0.00%	81,978	20.83	1,707,451	1.11%	3.33%
2014	0.00%	114,266	20.16	2,303,290	0.75%	10.70%
2013	0.00%	73,971	18.21	1,346,894	1.08%	31.77%
Main Street Small- & Mid-Cap Fund(R)/VA - Non-Service Shares (OVSC)
2017	0.00%	77,458	31.58	2,445,884	0.86%	14.16%
2016	0.00%	73,488	27.66	2,032,766	0.51%	18.05%
2015	0.00%	70,071	23.43	1,641,855	0.92%	-5.90%
2014	0.00%	66,904	24.90	1,665,918	0.84%	11.93%
2013	0.00%	77,262	22.25	1,718,731	0.97%	41.01%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Global Strategic Income Fund/VA: Non-service Shares (OVSB)
2017	0.00%	43,130	$11.57	$498,956	2.30%	6.27%
2016	0.00%	41,201	10.89	448,509	5.08%	6.53%
2015	0.00%	42,312	10.22	432,359	5.97%	-2.26%
2014	0.00%	45,104	10.45	471,547	2.70%	2.84%
2013	0.00%	18,724	10.17	190,349	4.57%	-0.13%
All Asset Portfolio - Administrative Class (PMVAAA)
2017	0.00%	52,311	12.61	659,392	4.71%	13.54%
2016	0.00%	54,627	11.10	606,461	2.72%	12.93%
2015	0.00%	50,255	9.83	494,046	3.53%	-8.99%
2014	0.00%	43,417	10.80	468,968	5.66%	0.47%
2013	0.00%	23,803	10.75	255,895	4.60%	0.27%
CommodityRealReturn(R) Strategy Portfolio - Administrative Class (PMVRSA)
2017	0.00%	422,955	6.49	2,746,634	10.83%	2.15%
2016	0.00%	273,721	6.36	1,740,064	1.18%	15.16%
2015	0.00%	159,212	5.52	878,918	2.09%	-25.70%
2014	0.00%	15,319	7.43	113,826	0.42%	-25.70%	****
Foreign Bond Portfolio (Unhedged) - Administrative Class (PMVFBA)
2017	0.00%	63,546	13.69	870,114	1.68%	10.85%
2016	0.00%	59,943	12.35	740,475	1.21%	3.01%
2015	0.00%	60,781	11.99	728,915	1.51%	-7.08%
2014	0.00%	71,102	12.91	917,683	2.10%	0.40%
2013	0.00%	73,260	12.85	941,753	1.79%	-6.47%
Low Duration Portfolio - Administrative Class (PMVLDA)
2017	0.00%	320,821	12.93	4,146,637	1.34%	1.35%
2016	0.00%	299,290	12.75	3,816,695	1.49%	1.41%
2015	0.00%	292,515	12.58	3,678,571	3.45%	0.31%
2014	0.00%	311,781	12.54	3,908,779	1.14%	0.85%
2013	0.00%	261,520	12.43	3,251,061	1.43%	-0.13%
Total Return Portfolio - Administrative Class (PMVTRA)
2017	0.00%	627,442	12.26	7,689,732	2.02%	4.92%
2016	0.00%	505,653	11.68	5,906,439	2.07%	2.69%
2015	0.00%	440,626	11.38	5,012,259	5.51%	0.44%
2014	0.00%	293,604	11.33	3,325,356	2.35%	4.27%
2013	0.00%	192,991	10.86	2,096,284	2.21%	-1.96%
Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)
2017	0.00%	6,810	13.53	92,147	0.33%	13.11%
2016	0.00%	6,093	11.96	72,889	0.30%	4.34%
2015	0.00%	5,234	11.47	60,010	0.13%	-5.82%
2014	0.00%	2,097	12.17	25,528	0.05%	3.95%
2013	0.00%	1,089	11.71	12,754	0.11%	13.57%
VT International Value Fund: Class IA (PVIVIA)
2017	0.00%	252	10.70	2,697	0.00%	7.03%	****
VT Equity Income Fund: Class IA (PVEIIA)
2017	0.00%	61	11.03	673	0.00%	10.32%	****
Variable Fund - Multi-Hedge Strategies (RVARS)
2017	0.00%	63,000	10.99	692,546	0.00%	3.67%
2016	0.00%	41,437	10.60	439,364	0.10%	-0.48%
2015	0.00%	33,423	10.65	356,113	0.63%	1.85%
2014	0.00%	23,012	10.46	240,736	0.00%	4.66%
2013	0.00%	11,245	10.00	112,401	0.00%	-0.04%	****
T. Rowe Price Health Sciences Portfolio (TRHSP)
2017	0.00%	482,396	28.11	13,562,105	0.00%	27.58%
2016	0.00%	459,805	22.04	10,132,190	0.00%	-10.48%
2015	0.00%	410,034	24.62	10,093,566	0.00%	12.76%
2014	0.00%	306,853	21.83	6,698,898	0.00%	31.57%
2013	0.00%	176,380	16.59	2,926,699	0.00%	50.86%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Health Sciences Portfolio - II (TRHS2)
2017	0.00%	42,132	$38.83	$1,636,163	0.00%	27.31%
2016	0.00%	36,976	30.50	1,127,938	0.00%	-10.72%
2015	0.00%	53,571	34.17	1,830,282	0.00%	12.47%
2014	0.00%	53,615	30.38	1,628,684	0.00%	31.22%
2013	0.00%	55,307	23.15	1,280,328	0.00%	50.51%
VIP Trust Global Hard Assets Fund - Initial Class (VWHA)
2017	0.00%	318,061	8.26	2,626,353	0.00%	-1.70%
2016	0.00%	328,844	8.40	2,762,306	0.36%	43.71%
2015	0.00%	325,022	5.85	1,899,807	0.03%	-33.45%
2014	0.00%	247,769	8.78	2,176,042	0.08%	-19.10%
2013	0.00%	195,493	10.86	2,122,341	0.63%	10.53%
Ivy Funds VIP - Pathfinder Moderately Aggressive - Managed Volatility (WRPMAV)
2017	0.00%	19,898	12.18	242,401	0.44%	15.70%
2016	0.00%	17,399	10.53	183,202	0.93%	2.36%
2015	0.00%	10,519	10.29	108,206	0.00%	-0.71%
2014	0.00%	680	10.36	7,045	1.15%	3.60%	****
Ivy Funds VIP - Pathfinder Moderate - Managed Volatility (WRPMMV)
2017	0.00%	18,201	11.94	217,326	0.45%	13.80%
2016	0.00%	16,308	10.49	171,111	0.57%	1.81%
2015	0.00%	11,607	10.31	119,618	0.00%	-0.43%
2014	0.00%	8,102	10.35	83,854	1.40%	3.50%	****
Variable Insurance Portfolios - Asset Strategy (WRASP)
2017	0.00%	775,408	14.35	11,123,674	1.58%	18.27%
2016	0.00%	829,304	12.13	10,058,879	0.58%	-2.57%
2015	0.00%	883,083	12.45	10,993,504	0.36%	-8.35%
2014	0.00%	788,389	13.58	10,708,359	0.47%	-5.26%
2013	0.00%	638,838	14.34	9,159,250	1.26%	25.13%
Variable Insurance Portfolios - Balanced (WRBP)
2017	0.00%	26,009	19.42	505,051	1.61%	11.37%
2016	0.00%	25,157	17.44	438,640	1.23%	2.03%
2015	0.00%	21,048	17.09	359,696	0.90%	-0.32%
2014	0.00%	20,054	17.15	343,827	0.85%	7.57%
2013	0.00%	13,424	15.94	213,949	1.43%	23.70%
Variable Insurance Portfolios - Bond (WRBDP)
2017	0.00%	55,687	14.57	811,608	1.59%	4.01%
2016	0.00%	53,743	14.01	753,046	2.37%	4.03%
2015	0.00%	54,763	13.47	737,588	2.92%	0.20%
2014	0.00%	57,305	13.44	770,279	3.81%	4.34%
2013	0.00%	51,425	12.88	662,510	3.41%	-2.09%
Variable Insurance Portfolios - Core Equity (WRCEP)
2017	0.00%	43,740	24.07	1,052,761	0.44%	20.75%
2016	0.00%	39,895	19.93	795,194	0.44%	3.74%
2015	0.00%	37,756	19.21	725,440	0.36%	-0.69%
2014	0.00%	35,630	19.35	689,372	0.49%	9.68%
2013	0.00%	33,450	17.64	590,083	0.54%	33.51%
Variable Insurance Portfolios - Dividend Opportunities (WRDIV)
2017	0.00%	40,229	18.68	751,394	1.25%	15.56%
2016	0.00%	40,070	16.16	647,647	1.25%	6.95%
2015	0.00%	41,769	15.11	631,213	1.29%	-2.06%
2014	0.00%	44,520	15.43	686,904	1.16%	9.84%
2013	0.00%	41,681	14.05	585,492	1.57%	29.61%
Variable Insurance Portfolios - Energy (WRENG)
2017	0.00%	39,794	9.07	361,003	0.82%	-12.64%
2016	0.00%	35,294	10.38	366,522	0.14%	34.55%
2015	0.00%	33,949	7.72	262,020	0.06%	-22.14%
2014	0.00%	27,758	9.91	275,166	0.00%	-10.56%
2013	0.00%	23,693	11.08	262,601	0.00%	27.76%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Variable Insurance Portfolios - Global Bond (WRGBP)
2017	0.00%	7,453	$11.72	$87,318	2.65%	4.27%
2016	0.00%	6,312	11.24	70,924	3.39%	7.04%
2015	0.00%	4,841	10.50	50,819	3.63%	-2.65%
2014	0.00%	5,281	10.78	56,950	2.14%	0.18%
2013	0.00%	3,428	10.76	36,899	0.00%	1.74%
Variable Insurance Portfolios - Global Natural Resources (WRGNR)
2017	0.00%	105,081	6.33	664,713	0.13%	2.97%
2016	0.00%	98,985	6.14	608,101	0.69%	23.81%
2015	0.00%	98,330	4.96	487,905	0.10%	-22.39%
2014	0.00%	86,252	6.39	551,472	0.00%	-13.04%
2013	0.00%	75,192	7.35	552,820	0.00%	7.80%
Variable Insurance Portfolios - Growth (WRGP)
2017	0.00%	40,853	24.99	1,020,823	0.25%	29.34%
2016	0.00%	39,645	19.32	765,929	0.02%	1.22%
2015	0.00%	42,679	19.09	814,572	0.11%	7.17%
2014	0.00%	37,725	17.81	671,857	0.40%	11.81%
2013	0.00%	32,495	15.93	517,582	0.42%	36.46%
Variable Insurance Portfolios - High Income (WRHIP)
2017	0.00%	168,597	21.96	3,701,581	5.56%	6.68%
2016	0.00%	161,734	20.58	3,328,616	7.47%	16.19%
2015	0.00%	175,522	17.71	3,109,144	6.21%	-6.50%
2014	0.00%	175,721	18.95	3,329,223	4.46%	1.90%
2013	0.00%	132,052	18.59	2,455,110	4.37%	10.50%
Variable Insurance Portfolios - International Growth (WRIP)
2017	0.00%	38,940	16.23	631,817	0.05%	24.52%
2016	0.00%	38,030	13.03	495,537	0.22%	-3.04%
2015	0.00%	39,844	13.44	535,443	0.43%	3.39%
2014	0.00%	39,416	13.00	512,304	2.08%	0.96%
2013	0.00%	34,299	12.87	441,577	0.88%	19.23%
Variable Insurance Portfolios - International Core Equity (WRI2P)
2017	0.00%	35,485	16.60	589,218	1.39%	23.15%
2016	0.00%	32,614	13.48	439,727	1.33%	1.08%
2015	0.00%	33,339	13.34	444,685	1.31%	-0.94%
2014	0.00%	33,062	13.46	445,162	2.46%	1.44%
2013	0.00%	29,839	13.27	396,049	1.57%	24.91%
Variable Insurance Portfolios - Limited-Term Bond (WRLTBP)
2017	0.00%	3,374	11.06	37,307	1.58%	1.40%
2016	0.00%	2,904	10.90	31,667	1.49%	1.94%
2015	0.00%	2,057	10.70	22,003	1.78%	0.87%
2014	0.00%	1,038	10.60	11,007	0.61%	0.97%
2013	0.00%	636	10.50	6,679	0.00%	-0.54%
Variable Insurance Portfolios - Micro Cap Growth (WRMIC)
2017	0.00%	15,010	22.05	330,953	0.00%	8.83%
2016	0.00%	14,166	20.26	287,007	0.00%	13.29%
2015	0.00%	14,352	17.88	256,658	0.00%	-9.16%
2014	0.00%	14,079	19.69	277,165	0.00%	-1.74%
2013	0.00%	15,170	20.04	303,932	0.00%	57.28%
Variable Insurance Portfolios - Mid Cap Growth (WRMCG)
2017	0.00%	79,195	28.34	2,244,430	0.00%	26.89%
2016	0.00%	80,928	22.33	1,807,436	0.00%	6.12%
2015	0.00%	78,294	21.05	1,647,831	0.00%	-5.78%
2014	0.00%	76,723	22.34	1,713,817	0.00%	7.87%
2013	0.00%	47,242	20.71	978,291	0.00%	29.94%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Variable Insurance Portfolios - Money Market (WRMMP)
2017	0.00%	22,369	$10.26	$229,563	0.58%	0.59%
2016	0.00%	21,205	10.20	216,350	0.12%	0.13%
2015	0.00%	21,435	10.19	218,415	0.02%	0.02%
2014	0.00%	24,098	10.19	245,499	0.02%	0.02%
2013	0.00%	14,649	10.19	149,206	0.02%	0.02%
Variable Insurance Portfolios - Pathfinder Aggressive (WRPAP)
2017	0.00%	70,963	20.18	1,432,191	0.89%	19.83%
2016	0.00%	71,542	16.84	1,204,894	1.49%	4.80%
2015	0.00%	71,509	16.07	1,149,131	2.66%	0.34%
2014	0.00%	54,841	16.02	878,300	0.83%	4.86%
2013	0.00%	47,599	15.27	726,995	1.25%	27.13%
Variable Insurance Portfolios - Pathfinder Conservative (WRPCP)
2017	0.00%	19,521	16.20	316,308	0.75%	10.51%
2016	0.00%	25,268	14.66	370,495	1.16%	2.84%
2015	0.00%	24,921	14.26	355,308	1.15%	0.45%
2014	0.00%	22,646	14.19	321,424	1.06%	3.39%
2013	0.00%	20,523	13.73	281,738	1.68%	14.75%
Variable Insurance Portfolios - Pathfinder Moderate (WRPMP)
2017	0.00%	226,959	18.14	4,116,923	0.75%	14.69%
2016	0.00%	224,105	15.82	3,544,318	1.26%	3.64%
2015	0.00%	211,475	15.26	3,226,948	1.66%	0.32%
2014	0.00%	194,879	15.21	2,964,257	1.01%	4.24%
2013	0.00%	180,214	14.59	2,629,772	1.11%	20.83%
Variable Insurance Portfolios - Pathfinder Moderately Aggressive (WRPMAP)
2017	0.00%	330,943	19.11	6,325,285	0.80%	16.72%
2016	0.00%	305,075	16.38	4,995,693	1.57%	4.52%
2015	0.00%	273,926	15.67	4,291,702	2.27%	0.06%
2014	0.00%	233,464	15.66	3,655,574	0.99%	4.61%
2013	0.00%	203,816	14.97	3,050,600	1.13%	23.81%
Variable Insurance Portfolios - Pathfinder Moderately Conservative (WRPMCP)
2017	0.00%	25,929	17.21	446,129	0.81%	12.77%
2016	0.00%	26,886	15.26	410,226	1.26%	3.10%
2015	0.00%	26,953	14.80	398,882	1.51%	0.33%
2014	0.00%	28,051	14.75	413,773	0.95%	3.88%
2013	0.00%	25,181	14.20	357,569	1.28%	17.71%
Variable Insurance Portfolios - Real Estate Securities (WRRESP)
2017	0.00%	12,914	19.39	250,445	1.32%	5.39%
2016	0.00%	13,098	18.40	241,032	1.04%	4.26%
2015	0.00%	13,130	17.65	231,737	1.00%	4.78%
2014	0.00%	16,165	16.84	272,280	0.99%	30.17%
2013	0.00%	13,656	12.94	176,713	1.28%	1.13%
Variable Insurance Portfolios - Science and Technology (WRSTP)
2017	0.00%	57,612	30.33	1,747,311	0.00%	32.12%
2016	0.00%	59,608	22.96	1,368,386	0.00%	1.54%
2015	0.00%	54,747	22.61	1,237,707	0.00%	-2.88%
2014	0.00%	49,900	23.28	1,161,570	0.00%	2.91%
2013	0.00%	45,529	22.62	1,029,846	0.00%	56.38%
Variable Insurance Portfolios - Small Cap Growth (WRSCP)
2017	0.00%	27,598	21.92	604,822	0.00%	23.12%
2016	0.00%	25,978	17.80	462,423	0.00%	2.91%
2015	0.00%	27,893	17.30	482,448	0.00%	1.88%
2014	0.00%	24,056	16.98	408,393	0.00%	1.59%
2013	0.00%	20,355	16.71	340,138	0.00%	43.36%
Variable Insurance Portfolios - Small Cap Value (WRSCV)
2017	0.00%	11,906	26.63	317,010	0.00%	13.73%
2016	0.00%	12,660	23.41	296,402	0.40%	28.88%
2015	0.00%	13,964	18.17	253,676	0.09%	-5.58%
2014	0.00%	14,649	19.24	281,862	0.09%	7.05%
2013	0.00%	14,244	17.97	256,027	0.84%	33.53%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***
Variable Insurance Portfolios - Value (WRVP)
2017	0.00%	16,590	$23.27	$386,094	1.41%	12.49%
2016	0.00%	15,404	20.69	318,678	1.17%	11.14%
2015	0.00%	15,954	18.61	296,974	0.76%	-3.91%
2014	0.00%	13,733	19.37	266,046	1.06%	10.94%
2013	0.00%	12,223	17.46	213,435	0.78%	35.34%
Advantage VT Small Cap Growth Fund - Class 2 (WFVSCG)
2017	0.00%	49,488	33.44	1,654,734	0.00%	25.86%
2016	0.00%	37,321	26.57	991,523	0.00%	7.75%
2015	0.00%	34,719	24.66	856,078	0.00%	-2.88%
2014	0.00%	39,011	25.39	990,453	0.00%	-1.88%
2013	0.00%	34,700	25.87	897,854	0.00%	50.23%
Global Securities Fund/VA - Class 3 (obsolete) (OVGS3)
2013	0.00%	112,470	20.71	2,328,942	1.30%	27.34%
Templeton Developing Markets Securities Fund - Class 3 (obsolete) (FTVDM3)
2013	0.00%	32,076	19.12	613,280	1.92%	-0.97%
Templeton Foreign Securities Fund - Class 3 (obsolete) (TIF3)
2013	0.00%	39,434	18.24	719,139	2.49%	22.98%
Templeton Global Bond Securities Fund - Class 3 (obsolete) (FTVGI3)
2013	0.00%	108,142	20.70	2,238,594	4.83%	1.64%
Investors Growth Stock Series - Initial Class (obsolete) (MIGIC)
2014	0.00%	460	21.46	9,871	0.31%	11.45%
2013	0.00%	437	19.25	8,414	0.59%	30.29%
Federated NVIT High Income Bond Fund - Class III (obsolete) (HIBF3)
2013	0.00%	182,265	18.20	3,317,703	6.89%	6.94%
NVIT Emerging Markets Fund - Class III (obsolete) (GEM3)
2013	0.00%	273,011	19.48	5,318,659	1.29%	0.75%
NVIT International Equity Fund - Class III (obsolete) (GIG3)
2013	0.00%	42,501	11.52	489,557	0.62%	17.81%
VIP Overseas Portfolio - Service Class R (obsolete) (FOSR)
2014	0.00%	121,476	16.56	2,011,061	1.30%	-8.18%
2013	0.00%	113,452	18.03	2,045,465	1.43%	30.30%
NVIT International Index Fund - Class VI (obsolete) (GVIX6)
2013	0.00%	260,837	11.84	3,088,679	2.87%	21.27%
NVIT Multi-Manager International Growth Fund - Class III (obsolete) (NVMIG3)
2013	0.00%	98,964	12.17	1,204,056	1.39%	21.34%
NVIT Multi-Manager International Value Fund - Class III (obsolete) (GVDIV3)
2013	0.00%	90,865	12.78	1,160,819	2.30%	21.42%
American Century NVIT Growth Fund - Class I (obsolete) (CAF)
2015	0.00%	104,079	15.81	1,645,914	0.34%	4.67%
2014	0.00%	106,354	15.11	1,606,880	0.40%	11.33%
2013	0.00%	58,806	13.57	798,071	0.78%	29.74%
Small-Cap Growth Portfolio - S Class Shares (obsolete) (AMFAS)
2014	0.00%	1,750	16.13	28,219	0.00%	3.47%
2013	0.00%	1,218	15.58	18,982	0.00%	45.83%

2017	Contract Owners’ Equity:				$867,345,870
2016	Contract Owners’ Equity:				$676,479,788
2015	Contract Owners’ Equity:				$534,651,674
2014	Contract Owners’ Equity:				$448,131,939
2013	Contract Owners’ Equity:				$353,512,339
*	This represents the annual policy expense rate of the variable account at the period end indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to policyholder accounts through the redemption of units.
**	This represents the ratio of dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by monthly average net assets (excluding months where net assets are zero). The investment income ratio for subaccounts initially funded during the period presented has not been annualized. The ratios exclude those expenses that result in direct reductions to the policyholder accounts through reductions in unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
***	This represents the total return for the period. The total returns do not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total Return is not annualized if the underlying mutual fund option was initially added and funded.
****	Subaccounts denoted indicate the underlying mutual fund option was initially added and funded during the period presented. Prior period presentation, which indicated the date the underlying mutual fund was initially added and funded, has been updated to conform with current period presentation.